   As filed with the Securities and Exchange Commission on December 10, 1999.

                                                           Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                    FORM S-1

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           ONYX ACCEPTANCE CORPORATION
-------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

           DELAWARE                               6141                          33-0577635
--------------------------------       ----------------------------       -----------------------
  (State or other jurisdiction         (Primary Standard Industrial          (I.R.S. Employer
of incorporation or organization)       Classification Code Number)       (Identification Number)

                       27051 TOWNE CENTRE DRIVE, SUITE 100
                        FOOTHILL RANCH, CALIFORNIA 92610
                                 (949) 465-3900
--------------------------------------------------------------------------------
               (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                  DON P. DUFFY
              EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                       27051 TOWNE CENTRE DRIVE, SUITE 100
                        FOOTHILL RANCH, CALIFORNIA 92610
                                 (949) 465-3900
--------------------------------------------------------------------------------
                (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                   ----------

                                   copies to:

      J. KEVIN BOARDMAN                    MICHAEL A. KRAHELSKI                       MARK A. LINDGREN
    ANDREWS & KURTH L.L.P.              ONYX ACCEPTANCE CORPORATION              LEONARD, STREET AND DEINARD
1717 MAIN STREET, SUITE 3700        27051 TOWNE CENTRE DRIVE, SUITE 100            PROFESSIONAL ASSOCIATION
     DALLAS, TEXAS 75201             FOOTHILL RANCH, CALIFORNIA 92610         150 SOUTH FIFTH STREET, SUITE 2300
       (214) 659-4400                         (949) 465-3900                    MINNEAPOLIS, MINNESOTA 55402
                                                                                   (612) 335-1500


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.

                                   ----------

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

                                   ----------

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

===================================================================================================================
                                     AMOUNT      PROPOSED MAXIMUM     PROPOSED MAXIMUM
  TITLE OF EACH CLASS OF              TO BE        OFFERING PRICE     AGGREGATE OFFERING       AMOUNT OF
SECURITIES TO BE REGISTERED        REGISTERED(1)    PER SECURITY           PRICE(2)         REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------
Subordinated Notes due 2006.....   $23,000,000         $1,000             $23,000,000            $6,072
===================================================================================================================

(1) Includes $3,000,000 principal amount of subordinated notes that the underwriter has the option to purchase to cover over-allotments, if any.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(o).

                                   ----------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

        THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                             SUBJECT TO COMPLETION
                 PRELIMINARY PROSPECTUS DATED DECEMBER 10, 1999
PROSPECTUS

                                      LOGO

                                  $20,000,000

                          ONYX ACCEPTANCE CORPORATION

                   % SUBORDINATED NOTES DUE                  , 2006
                            ------------------------

     The notes will mature and their principal will be payable on
               , 2006. They will bear interest at a rate of      % per year, and
we will make the first interest payment on             , 2000. After that, we
will pay interest on the notes each year on the 15th of                ,
               ,                and                . The notes are unsecured
obligations and your right to payment is subordinated in right of payment to all
of our senior indebtedness. We cannot redeem the notes prior to             ,
2002. On and after             , 2002, we may redeem all or a portion of the
notes at certain prices described in this prospectus. You may require us to repurchase the notes if we experience a change in control.

     The notes will not be listed on any securities exchange or quoted on Nasdaq or any over-the-counter market. Miller & Schroeder, the underwriter, may make a market in the notes, but it is not obligated to do so.

     INVESTING IN THE NOTES INVOLVES RISKS WHICH ARE DESCRIBED IN "RISK FACTORS" BEGINNING ON PAGE 8 OF THIS PROSPECTUS.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
                            ------------------------

                                                              PER NOTE    TOTAL
                                                              --------   --------
Public offering price.......................................
Underwriting discounts and commissions......................
Proceeds to Onyx, before expenses...........................

     The underwriter may also purchase up to an additional $3,000,000 principal amount of notes at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments.

     The underwriter expects to deliver the notes through the facilities of The
Depository Trust Company against payment in New York, New York on             ,
2000.
                            ------------------------

                            Miller & Schroeder logo
                            ------------------------

           The date of this Prospectus is                     , 2000.

     Onyx Acceptance Corporation provides prime and near-prime automobile lending to franchise and select independent car dealers. It provides service to those dealers from its auto finance centers throughout the United States. Since its inception in 1993, Onyx has purchased and securitized publicly over $3.4 billion in auto receivables. Onyx services its retail customers from its Foothill Ranch complex in California.

                                                                                           NINE MONTHS
                                                YEARS ENDED DECEMBER 31,                      ENDED
                                  -----------------------------------------------------   SEPTEMBER 30,
                                   1994       1995       1996       1997        1998          1999
                                  -------   --------   --------   --------   ----------   -------------
                                              (IN THOUSANDS, EXCEPT FOR PER SHARE AMOUNTS)
Total revenues..................  $ 2,095   $  5,618   $ 22,627   $ 33,811   $   60,392    $   65,867
Net income (loss)...............   (4,081)    (3,763)     6,116      1,302        6,075         7,162
Net income (loss) per diluted
  share.........................  $ (1.89)  $  (1.68)  $   1.09   $   0.21   $     0.95    $     1.10
Diluted shares outstanding......    2,158      2,234      5,585      6,294        6,425         6,528
          Total assets..........  $57,095   $136,077   $ 54,083   $141,836   $  275,422    $  342,294
Stockholders' equity
  (deficit).....................   (4,122)    (7,896)    36,358     37,717       43,824        50,708
Servicing portfolio at period
  end...........................   74,581    218,207    400,665    757,277    1,345,961     1,924,881
Contracts purchased.............   85,723    199,397    319,840    605,905    1,038,535     1,130,634

             [Bar Chart]                              [Bar Chart]

[Bar chart showing dollar amount of      [Bar chart showing the number of
revenues for the years ended December    contracts purchased for the years
31, 1994, 1995, 1996, 1997 and 1998      ended December 31, 1994, 1995, 1996,
and for the nine months ended            1997 and 1998 and for the nine months
September 30, 1999]                      ended September 30, 1999]

             [Bar Chart]                              [Bar Chart]

[Bar chart showing dollar amount of      [Bar chart showing the number of
servicing portfolio for the years        dealer relationships for each quarter
ended December 31, 1994, 1995, 1996,     from the fourth quarter of 1997
1997 and 1998 and for the nine months    through the third quarter of 1999]
ended September 30, 1999]

                                TABLE OF CONTENTS

                                                                        Page
                                                                        ----
PROSPECTUS SUMMARY .................................................      1
         Onyx ......................................................      1
         Business ..................................................      1
         The Offering ..............................................      3
         Summary Financial Data ....................................      6

RISK FACTORS .......................................................      8
         Risk Factors Relating to the Notes ........................      8
         Risk Factors Relating to Onyx .............................     10
         Risks Associated with the Year 2000 Problem ...............     16

USE OF PROCEEDS ....................................................     18

CAPITALIZATION .....................................................     18

SELECTED FINANCIAL DATA ............................................     18

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
  CONDITION AND RESULTS OF OPERATIONS ..............................     21
         Overview ..................................................     21
         Results of Operations .....................................     24
         Financial Condition .......................................     27
         Liquidity and Capital Resources ...........................     32
         Securitizations ...........................................     34
         Interest Rate Exposure and Hedging ........................     35
         Dividend Policy ...........................................     35
         New Accounting Pronouncements .............................     36
         Year 2000 Compliance ......................................     36

BUSINESS ...........................................................     37
         General ...................................................     37
         Background ................................................     37
         Market and Competition ....................................     37
         Business Strategy .........................................     37
         Operations ................................................     39
         Underwriting and Purchasing of Contracts ..................     40
         Servicing Procedures ......................................     44
         Collection Procedures .....................................     44
         Modifications and Extensions ..............................     45
         Insurance .................................................     46
         Financing and Sale of Contracts ...........................     46
         Government Regulation .....................................     46
         Litigation ................................................     48
         Employees .................................................     48
         Properties ................................................     49

MANAGEMENT .........................................................     50
         Directors and Executive Officers ..........................     50
         Executive Compensation ....................................     51

                                                                        Page
                                                                        ----
         Directors' Compensation ...................................     54
         Employment Agreements .....................................     55
         Stock Option Grants .......................................     55
         Compensation Committee Interlocks and Insider Participation     55

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS .....................     55
         Certain Business Relationships ............................     55
         Indebtedness of Management ................................     55

PRINCIPAL STOCKHOLDERS .............................................     56

DESCRIPTION OF THE NOTES ...........................................     58
         General ...................................................     58
         Interest ..................................................     58
         Optional Redemption By Us .................................     59
         Repurchase at Option of Holder ............................     59
         Subordination .............................................     60
         Events of Default And Remedies ............................     61
         Restrictive Covenants .....................................     62
         Modifications of the Indenture ............................     65
         Satisfaction and Discharge ................................     66
         Defeasance and Covenant Defeasance ........................     66
         Governing Law .............................................     67
         Concerning the Trustee ....................................     67

UNDERWRITING .......................................................     67

LEGAL MATTERS ......................................................     69

EXPERTS ............................................................     69

WHERE YOU CAN FIND MORE INFORMATION ................................     69

GLOSSARY ...........................................................     71

INDEX TO FINANCIAL STATEMENTS ......................................     73

                           FORWARD LOOKING STATEMENTS

         This prospectus contains certain statements of a forward-looking nature relating to future events or our future performance. These forward-looking statements are based on our current expectations, assumptions, estimates and projections about us and our industry. When used in this prospectus, the words "expects," "believes," "anticipates," "estimates," "intends" and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements of our plans, strategies and prospects under the captions "Prospectus Summary," "Risk Factors," "Use of Proceeds," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and other statements contained elsewhere in this prospectus.

         These forward-looking statements are only predictions and are subject to risks and uncertainties that could cause actual events or results to differ materially from those projected. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus. We assume no obligation to update these forward looking statements publicly for any reason. Actual results could differ materially from those anticipated in these forward-looking statements.

                               PROSPECTUS SUMMARY

         This summary highlights selected information from this prospectus and may not contain all the information that may be important to you. You should read the entire prospectus, including the financial data and related notes, before making an investment decision. Unless we state otherwise, the terms "Onyx," "our, "and "we" refer to Onyx Acceptance Corporation and its subsidiaries, and the term "notes" refers to the ___% Subordinated Notes due _____ 2006 we are offering pursuant to this prospectus. Certain industry terms that we use are defined in the Glossary which begins on page 71.

                                      ONYX

         We are a specialized consumer finance company engaged principally in the business of providing indirect automobile financing to franchised new car dealerships and select used car dealerships throughout the United States. We primarily purchase motor vehicle contracts from such dealerships. We focus our efforts on acquiring motor vehicle contracts that are secured by late model used motor vehicles and, to a lesser extent, new motor vehicles, that were entered into with purchasers whom we believe have favorable credit profiles. We generate revenues primarily through the purchase, warehousing, securitization and ongoing servicing of motor vehicle contracts. Since we started purchasing, originating and servicing motor vehicle contracts in February 1994, we have purchased or originated more than $3.4 billion in motor vehicle contracts from approximately 7,100 dealers, and we have expanded our operations from a single office in Orange County, California to major markets throughout the United States.

                                    BUSINESS

         Our principal objective is to become one of the leading sources of near-prime auto lending in the United States by leveraging the experience of our senior management team in this industry. We seek to attain and increase profitability through the implementation of the following strategies:

o Targeted Market and Product Focus. We have positioned ourselves as one of the lowest loan-to-value and payment-to-income lenders in the near-prime auto finance market. We target the near-prime auto lending market because we believe that it produces greater origination and operating efficiencies than does the sub-prime lending market. We focus on late model used motor vehicles, rather than new motor vehicles, because we believe the risk of loss on used vehicles is lower due to lower depreciation rates. Furthermore, motor vehicle contracts secured by used motor vehicles generally bear interest at rates that are higher than new motor vehicle contracts. In addition, we believe that the late model used motor vehicle finance market is growing at a faster rate than is the finance market for new motor vehicles.

o Localized Dealership Service. We provide a high level of service to our dealership base by marketing to and servicing dealerships on a local level through our auto finance centers. Our credit and account manager teams service our dealers locally and are able to provide a quick decision process with respect to potential motor vehicle contracts submitted to us by our dealers for purchase. These teams use our proprietary credit evaluation system based on our underwriting standards. We strategically locate our auto finance centers in geographic areas with many dealerships in order to facilitate personal service.

o Expansion of Dealership Customer Base. We establish active relationships with a substantial percentage of franchised dealerships in the regions in which we do business through our existing auto finance centers. We expect to establish additional dealer relationships as we continue our expansion plans in the future.

 o Maintenance of Underwriting Standards and Portfolio Performance. We have developed an underwriting process that is designed to achieve attractive yields while minimizing delinquencies and losses. The underwriting process emphasizes a personal, hands on analysis of the creditworthiness of each applicant rather than sole reliance on a credit scoring system. We also audit most motor vehicle contracts that we purchase within days of their origination to further assure adherence to our underwriting guidelines.

o Technology-Supported Operational Controls. We have developed and instituted control and review systems that enable us to monitor both our operations and the performance of the motor vehicle contracts we service. These systems allow us to monitor motor vehicle contract production, yields and performance on a daily basis.

o Liquidity Through Warehousing and Securitizations. Our strategy is to complete securitizations on a regular basis and to use warehousing credit facilities to fund the acquisition or origination of motor vehicle contracts prior to securitization. We also utilize both securitization and hedging strategies to leverage our capital efficiently and substantially reduce our interest rate risk.

         As these strategies indicate, our focus is on controlled growth, rather than increasing our volume at any cost. We are committed to a long term profitable growth strategy in the near-prime auto lending market.

         We were incorporated in California in 1993, and reincorporated in Delaware in 1996 in connection with our initial public offering of common stock in March 1996. Our principal executive offices are located at 27051 Towne Centre Drive, Suite 100, Foothill Ranch, California 92610, and our telephone number is
(949) 465-3900.

                                  THE OFFERING

Issuer..........................   Onyx Acceptance Corporation

Trustee.........................   Bankers Trust Company.

Securities Offered..............   Up to $23,000,000 principal amount of ___% subordinated notes, which includes $3,000,000 principal amount of subordinated notes that the underwriter has the option to purchase to cover
                                   over-allotments, if any.

Maturity........................   ____________, 2006

Interest Payment Dates..........   ________ 15, ________ 15, ________ 15 and ________ 15 of each year. The first interest payment will be ________ 15, 2000, which will represent interest accrued from __________, 2000.

Principal Payment...............   We will not pay principal over the term of the notes.  We plan to pay the entire principal balance of the outstanding notes on
                                   ____________, 2006.

Optional Redemption.............   On and after _______ 2002, we may redeem all or a portion of the notes at a price equal to their outstanding principal amount plus accrued interest, plus a premium as set forth in the following table:

                                      Date of Optional Redemption          Premium Payable
                                      ---------------------------          ---------------
                                   _______, 2002 through _______, 2003            5%

                                   _______, 2003 through _______, 2004            3%

                                   _______, 2004 through _______, 2005            1%

                                   _______, 2005 through _______, 2006           None

                                   See "Description of Notes - Optional Redemption By Us."

Ranking.........................   The notes:

                                   o  are unsecured;

                                   o  rank junior to our current and future senior debt, including debt we may incur under our existing and future credit
                                      facilities;

                                   o  rank equally with our existing and future subordinated debt;
                                      and

                                   o  rank senior to any subordinated debt held by any of our affiliates or subsidiaries.

                                   Assuming we had issued the notes and applied the proceeds as of
                                   September 30, 1999, we would have had outstanding $226 million of senior debt and $30 million of subordinated debt, including the notes.

Restrictive Covenants...........   The indenture governing the notes, among other things, will:

                                   o  require us to maintain a minimum tangible net worth of $35 million, subject to adjustments;

                                   o  restrict us from paying dividends on our capital stock or making certain investments;

                                   o  require us to maintain certain financial ratios;

                                   o  restrict us from entering into certain transactions with affiliates; and

                                   o  require us to maintain a NASDAQ listing for our common stock.

                                   The covenants set forth in the indenture are more fully described under "Description of Notes - Restrictive Covenants." These covenants have significant exceptions.

Change of Control...............   If we experience a change of control, you will have the option to require us to repurchase your notes, in whole, at a price equal to 101% of their principal amount plus accrued and unpaid
                                   interest. For a description of the change of control provisions, see "Description of the Notes - Repurchase at Option of Holder."

Use of Proceeds.................   We expect to receive approximately $17.9 million of net proceeds from this offering after deducting the underwriter's discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds to pay down our lines of credit used to finance residual interests in our securitizations and for general corporate purposes. See "Use of Proceeds."

Absence of Public Market........   There is no existing market for the notes. We cannot provide you with any assurance as to:

                                   o  the liquidity of any market that may develop for the notes;

                                   o  your ability to sell your notes; or

                                   o  the prices at which you will be able to sell your notes.


                        Miller & Schroeder Financial, Inc., the underwriter, has advised us that it currently intends to make a market in the notes after the completion of this offering. The underwriter does not, however, have any obligation to do so, and may discontinue any market-making activities at any time without any notice. We do not intend to apply for listing of the notes on any securities exchange or for quotation of the notes in any automated dealer quotation system.

                                  RISK FACTORS

         You should carefully read "Risk Factors" beginning on page 8 for a discussion of factors you should carefully consider before deciding to invest in the notes.

                             SUMMARY FINANCIAL DATA

         The following table sets forth our summary consolidated financial and operating data at the dates and for the periods indicated. You should also read "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our consolidated financial statements and related notes included elsewhere in this prospectus.

         As required by the Financial Accounting Standards Board's Special Report, "A Guide to Implementation of Statement 125 on Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, Second Edition," dated December 1998, and related guidance set forth in statements made by the staff of the Securities and Exchange Commission on December 8, 1998, our consolidated financial statements for 1996, 1997 and the first nine months of 1998 have been restated to reflect the change in the method of measuring and accounting for credit enhancement assets on our securitization transactions to the cash-out method from the cash-in method.

                                                                                         FOR THE NINE MONTHS ENDED
                                                    FOR THE YEARS ENDED DECEMBER 31,            SEPTEMBER 30,
                                                   ----------------------------------    -------------------------
                                                     1996        1997         1998          1998          1999
                                                   --------    --------    ----------    ----------    ----------
                                                                       (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Net interest income ..........................   $  4,140    $  5,036    $    7,312    $    6,052    $    5,589
  Servicing fee income .........................      3,236       9,189        16,663        10,016        19,758
  Gain on sale of contracts ....................     15,251      19,586        36,417        25,911        40,521
                                                   --------    --------    ----------    ----------    ----------
  Total revenues ...............................     22,627      33,811        60,392        41,979        65,868
                                                   --------    --------    ----------    ----------    ----------
  Provision for credit losses ..................        266         785         1,580         1,230           953
  Operating expenses ...........................     15,394      30,740        48,427        34,612        52,672
                                                   --------    --------    ----------    ----------    ----------
  Total expenses ...............................     15,660      31,525        50,007        35,842        53,625
                                                   --------    --------    ----------    ----------    ----------
  Income before income taxes ...................      6,967       2,286        10,385         6,137        12,243
  Income taxes .................................        851         984         4,310         2,547         5,081
                                                   --------    --------    ----------    ----------    ----------
  Net income ...................................   $  6,116    $  1,302    $    6,075    $    3,590    $    7,162
                                                   ========    ========    ==========    ==========    ==========

OPERATING DATA:
  Contracts purchased during the period ........   $319,840    $605,905    $1,038,535    $  734,334    $1,130,634
  Number of contracts purchased during the
    period .....................................     26,244      50,214        86,150        61,301        92,776
  Contracts securitized and sold during the
    period .....................................   $405,514    $527,276    $  911,760    $  646,760    $1,060,000
  Number of active dealerships (at end of
    period) ....................................      1,471       2,846         5,401         4,691         7,156
  Operating expenses as a percentage of the
    average servicing portfolio during
    the period(1) ..............................        4.9%        5.5%          4.7%          4.9%          4.3%

SELECTED PORTFOLIO DATA:
  Servicing portfolio (at end of period) .......   $400,665    $757,277    $1,345,961    $1,176,153    $1,924,881
  Average servicing portfolio during the
    period(1) ..................................   $311,340    $563,343    $1,023,237    $  945,077    $1,629,779
  Number of contracts in servicing portfolio
    (at end of period) .........................     38,275      73,502       131,862       115,151       189,062
  Weighted average annual percentage rate
    (at end of period)(2) ......................      14.69%      14.66%        14.72%        14.71%        14.73%
  Delinquencies as a percentage of the dollar
    amount of servicing portfolio (at end of
    period)(3) .................................       2.03%       2.51%         2.83%         2.02%         2.68%
  Net charge-offs as a percentage of the
    average servicing portfolio during the
    period(1)...................................       1.63%       2.03%         1.72%         1.77%         1.75%

                                                  AS OF DECEMBER 31,        AS OF SEPTEMBER 30,
                                            -----------------------------   -------------------
                                             1996       1997       1998       1998       1999
                                            -------   --------   --------   --------   --------
                                                          (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents .............   $   603   $    991   $  1,929   $  5,772   $  4,788
  Contracts held for sale(4) ............    12,238     63,380    151,952    124,582    195,255
  Credit enhancement assets .............    37,144     71,736    112,953    101,031    130,900
  Total assets ..........................    54,083    141,836    275,422    238,624    342,294
  Warehouse borrowings ..................    10,108     60,506    150,044    119,006    187,529
  Revolving credit and residual lines ...     2,500     30,000     49,556     45,972     56,695
  Subordinated debt .....................         0          0     10,000     10,000     10,000
  Stockholders' equity ..................    36,358     37,717     43,824     41,340     50,708

OTHER DATA:
  Ratio of earnings to fixed charges (5)      2.21x      1.30x      1.70x      1.57x      1.86x
  EBITDA (6) ............................   $13,328   $ 10,742   $ 27,128   $ 20,643   $ 33,887
  Ratio of EBITDA to cash interest
    expenses(6) .........................     1.96x      1.53x      1.92x      1.97x      2.46x

----------

(1)      Averages are based on daily balances

(2) The weighted averages are based on contracts outstanding at the end of the period.

(3) Amounts for the nine months ended September 30, 1998 and 1999 are annualized.

(4)      Contracts held for sale excludes dealer participation.

(5) For purposes of computing our ratios of earnings to fixed charges, we calculated earnings by adding fixed charges to income before income taxes. Fixed charges consist of gross interest expense and one third of our rent expense, which is the amount we believe is representative of the interest factor component of our rent expense.

(6) EBITDA consists of earnings before interest, income taxes, depreciation and amortization. EBITDA is presented as additional information because it is a commonly used financial measure. We also believe it to be a useful indicator of our ability to meet our debt service requirements. We do not, however, intend it to be an alternative measure of operating results or cash flow from operations.

                                  RISK FACTORS

         Before you invest in the notes, you should carefully consider these risk factors, as well as the other information contained in this prospectus. The risks described below are not the only ones we face. Additional risks not presently known to us or that we currently believe are unimportant may also hurt our business operations.

RISK FACTORS RELATING TO THE NOTES

         Our substantial indebtedness could adversely affect our financial health and prevent us from fulfilling our obligations under the notes.

         We have now and, after we sell these notes, will continue to have a substantial amount of indebtedness. You should be aware that our substantial indebtedness could have important consequences to you. For example, it could:

         o make it more difficult for us to perform our obligations with respect to the notes;

         o increase our vulnerability to general adverse economic and industry conditions;

         o require us to dedicate a substantial portion of our cash flow from operations to payments on our indebtedness, thereby reducing amounts available for working capital, capital expenditures and other general corporate purposes;

         o limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

         o place us at a competitive disadvantage compared to our competitors that have less debt; and

         o        limit our ability to borrow additional funds.

         Our ability to incur substantially more debt could further increase the risks described above.

         We may be able to incur substantial additional indebtedness in the future. The terms of the indenture governing the notes set parameters for but do not prohibit us from doing so. We also expect to enter into additional credit facilities in the future. Any such borrowings would be senior to the notes. If we borrow more money, the related risks that we now face could intensify. See "Capitalization," "Selected Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of the Notes."

         To service our indebtedness, we will require a significant amount of cash. Our ability to generate cash depends on many factors beyond our control.

         Our ability to repay or refinance our debt depends on our successful financial and operating performance. We cannot assure you that our business strategy will continue to succeed or that we will achieve our anticipated financial results. Our financial and operational performance depends upon a number of factors, many of which are beyond our control. These factors include:

         o the current economic and competitive conditions in the asset-backed securities market;

         o        the credit quality of our motor vehicle contracts;

         o any operating difficulties or pricing pressures we may experience;

         o        our ability to obtain credit enhancement;

         o        the passage of laws or regulations that affect us adversely;
                  and

         o        any delays in implementing any strategic projects we may have.

         We cannot assure you that we will generate sufficient cash flow from operations or that we will be able to obtain sufficient funding to satisfy all of our obligations, including the notes. If we are unable to pay our debts, we will be required to pursue one or more alternative strategies, such as selling assets, refinancing or restructuring our indebtedness or selling additional equity capital. However, we cannot assure you that any alternative strategies will be feasible at the time or prove adequate. Also, certain strategies would require the consent of our senior secured and unsecured lenders before we could take action.

         Your right to receive payments on the notes is junior to almost all of our existing indebtedness and possibly all of our future borrowings.

         The notes will be subordinated to the prior payment in full of our current and future senior indebtedness. As of September 30, 1999, after giving effect to the sale of the notes, we would have had approximately $226 million of senior indebtedness outstanding. In addition, we currently have an additional $10 million of subordinated indebtedness which will rank equally with the notes. Because of the subordination provisions of the notes, in the event of our bankruptcy, liquidation or dissolution, our assets would be available to pay obligations under the notes only after all payments had been made on our senior indebtedness. We cannot assure you that sufficient assets will remain after all such payments have been made to make any payments on the notes, including payments of interest when due.

         The terms of our credit facilities and the indenture for the notes impose significant restrictions on our ability and that of our subsidiaries to take certain actions, which may have an adverse impact on our business, results of operations and financial condition.

         The indenture and our credit facilities impose significant operating and financial restrictions on us and our subsidiaries and require us to meet certain financial tests. These restrictions may significantly limit or prohibit us from engaging in certain transactions, including the following:

         o        incurring or guaranteeing additional indebtedness;

         o paying dividends or other distributions to our stockholders or redeeming, repurchasing or retiring our capital stock or subordinated obligations;

         o        making investments;

         o        making capital expenditures;

         o        creating liens on our assets;

         o        issuing or selling capital stock of our subsidiaries;

         o        transferring or selling assets currently held by us;

         o        engaging in transactions with affiliates; and

         o        engaging in mergers or consolidations.

         The failure to comply with any of these covenants or to maintain certain indebtedness ratios would cause a default under the indenture and our credit facilities and may cause a default under our other debt agreements which may be outstanding from time to time. A default, if not waived, could result in acceleration of our indebtedness, in which case the debt would become immediately due and payable. If this occurs, we may not be able to repay our debt or borrow sufficient funds to refinance it. Even if new financing is available, it may not be on terms that are acceptable to us. Complying with these covenants may cause us to take actions that are not favorable to holders of the notes. See "Description of the Notes -- Restrictive Covenants."

         We may not have the ability to raise the funds necessary to finance the change of control offer required by the indenture.

         If a "change of control," as described in "Description of the Notes -- Repurchase at Option of Holder," occurs, you have the right to require us to repurchase any or all of the notes you own at a price equal to 101% of the principal amount thereof, together with any interest we owe you. Upon a change of control, we may be required immediately to repay the outstanding principal, any accrued interest on the notes, any amounts owed by us under our credit facilities and other indebtedness or preferred stock then outstanding. We cannot assure you that we would be able to repay the amounts outstanding under our credit facilities or the principal amount outstanding of our other indebtedness or preferred stock, if applicable, or to obtain the necessary consents to purchase the notes. Any requirement to offer to purchase any outstanding notes may result in our having to refinance our outstanding indebtedness, which we may not be able to do. In addition, even if we were able to refinance such indebtedness, such financing may be on terms unfavorable to us. If we fail to repurchase all of the notes tendered for purchase upon the occurrence of a change of control, such failure would be an event of default under the indenture and under our credit facilities.

         An active trading market may not develop for the notes.

         The notes will be new securities for which there is currently no trading market. We do not intend to apply for listing of the notes on any securities exchange or for quotation through the National Association of Securities Dealers Automated Quotation system. Although the underwriter has informed us that it intends to make a market in the notes, the underwriter is not obligated to do so and may discontinue any such market making at any time without notice. The liquidity of any market for the notes will depend upon the number of holders of the notes, the interest of securities dealers in making a market in the notes and other factors. Accordingly, we cannot assure you as to the development or liquidity of any market for the notes.

RISK FACTORS RELATING TO ONYX

         If we are unable to access the capital markets or obtain acceptable financing, our results of operations, financial condition and cash flows would be materially and adversely affected and we may be unable to make payments on the notes.

         We require a substantial amount of cash liquidity to operate our business. Among other things, we use such cash liquidity to:

         o        acquire motor vehicle contracts;

         o        pay dealer participation;

         o        pay securitization costs and fund spread accounts;

         o        settle hedge transactions;

         o satisfy working capital requirements and pay operating expenses; and

         o        pay interest expense.

         When we securitize our motor vehicle contracts, we report a gain on the sale of those contracts. This gain represents a substantial portion of our revenues. However, although we report this gain at the time of sale, we receive the monthly cash payments on these contracts which represent these revenues over the life of the motor vehicle contracts, rather than at the time of sale. Similarly, we recover the cash paid by us for dealer participation over the life of the related motor vehicle contracts, rather than at the time of sale. As a result, a substantial portion of our reported revenues do not represent immediate cash liquidity.

         Cash generated from our operations has been insufficient to fund our operations due to our current growth. We expect this to continue so long as the volume of our purchases of motor vehicle contracts continues to grow. We have historically funded our operations principally through borrowings from financial institutions, the sale of equity securities and sales of subordinated notes. We cannot assure you, however, that:

         o we will have access to the capital markets in the future for equity or debt issuances or for securitizations; or

         o financing through borrowings or other means will be available on acceptable terms to satisfy our cash requirements.

         See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources" for additional discussion of our liquidity needs.

         If we are unable to arrange new warehousing credit facilities or extend our existing credit facilities when they come due, our results of operations, financial condition and cash flows could be materially and adversely affected and we may be unable to make payments on the notes.

         We depend on credit and warehouse facilities with financial institutions to finance our purchases of motor vehicle contracts. Our business strategy requires that these credit and warehouse financing sources continue to be available to us from the time of purchase or origination of a motor vehicle contract until its sale through a securitization. We describe our credit and warehouse facilities in more detail under "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources"

         We depend substantially on warehouse lines of credit with each of Triple-A One Funding Corporation, Merrill Lynch Mortgage Capital, Inc. and Park Avenue Receivables Corporation. These warehouse facilities remain available to us only if, among other things, we comply with certain financial covenants contained in the documents governing these facilities. We cannot assure you that our warehouse facilities will be available to us or that financing will be available to us on favorable terms.

         The reduction in availability or loss of access to our residual lines of credit could materially and adversely affect our operations, financial condition and cash flows and our ability to make payments on the notes.

         When we sell our motor vehicle contracts in securitizations, we receive cash and a residual interest in the securitized assets. This residual interest represents the future cash flows to be generated by the motor vehicle contracts in excess of the interest and principal paid on the securities issued in the securitization and other costs of servicing the motor vehicle contracts and completing the securitization.

         We use the residual interest from each securitization as collateral to borrow cash to finance our operations. The amount of cash advanced by our lenders under our residual lines of credit depends on a collateral formula that is determined in large part by how well our securitized motor vehicle contracts perform. If our portfolio of securitized motor vehicle contracts has higher delinquency and loss ratios than expected, then the amount of money we could borrow under the residual lines would be reduced. Our residual lines of credit also require us to meet certain minimum net worth and operating loss tests and contain covenants restricting delinquencies, losses, prepayments and net yields of the motor vehicle contracts included in a securitization.

         If we are unable to securitize profitably a sufficient number of our motor vehicle contracts in a particular financial reporting period, then our revenues for that period could decline and result in lower income or a loss for that period and we may be unable to make payments on the notes.

         We rely significantly upon securitizations to generate cash proceeds to repay our warehouse credit facilities and to thereby allow us to finance the purchase of additional motor vehicle contracts. Further, the gain on sale of motor vehicle contracts generated by our securitizations represents a significant portion of our revenues. Our ability to complete securitizations of our motor vehicle contracts is affected by the following factors, among other things:

         o        conditions in the securities markets generally;

         o        conditions in the asset-backed securities market specifically;

         o the credit quality of our portfolio of motor vehicle contracts; and

         o        our ability to obtain credit enhancement.

         Unanticipated delays in closing a securitization could also increase our interest rate risk by increasing the warehousing period for our motor vehicle contracts. See "Management's Discussion and Analysis of Results of Operations and Financial Condition -- Liquidity and Capital Resources" and "-- Securitizations."

         If we are unable to obtain new financial guarantee insurance policies for our future securitizations or maintain our existing policies, we could be subject to higher financing costs, which could have a material adverse effect on our results of operations, financial condition and cash flows and our ability to make payments on the notes.

         In each of our securitizations, we utilize credit enhancement in the form of a financial guarantee insurance policy issued by MBIA Insurance Corporation, or its predecessor. Each of these policies unconditionally and irrevocably guarantees certain interest and principal payments on the securities issued in our securitizations. These guarantees enable these securities to achieve the highest rating available. This form of credit enhancement reduces the costs of our securitizations relative to alternative forms of credit enhancements currently available to us. MBIA is not required to insure future securitizations and we are not restricted in our ability to obtain credit enhancement from providers other than MBIA or to use other forms of credit enhancement. We cannot assure you that:

         o we will be able to continue to obtain credit enhancement in any form from MBIA;

         o we will be able to obtain credit enhancement from any other provider of credit enhancement on acceptable terms; or

         o        our future securitizations will be similarly rated.

         We also rely on MBIA's financial guarantee insurance policy to reduce our borrowing cost under our warehouse facilities with Triple-A One and Park Avenue. If MBIA's credit rating is downgraded or if it withdraws our credit enhancement for these warehouse facilities, we could be subject to higher interest costs for our future securitizations and higher financing costs during the warehousing period.

         Interest rate fluctuations may materially and adversely affect our results of operations, financial condition and cash flows and our ability to make payments on the notes.

         Our profitability is largely determined by the difference, or "spread," between the effective interest rate received by us on the motor vehicle contracts which we acquire or originate and the interest rates payable under our credit facilities during the warehousing period and on the securities issued in our securitizations.

         Several factors affect our ability to manage interest rate risk. First, we purchase or originate motor vehicle contracts at fixed interest rates, while we borrow under our credit facilities at variable interest rates that are subject to frequent adjustment to reflect prevailing rates for short-term borrowings. If the interest rates applicable to our borrowings under our credit facilities increase during a warehousing period, our policy is to increase the interest rate that we quote to dealers at which we will purchase motor vehicle contracts from those dealers or to increase the interest rates we use to solicit borrowers for motor vehicle contracts originated by us. However, there is generally a time lag before our increased borrowing costs can be offset by increases in these buy rates. In certain instances, the rates charged by our competitors may limit our ability to pass through all or most of our increased costs of warehousing financing.

         Second, our spread can be materially and adversely affected by increases in the prevailing interest rates in the commercial paper markets after a motor vehicle contract is purchased or originated and while it is held during the warehousing period. While our warehouse facilities with Triple-A One and Park Avenue permit us to select maturities of up to 270 days for commercial paper issued under those facilities, under these circumstances, our spread would be reduced if we selected a shorter maturity or experienced a delay in completing a securitization.

         Third, the interest rate demanded by investors in our securitizations is a function of prevailing market rates for comparable transactions and the general interest rate environment. Because the motor vehicle contracts that we purchase or originate have fixed interest rates, we bear the risk of spreads narrowing because of interest rate increases during the period from the date the motor vehicle contracts are purchased or originated until the pricing of our securitization of such motor vehicle contracts. We employ a hedging strategy that is intended to minimize this risk and which historically has involved the execution of forward interest rate swaps or the use of a pre-funding structure for our securitizations. A pre-funding structure utilizes a portion of the proceeds of the sale of securities in a securitization to purchase motor vehicle contracts after the initial closing of the securitization. However, we cannot assure you that this strategy will consistently or completely offset adverse interest rate movements during the warehousing period or that we will not sustain losses on hedging transactions. In order to execute our hedging strategy we must estimate our monthly motor vehicle contract acquisition volume and the timing of our securitizations. If such estimates are wrong, then our gains on sales of motor vehicle contracts, results of operations, financial condition and cash flows could be materially and adversely affected, including our ability to make payments on the notes.

         We also have exposure to interest rate fluctuations under our residual lines of credit. The interest rates under these lines of credit are based on the London Interbank Offered Rate, or LIBOR, and the prime rate. The applicable interest rate under our lines of credit based on LIBOR reset on a monthly basis, while the applicable interest rate under our lines of credit based on the prime rate reset simultaneously with any change in the prime rate. In periods of increasing interest rates, our cash flows, results of operations and financial condition could be adversely affected, including our ability to fulfill our obligations under the notes.

         In addition, we have some interest rate exposure to falling interest rates to the extent that the interest rates charged on motor vehicle contracts sold in a securitization with a pre-funding structure decline below the rates prevailing at the time of pricing of the securities to be issued in that securitization. This rate decline would reduce the interest rate spread because the interest rate on the securities issues in the securitization would remain fixed, while the interest rates charged on the motor vehicle contracts which are purchased during the pre-funding period would be declining. In time, this would reduce our gain on sale of our motor vehicle contracts and adversely affect our results of operations, financial condition and cash flows and our ability to make payments on the notes.

         If motor vehicle contracts that we purchase or service are prepaid or experience defaults, this could materially and adversely affect our results of operations, financial condition and cash flows and our ability to make payments on the notes.

         Our results of operations, financial condition, cash flows and liquidity, and consequently our ability to make payments on the notes, depend, to a material extent, on the performance of motor vehicle contracts which we purchase, warehouse and securitize. A portion of the motor vehicle contracts acquired by us may default or prepay during the warehousing period. We bear the risk of losses resulting from payment defaults during the warehousing period. In the event of payment default, the collateral value of the motor vehicle securing a motor vehicle contract may not cover the outstanding principal balance on that contract and the related costs of recovery. We maintain an allowance for credit losses on motor vehicle contracts held during the warehousing period which reflects our estimates of anticipated credit losses during that period. If the allowance is inadequate, then we would recognize as an expense the losses in excess of the allowance and our results of operations could be adversely affected. In addition, under the terms of our warehouse facilities with Triple-A One and Park Avenue, we are not able to borrow against defaulted motor vehicle contracts.

         Our servicing income can also be adversely affected by prepayment of, or defaults under, motor vehicle contracts in our servicing portfolio. Our contractual servicing revenue is based on a percentage of the outstanding principal balance of the motor vehicle contracts in our servicing portfolio. If motor vehicle contracts are prepaid or charged-off, then our servicing revenue will decline while our servicing costs may not decline proportionately.

         The gain on sale of motor vehicle contracts recognized by us in each securitization and the value of our residual interest in the securitized assets in each securitization reflects our estimate of future credit losses and prepayments for the motor vehicle contracts included in such securitization. If actual rates of credit loss or prepayments, or both, on such motor vehicle contracts exceed our estimates, the value of our residual interest would be impaired. We periodically review our credit loss and prepayment assumptions relative to the performance of the securitized motor vehicle contracts and to market conditions. Our results of operations and liquidity could be adversely affected if credit loss or prepayment levels on securitized motor vehicle contracts substantially exceed anticipated levels. If necessary, we would write down the value of our residual interest through a reduction to servicing fee income. Further, any write down of our residual interest would reduce the amount available to us under our residual lines, thus requiring us to pay down amounts outstanding under the facilities or provide additional collateral to cure the borrowing base deficiency.

         The loss of our servicing rights could materially and adversely affect our results of operations, financial condition and cash flows and our ability to make payments on the notes.

         Our results of operations, financial condition and cash flows, and our ability to make payments on the notes, would be materially and adversely affected if any of the following were to occur:

         o the loss of our servicing rights under the sale and servicing agreement for either of our warehouse facilities with Triple-A One or Park Avenue;

         o the loss of our servicing rights under the applicable pooling and servicing or sale and servicing agreement relating to motor vehicle contracts which we have sold in our securitizations;

         o the occurrence of certain trigger events under the insurance agreement between us and MBIA in each of our securitizations that would block the release of future servicing cash flows from the spread accounts in those securitizations; or

         o the occurrence of certain trigger events under our Merrill Line that would allow Merrill Lynch to proceed against any assets they hold pursuant to any agreement with us or any of our affiliates.

         We are entitled to receive servicing income only while we act as servicer under the applicable sales and servicing agreement or pooling and servicing agreement for motor vehicle contracts which we have securitized and sold. Under our warehouse facilities with Triple-A One and Park Avenue, MBIA can terminate our right to act as servicer upon the occurrence of certain events, including:

         o our failure generally to observe and perform covenants and agreements applicable to us;

         o        certain bankruptcy events involving us; or

         o the occurrence of certain events of default under the documents governing the facilities.

         The success of our operations depends on certain key personnel.

         Our future operating results depend in significant part upon the continued service of our key senior management personnel, none of whom is bound by an employment agreement. Our future operating results also depend in part upon our ability to attract and retain qualified management, technical, and sales and support personnel for our operations. Competition for such personnel is intense. We cannot assure you that we will be successful in attracting or retaining such personnel. The loss of any key employee, the failure of any key employee to perform in his or her current position or our inability to attract and retain skilled employees, as needed, could materially and adversely affect our results of operations, financial condition and cash flows.

         Increased competition could materially and adversely affect our operations and profitability.

         Competition in the field of financing retail motor vehicle sales is intense. The automobile finance market is highly fragmented and historically has been serviced by a variety of financial entities including the captive finance affiliates of major automotive manufacturers, banks, savings associations, independent finance companies, credit unions and leasing companies. Several of these competitors have greater financial resources than we do. Many of these competitors also have long-standing relationships with automobile dealerships and offer dealerships or their customers other forms of financing or services not provided by us. Our ability to compete successfully depends largely upon our relationships with dealerships and the willingness of dealerships to offer to us for purchase those motor vehicle contracts that meet our underwriting criteria. We cannot assure you that we will be able to continue to compete successfully in the markets we serve.

         Adverse economic conditions could materially and adversely effect our revenues and cash flows.

         Our business is dependent upon the sale of motor vehicles. Our ability to continue to acquire motor vehicle contracts in the markets in which we operate and to expand into additional markets is dependent upon the overall level of sales of new and used motor vehicles in those markets. A prolonged downturn in the sale of new and used motor vehicles, whether nationwide or in the states where our motor vehicle contracts are geographically concentrated, could have a material adverse impact upon us, our results of operations and our ability to implement our business strategy. Similarly, adverse economic conditions or other factors particularly affecting the states in which our motor vehicle contracts are geographically concentrated might adversely affect the performance of those contracts, including the level of delinquencies, which could materially and adversely affect our results of operation, financial condition and cash flows and our ability to perform our obligations under the notes.

         The automobile industry generally is sensitive to adverse economic conditions both nationwide and in California. Periods of rising interest rates, reduced economic activity or higher rates of unemployment generally result in a reduction in the rate of sales of motor vehicles and higher default rates on motor vehicle loans. We cannot assure you that such economic conditions will not occur, or that such conditions will not result in severe reductions in our revenues or the cash flows available to us to permit us to remain current on our credit facilities or materially and adversely affect our ability to make payments on the notes.

         We are subject to many regulations.

         Our business is subject to numerous federal and state consumer protection laws and regulations, which, among other things:

         o require us to obtain and maintain certain licenses and qualifications;

         o limit the interest rates, fees and other charges we are allowed to charge;

         o limit or prescribe certain other terms of our motor vehicle contracts;

         o        require specific disclosures; and

         o        define our rights to repossess and sell collateral.

         We believe that we are in compliance in all material respects with all such laws and regulations, and that such laws and regulations have had no material adverse effect on our ability to operate our business. However, we will be materially and adversely affected if we fail to comply with:

         o        applicable laws and regulations;

         o        changes in existing laws or regulations;

         o        changes in the interpretation of existing laws or regulations;
                  or

         o any additional laws or regulations that may be enacted in the future.

         See "Business -- Government Regulation"

         We are subject to litigation risks.

         We are party to various legal proceedings, similar to actions brought against other companies in the motor vehicle finance industry. Companies in the motor vehicle finance industry have been named as defendants in an increasing number of class action lawsuits brought by purchasers of motor vehicles claiming violation of various federal and state consumer credit and similar laws and regulations. We are defendants in two such class action lawsuits. While we intend to vigorously defend ourselves against such proceedings there is a chance that our results of operations, financial condition and cash flows could be materially and adversely affected by unfavorable outcomes.

RISKS ASSOCIATED WITH THE YEAR 2000 PROBLEM

         We are substantially dependent on our own and third party computer systems, business applications and other information technology systems, due to the nature of our consumer finance business and the increasing number of electronic transactions in the industry. Historically, many information technology systems were developed to recognize the year as a two-digit number, with the digits "00" being recognized as the year 1900. The year 2000 presents a number of potential problems for such systems, including potentially significant processing errors or failure. Given our reliance on our computer systems, our results of operations, financial condition and cash flows could be materially adversely affected by any significant errors or failures.

         We have developed a comprehensive plan designed to address the "Year 2000" issue , which we have completed for our in-house and major third party technology applications and are in the midst of executing for our other third party information technology applications. Earlier this year, we completed a detailed risk assessment of our various in-house and third party computer systems, business applications and other affected systems, formulated a plan for specific remediation efforts and began certain of such remediation efforts. We assembled survey data from third party vendors and certain other parties with which we communicate electronically to determine the compliance efforts being undertaken by these parties and to assess our potential exposure to any non-compliant systems operated by these parties. We completed our remediation efforts during the third quarter of 1999, and are currently testing our in-house and third party systems and applications.

         We currently estimate that our costs related to Year 2000 compliance remediation for our own information technology systems and applications will be approximately $450,000 in 1999. This amount represents approximately 9% of our information technology budget. As of September 30, 1999, we had spent approximately $375,000 on our remediation efforts. We currently expect that our Year 2000 testing will be completed during the fourth quarter of 1999. We expense testing costs as they are incurred. We believe that we have an effective plan in place to resolve the Year 2000 issue in a timely manner. As noted above, we have not yet completed all necessary processes of our Year 2000 Plan. We plan to continuously monitor the status of completion of our Year 2000 Plan and, based on such information, we will develop contingency plans as necessary.

         If we do not complete any additional phases of our plan, we may be unable to perform our key operating activities, such as the purchase of loans and the invoicing, collecting and application of obligor repayments. We could be subject to litigation for computer systems failure, such as improper application of repayments and resulting incorrect credit reporting to credit bureaus. In addition, disruptions in the economy generally resulting from Year 2000 issues could also materially adversely affect us. The amount of potential liability and lost revenue cannot reasonably be estimated at this time.

                                 USE OF PROCEEDS

         We expect to receive approximately $17.9 million of net proceeds from this offering after deducting the underwriter's discounts and commissions and estimated offering expenses payable by us. We intend to use the net proceeds to prepay a portion of the amounts outstanding under our residual lines of credit with Merrill Lynch Mortgage Capital Inc. and Salomon Smith Barney Realty Inc. These lines bore interest at a weighted average rate of 7.91% as of September 30, 1999. We used amounts borrowed under the residual lines to fund our operating requirements. We will continue to utilize these lines of credit as the need arises.

                                 CAPITALIZATION

         The following table sets forth our capitalization, as of September 30, 1999, and as adjusted to give effect to the sale of $20 million principal amount of the notes and the application of the estimated net proceeds. For a description of the application of the net proceeds, see "Use of Proceeds." You should read this information together with the historical consolidated financial statements and notes thereto contained in this prospectus.


                                                                          AS OF SEPTEMBER 30, 1999
                                                                       ------------------------------
                                                                          ACTUAL        AS ADJUSTED
                                                                       -------------    -------------
DEBT:
         Warehouse Borrowings ......................................   $ 187,529,471    $ 187,529,471
         Residual Facilities .......................................      56,695,229       38,795,229
         Subordinated Loan .........................................      10,000,000       10,000,000
         Other Debt ................................................         846,683          846,683
         ___% Subordinated Notes due 2006 ..........................              --       20,000,000
                                                                       -------------    -------------
                  Total debt: ......................................     255,071,383      257,171,383
                                                                       -------------    -------------

STOCKHOLDERS' EQUITY:
         Series A Participating Preferred stock $.01 par value,
           200,000 shares authorized; no shares issued and outstanding            --               --
         Preferred stock (undesignated), $.01 par value, 9,800,000
           shares authorized; no shares issued and outstanding .....              --               --
         Common stock, $.01 par value, 15,000,000 shares authorized;
           6,177,804 shares issued and outstanding ...................        61,778           61,778
         Additional paid-in capital ................................      37,892,071       37,892,071
         Retained earnings .........................................      13,084,689       13,084,689
         Accumulated other comprehensive loss ......................        (330,395)        (330,395)
                                                                       -------------    -------------
                  Total stockholders' equity: ......................      50,708,143       50,708,143
                                                                       -------------    -------------
                  Total capitalization: ............................   $ 305,779,526    $ 307,879,526
                                                                       =============    =============


                             SELECTED FINANCIAL DATA

         The following table sets forth our selected historical financial information as of and for the nine months ended September 30, 1999 and 1998 and each of the years in the five-year period ended December 31, 1998. The information as of and for the years ended December 31, 1996, 1997 and 1998 is derived from our audited consolidated financial statements and the related notes thereto included in this prospectus. The financial data for the nine months ended September 30, 1999 and 1998 is unaudited and reflects all adjustments (consisting only of normal recurring adjustments) which are, in our opinion, necessary for a fair presentation of our financial position and operating results for such interim periods. The results of operations for the nine month period ended September 30, 1999 are not necessarily indicative of results for the full year. You should read the following information together with our historical consolidated financial statements and the related notes thereto included in this prospectus, and "Management's Discussion and Analysis of Financial Conditions and Results of Operations."

         As required by the Financial Accounting Standards Board's Special Report, "A Guide to Implementation of Statement 125 on Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, Second Edition," dated December 1998, and related guidance set forth in statements made by the staff of the Securities and Exchange Commission on December 8, 1998, our consolidated financial statements for 1996, 1997 and the first nine months of 1998 have been restated to reflect the change in the method of measuring and accounting for credit enhancement assets on our securitization transactions to the cash-out method from the cash-in method.

                                                                                                            FOR THE NINE MONTHS
                                                       FOR THE YEARS ENDED DECEMBER 31,                     ENDED SEPTEMBER 30,
                                         -------------------------------------------------------------    ------------------------
                                           1994         1995          1996        1997         1998          1998          1999
                                         --------     ---------     --------    --------    ----------    ----------    ----------
                                                                             (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
  Net interest income ................   $  1,311     $   2,225     $  4,140    $  5,036    $    7,312    $    6,052    $    5,589
  Servicing fee income ...............        269         1,381        3,236       9,189        16,663        10,016        19,758
  Gain on sale of contracts ..........        515         2,012       15,251      19,586        36,417        25,911        40,521
                                         --------     ---------     --------    --------    ----------    ----------    ----------
  Total revenues .....................      2,095         5,618       22,627      33,811        60,392        41,979        65,868
                                         --------     ---------     --------    --------    ----------    ----------    ----------
  Provision for credit losses ........        208           465          266         785         1,580         1,230           953
  Operating expenses .................      5,392         8,340       15,394      30,740        48,427        34,612        52,672
                                         --------     ---------     --------    --------    ----------    ----------    ----------
  Total expenses .....................      5,600         8,805       15,660      31,525        50,007        35,842        53,625
                                         --------     ---------     --------    --------    ----------    ----------    ----------
  Income (loss) before income taxes ..     (3,505)       (3,187)       6,967       2,286        10,385         6,137        12,243
  Income taxes .......................          0             0          851         984         4,310         2,547         5,081
                                         --------     ---------     --------    --------    ----------    ----------    ----------
  Net income (loss) ..................   $ (3,505)    $  (3,187)    $  6,116    $  1,302    $    6,075    $    3,590    $    7,162
                                         ========     =========     ========    ========    ==========    ==========    ==========
  Net income (loss) available to
   common shareholders ...............   $ (4,081)    $  (3,763)    $  6,116    $  1,302    $    6,075    $    3,590    $    7,162

OPERATING DATA:
  Contracts purchased during the
   period ............................   $ 85,723     $ 199,397     $319,840    $605,905    $1,038,535    $  734,334    $1,130,634
  Number of contracts purchased
   during the period .................      7,619        16,571       26,244      50,214        86,150        61,301        92,776
  Contracts securitized and sold
   during the period .................   $ 38,601     $ 105,000     $405,514    $527,276    $  911,760    $  646,760    $1,060,000
 Number of active dealerships (at end
  of period) .........................        380           769        1,471       2,846         5,401         4,691         7,156
 Operating expenses as a percentage
  of the average servicing portfolio
  during the period(1) ...............       19.1%          5.9%         4.9%        5.5%          4.7%          4.9%          4.3%

SELECTED PORTFOLIO DATA:
  Servicing portfolio (at end of
   period) ...........................   $ 74,581     $ 218,207     $400,665    $757,277    $1,345,961    $1,176,153    $1,924,881
  Average servicing portfolio during
   the period(1) .....................   $ 28,291     $ 141,029     $311,340    $563,343    $1,023,237    $  945,077    $1,629,779
  Number of contracts in servicing
   portfolio (at end of period) ......      6,893        20,156       38,275      73,502       131,862       115,151       189,062
  Weighted average annual percentage
   rate (at end of period)(2) ........      14.01%        15.00%       14.69%      14.66%        14.72%        14.71%        14.73%
  Delinquencies as a percentage of the       0.07%         1.20%        2.03%       2.51%         2.83%         2.02%         2.68%
   dollar amount of servicing
   portfolio (at end of period)(3)
  Net charge-offs as a percentage of
   the average servicing portfolio
   during the period(1) ..............       0.00%         0.37%        1.63%       2.03%         1.72%         1.77%         1.75%

                                                               AS OF DECEMBER 31,                   AS OF SEPTEMBER 30,
                                           ------------------------------------------------------   -------------------
                                             1994        1995        1996       1997       1998       1998       1999
                                           --------    ---------    -------   --------   --------   --------   --------
                                                                       (DOLLARS IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents ............   $ 10,252    $   1,623    $   603   $    991   $  1,929   $  5,772   $  4,788
  Contracts held for sale(4) ...........     40,313      116,893     12,238     63,380    151,952    124,582    195,255
  Credit enhancement assets ............      3,085       12,390     37,144     71,736    112,953    101,031    130,900
  Total assets .........................     57,095      136,077     54,083    141,836    275,422    238,624    342,294
  Warehouse borrowings .................     40,850      112,380     10,108     60,506    150,044    119,006    187,529
  Revolving credit and residual lines ..          0        9,569      2,500     30,000     49,556     45,972     56,695
  Subordinated debt ....................     10,000       10,000          0          0     10,000     10,000     10,000
  Stockholders' equity (deficit) .......     (4,122)      (7,896)    36,358     37,717     43,824     41,340     50,708
  Redeemable Series A Preferred Stock ..      8,803        9,379         --         --         --         --         --

OTHER DATA:
  Ratio of earnings to fixed charges(5)       (0.83)x       0.48x      2.21x      1.30x      1.70x      1.57x      1.86x
  EBITDA(6) ............................   $ (1,135)   $   3,507    $13,328   $ 10,742   $ 27,128   $ 20,643   $ 33,887
  Ratio of EBITDA to cash interest
   expenses(6) .........................      (0.17)x       0.52x      1.96x      1.53x      1.92x      1.97x      2.46x

----------

(1)      Averages are based on daily balances

(2) The weighted averages are based on Contracts outstanding at the end of the period.

(3) Amounts for the quarters ended September 30, 1998 and 1999 are annualized.

(4)      Contracts held for sale excludes dealer participation.

(5) For purposes of computing our ratios of earnings to fixed charges, we calculated earnings by adding fixed charges to income before income taxes. Fixed charges consist of gross interest expense and one third of our rent expense, which is the amount we believe is representative of the interest factor component of our rent expense.

(6) EBITDA consists of earnings before interest, income taxes, depreciation and amortization. EBITDA is presented as additional information because it is a commonly used financial measure. We also believe it to be a useful indicator of our ability to meet our debt service requirements. We do not, however, intend it to be an alternative measure of operating results or cash flow from operations.

                MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                       CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

         We are a specialized consumer finance company engaged principally in the business of providing indirect automobile financing to franchised new car dealerships and select used car dealerships throughout the United States. We primarily purchase motor vehicle contracts from such dealerships. We focus our efforts on acquiring motor vehicle contracts that are secured by late model used motor vehicles and, to a lesser extent, new motor vehicles, that were entered into with purchasers whom we believe have favorable credit profiles. Since we started purchasing, originating and servicing motor vehicle contracts in February 1994, we have purchased or originated more than $3.4 billion in motor vehicle contracts from approximately 7,100 dealers, and we have expanded our operations from a single office in Orange County, California to major markets throughout the United States.

         We generate revenues primarily through the purchase, warehousing, subsequent securitization and ongoing servicing of motor vehicle contracts. We earn net interest income on motor vehicle contracts held during the warehousing period. Upon the securitization and sale of motor vehicle contracts, we:

         o        recognize a gain on sale of the motor vehicle contracts;

         o        receive future servicing cash flows; and

         o earn fees from servicing the securitized motor vehicle contracts.

         As required by the Financial Accounting Standards Board's Special report, "A Guide to Implementation of Statement 125 on Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, second edition," dated December 1998, and related guidance set forth in statements made by the staff of the Securities and Exchange Commission on December 8, 1998, our consolidated financial statements for 1996, 1997 and the first three quarters of 1998 have been restated to reflect the change in the method of measuring and accounting for credit enhancement assets on our securitization transactions to the cash-out method from the cash-in method.

         The following table illustrates the changes in our motor vehicle contract acquisition volume, total revenue, securitization activity and servicing portfolio during the past three fiscal years and the nine month periods ended September 30, 1998 and 1999.

                                                            FOR THE YEARS ENDED               FOR THE NINE MONTHS
                                                                 DECEMBER 31,                 ENDED SEPTEMBER 30,
                                                     -----------------------------------    -----------------------
                                                       1996         1997         1998         1998          1999
                                                     --------     --------    ----------    --------     ----------
                                                                       (DOLLARS IN THOUSANDS)
Contracts purchased during the period..............  $319,840     $605,905    $1,038,535    $734,334     $1,130,634

Average monthly purchases during the period........    26,653       50,492        86,544      81,592        125,626

Gain on sale of contracts..........................    15,251       19,586        36,417      25,911         40,521

Total revenues(1)..................................    22,627       33,811        60,392      41,979         65,868

Contracts securitized and sold during the period...   405,514      527,276       911,760     646,760      1,060,000

Servicing portfolio at period end..................   400,665      757,277     1,345,961   1,176,153      1,924,881

----------
(1) Total revenues is comprised of net interest income, servicing fee income and gain on sale of contracts.

         Motor Vehicle Contracts Purchased and Servicing Portfolio

         Since our inception, our purchased volume of motor vehicle contracts has grown significantly. Our acquisition volume for the year ended December 31, 1998 was $1.0 billion compared to $605.9 million in 1997 and $319.8 million in 1996, representing an increase of 89.0% from 1996 to 1997 and an increase of 65.0% from 1997 to 1998. Our acquisition volume for the nine months ended September 30, 1999 was $1.1 billion compared to $734.3 million for the same period in 1998. This growth in acquisition volume is attributable primarily to:

         o the opening of four additional auto finance centers during 1998 and three additional auto finance centers during the first nine months of 1999; and

         o        increased purchases from existing dealers.

         Our increase in motor vehicle contract acquisition volume has resulted in the growth in our servicing portfolio. Our servicing portfolio at December 31, 1998 was $1.3 billion, compared to $757.3 million at December 31, 1997 and $400.7 million at December 31, 1996, an increase of 89.0% from 1996 to 1997 and 72.0% from 1997 to 1998. Our servicing portfolio at September 30, 1999 was $1.9 billion, compared to $1.2 billion at September 30, 1998.

         Net Interest Income

         Net interest income consists primarily of the difference between the revenues earned on motor vehicle contracts held on our balance sheet during the warehousing period and the interest costs associated with our borrowings to finance the warehousing of those motor vehicle contracts. The following table illustrates the interest rate earned on our motor vehicle contracts, the interest rate paid on our borrowings and the corresponding net interest rate spread for the periods shown.

                            NET INTEREST RATE SPREAD

                                        FOR THE YEARS ENDED             FOR THE NINE MONTHS
                                            DECEMBER 31,                ENDED SEPTEMBER 30,
                                 ---------------------------------      --------------------
                                   1996         1997         1998         1998         1999
                                 -------      -------      -------      -------      -------
Yield on contracts (1) .          13.66%       13.85%       13.96%       13.71%       13.47%

Cost of borrowings .....           7.14         7.03         7.45         7.14         7.72

Net interest rate spread           6.52         6.82         6.51         6.57         5.75

----------
(1) The yield on contracts is net of dealer participation amortized expenses.

         Gain on Sale of Motor Vehicle Contracts

         We compute a gain on sale on our motor vehicle contracts that we securitize based on the present value of the estimated future excess cash flows to be received from those contracts using the following assumptions:

         o We assume an average prepayment speed on the underlying motor vehicle contracts of 1.75% ABS. "ABS" refers to the "Absolute Payment Model," which represents an assumed rate of prepayment, including defaults, each month relative to the original number of motor vehicle contracts underlying a particular securitization. ABS further assumes that each motor vehicle contract in each month of its life will either be paid as scheduled or be prepaid in full. For example, in a pool of motor vehicle contracts originally containing 10,000 contracts, a 1.75% ABS rate means that 175 motor vehicle contracts prepay or default each month;

         o We use a discount rate equal to the weighted average interest rate on the securities issued in the related securitization, plus 3.5% to 4.5%; and

         o We currently utilize a lifetime loss of 4.0% of the original balance of the motor vehicle contracts.

         We record gains on sale as a credit enhancement asset on our statement of financial condition. We adjust the gain recorded in the statement of income for prepaid dealer participation, issuance costs and the effect of hedging activities. We periodically review the assumptions described above. To the extent the assumptions used are materially different from actual results, the amount of cash we receive over the remaining life of the securitization would be significantly affected and we may be required to take a charge to servicing fee income which could have a material adverse affect on our results of operations, financial condition and cash flows.

         The amount of motor vehicle contracts which we securitize and the net interest rate spread on those contracts affects our gain on sale of those contracts. The following table illustrates the net interest rate spread for each of our outstanding securitizations:

                                                  SECURITIZATION TRANSACTIONS
                         --------------------------------------------------------------------------
                                         REMAINING       WEIGHTED    WEIGHTED
                                         BALANCE AT      AVERAGE     AVERAGE
                          ORIGINAL      SEPTEMBER 30,    CONTRACT    INVESTOR    GROSS      NET
SECURITIZATIONS            BALANCE          1999          RATE(1)    RATE(2)   SPREAD(3)  SPREAD(4)
---------------          ----------     ------------    ----------   --------  ---------  ---------
                            (DOLLARS IN THOUSANDS)

1994-1 Grantor Trust     $   38,601     Paid in Full      13.75%       6.90%     6.85%      5.02%

1995-1 Grantor Trust        105,000     Paid in Full      14.94        7.00      7.94       5.07

1996-1 Grantor Trust        100,500     $    7,185        15.07        5.40      9.67       3.83

1996-2 Grantor Trust         85,013         10,161        14.84        6.40      8.44       3.61

1996-3 Grantor Trust        120,000         19,580        14.54        6.45      8.09       3.14

1996-4 Grantor Trust        100,000         21,021        14.80        6.20      8.60       3.28

1997-1 Grantor Trust         90,000         22,992        13.86        6.55      7.31       2.78

1997-2 Grantor Trust        121,676         36,754        14.85        6.35      8.50       3.11

1997-3 Grantor Trust        149,600         55,323        14.77        6.35      8.42       3.30

1997-4 Grantor Trust        166,000         70,169        14.69        6.30      8.39       3.27

1998-1 Grantor Trust        173,000         83,248        14.91        5.95      8.96       3.40

1998-A Owner Trust .        208,759        114,814        14.73        5.87      8.86       3.34

1998-B Owner Trust .        250,000        158,992        14.73        5.78      8.95       3.18

1998-C Owner Trust .        280,000        198,053        14.89        5.72      9.17       3.51

1999-A Owner Trust .        310,000        239,258        14.33        5.73      8.60       3.44

1999-B Owner Trust .        350,000        304,851        14.65        5.86      8.79       3.54

1999-C Owner Trust .        400,000        379,526        14.82        6.62      8.20       2.86
                         ----------     ----------
      TOTAL ........     $3,048,149     $1,721,927
                         ==========     ==========

----------

(1) As of issue date. This is the weighted average of the interest rate on the securitized motor vehicle contracts.

(2) This is the weighted average interest rate on the securities issued in connection with the related securitization.

(3) This is the difference between the weighted average contract rate and weighted average investor rate as of the issue date.

(4) This is the difference between the weighted average contract rate and weighted average investor rate, net of underwriting costs, other issuance costs, servicing fees, estimated credit losses, ongoing financial guarantee insurance policy premiums, and the hedging gain or loss.

         In October 1999, we completed a securitization in the amount of $390 million with a weighted average contract rate of 15.01%, a weighted average investor rate of 6.90%, a gross spread of 8.11% and a net spread of 2.87%.

         Servicing Fee Income

         We earn contractual servicing at a rate of 1.0% per annum on the outstanding principal balance of the motor vehicle contracts which we securitize, consistent with industry standards. Our servicing fee income is related to the number and amount of contracts we service and also includes investment interest, extension fees, document fees and other fees charged to customer accounts.

RESULTS OF OPERATIONS

         Net Income

         We had net income of $6.1 million for the year ended December 31, 1998, compared to net income of $1.3 million for the year ended December 31, 1997 and $6.1 million for the year ended December 31, 1996. The increase in net income from 1997 to 1998 was due to several factors, including:

         o a 73% increase in the dollar volume of motor vehicle contracts which we securitized, resulting in an 86% increase in gains on sale;

         o higher excess servicing fee income due to improved performance of the motor vehicle contracts that we have securitized and an increase in the size of our serviced portfolio; and

         o improvements in our cost structure which resulted in a decline in operating expenses as a percentage of our average servicing portfolio to 4.73% from 5.46% in 1997.

The reduction in net income from 1996 to 1997 was due to several factors, most notably our commitment to build reserves in the face of increasing delinquency and credit losses related to purchases of motor vehicle contracts in the second half of 1995 and the first half of 1996 by one of our auto finance centers. Additionally, the losses that we incurred during our start-up phase (calendar years 1994 and 1995) generated net operating loss carryforwards which we used in 1996 to offset income taxes. The unavailability of these carryforwards in 1997 accounted for most of the difference in net income between 1997 and 1996. We had net income of $7.2 million for the nine months ended September 30, 1999, compared to net income of $3.6 million for the nine months ended September 30, 1998. The increase in net income from 1998 to 1999 was due principally to a 56% increase in gains on sale resulting from a 64% increase in the dollar volume of motor vehicle contracts which we securitized.

         Net Interest Income

         Net interest income increased to $7.3 million for the year ended December 31, 1998 from $5.0 million for the year ended December 31, 1997, and from $4.1 million for the year ended December 31, 1996. The increase was due to an increase in the average amount of motor vehicle contracts held for sale during 1998 as compared to 1997 and 1996. This more than offset the effect of a decline in net interest margin in 1998 compared to 1997. Net interest margin declined to 6.51% in 1998 compared to 6.82% in 1997 and 6.52% in 1996, while the average amount of motor vehicle contracts held for sale increased to $148.7 million in 1998 compared to $85.7 million in 1997 and $80.6 million in 1996. The yield on motor vehicle contracts held for sale increased by 0.11% to 13.96% for the year ended December 31, 1998, compared to 13.85% for the year ended December 31, 1997, and 13.66% for the year ended December 31, 1996. In addition, our cost of borrowings increased to 7.45% at December 31, 1998 compared to 7.03% at December 31, 1997, and 7.14% at December 31, 1996. In addition to the interest paid on warehouse borrowings, we include the interest we pay on our residual line borrowings, subordinated debt, and capitalized lease obligations as components of our cost of funds. The increase in funding costs in 1998 was due principally to a shift in our relative level of borrowing under each of these lines rather than to an increase in borrowing interest rates.

         Net interest income totaled $5.6 million for the nine months ended September 30, 1999, compared to $6.1 million for the same period in 1998. This decrease is primarily due to the lower average amount of motor vehicle contracts held for sale during the warehouse period. The lower average warehouse balance was the result of changes in the timing of the securitizations. In each of the 1999 securitizations, we elected to execute the securitization during the second month of the quarter, rather than the third month of the quarter as we did in each of the transactions in 1998.

         Servicing Fee Income

         Servicing fee income increased to $16.7 million for the year ended December 31, 1998, from $9.2 million for the year ended December 31, 1997, and from $3.2 million for the year ended December 31, 1996. The increase was attributable to a significant increase in the size of our average servicing portfolio in addition to the improved performance of securitized motor vehicle contracts. For the year ended December 31, 1998, the size of our average servicing portfolio increased to $1.02 billion from $563.3 million in 1997 and from $311.3 million in 1996.

         Servicing fee income increased to $19.8 million for the nine month period ending September 30, 1999, compared to $10.0 million for the same period in 1998. This increase is due primarily to higher amounts of contractual service fees, late fees, and document fees as a result of the growth in our servicing portfolio.

         Gain on Sale of Motor Vehicle Contracts

         We completed four securitizations totaling $911.8 million and a sale in the amount of $15 million during the year ended December 31, 1998, resulting in gains on sale of motor vehicle contracts of $36.4 million, compared to four securitizations totaling $527.3 million during the year ended December 31, 1997, resulting in gains on sale of motor vehicle contracts totaling $19.6 million. For the year ended December 31, 1996, we completed four securitizations totaling $405.5 million resulting in gains on sale of motor vehicle contracts of $15.2 million. The weighted average net spread on our securitizations in 1998 was 3.36%, compared to 3.16% in 1997 and 3.44% in 1996.

         We recorded gains on sale of motor vehicle contracts of $40.5 million for the nine months ended September 30, 1999, compared to $25.9 million for the same period in 1998. The increase in the gains on sale was primarily the result of an increase in the amount of motor vehicle contracts sold. Contracts securitized during the nine months ended September 30, 1999 totaled $1.1 billion, compared to a combined sale and securitization of $646.8 million for the nine months ended September 30, 1998. The net interest rate spread, inclusive of all costs, declined to 2.86% for the third quarter 1999 securitization compared to 3.18% for the securitization completed in the third quarter of 1998. The weighted average net spread on our securitizations during the nine month period ended September 30, 1999 was 3.25%, compared to 3.29% for the nine month period ended September 30, 1998. Interest rate spread is affected by product mix, general market conditions and overall market interest rates. The risks inherent in interest rate fluctuations are reduced through our hedging activities. To protect against changes in interest rates, we hedge our motor vehicle contracts prior to their securitization with forward interest rate swap agreements. We include the gains or losses on these forward interest rate swap agreements as part of the basis of the underlying motor vehicle contracts, and we recognize these gains or losses when the related motor vehicle contracts are securitized.

         Provision for Credit Losses

         We maintain an allowance for credit losses to cover anticipated losses for motor vehicle contracts held for sale. We increase the allowance for credit losses by adjusting the provision for credit losses to cover additional motor vehicle contracts originated and increases in loss estimates, and we decrease the allowance by actual losses on the motor vehicle contracts held for sale or by the reduction of the amount of motor vehicle contracts held for sale. The level of the allowance is based principally on the outstanding balance of motor vehicle contracts held for sale and the historical loss trends for the period of time the contracts are held before being sold in a securitization. When we sell motor vehicle contracts in a securitization transaction, we reduce our allowance for credit losses and we factor potential losses into our calculation of gain on sale. We believe that the allowance for credit losses is currently adequate to absorb potential losses. The increase in our provision for credit losses for the year ended December 31, 1998 as compared to December 31, 1997 and 1996 is a result of the increase in motor vehicle contracts held for sale at the end of each year.

         The provision for credit losses totaled $1.6 million during the year ended December 31, 1998, compared to $785,446 for the same period in 1997. Net credit losses incurred during 1998 were $844,556 and $529,735 during 1997. Provisions for future credit losses during 1998 were $735,275 compared to $255,711 for 1997. The increase from 1997 to 1998 was primarily due to the larger balance of motor vehicle contracts held for sale at the end of 1998. As of December 31, 1998, our motor vehicle contracts held for sale totaled $152.0 million, compared to $63.4 million for the same period in 1997.

         The provision for credit losses totaled $952,560 for the nine month period ending September 30, 1999, compared to $1.2 million for the same period in 1998. Provision for credit losses consists of net credit losses incurred during the warehousing period plus future provision for losses reserved against the net changes in motor vehicle contracts held for sale during the period. Net credit losses accounted for $728,616 during the nine month period ending September 30, 1999, compared to $631,345 for the same period in 1998. Provisions for future credit losses totaled $223,944 for the nine month period ending September 30, 1999, compared to $598,419 for the same period in 1998. The decrease in our provisions of credit losses for the nine month period ending September 30, 1999, compared to the same period in 1998 is a result of the decrease in motor vehicle contracts held for sale at the end of such period.

         Salaries and Benefits Expense

         We incurred salary and benefit expenses of $26.8 million during the year ended December 31, 1998, compared to $17.4 million during the year ended December 31, 1997, and $8.5 million for the year ended December 31, 1996. In order to support the growth of our operations and our servicing portfolio, our number of employees increased from 221 at December 31, 1996 to 319 at December 31, 1997 and to 526 at December 31, 1998.

         Salary and benefit expenses for the nine month period ended September 30, 1999 were $29.6 million compared to $19.5 million for the nine month period ended September 30, 1998. This increase is attributable to the incremental staffing requirements related to the expansion of operations and the growth of our servicing portfolio. Our employees increased in number from 499 at September 30, 1998 to 683 at September 30, 1999.

         Other Operating Expenses

         Other operating expenses, which include depreciation, occupancy and general and administrative expenses, increased to $21.7 million at December 31, 1998, from $13.3 million at December 31, 1997, and from $6.8 million for the year ended December 31, 1996. The majority of increases were due to the growth of the average servicing portfolio from $311.3 million at December 31, 1996 to $563.3 million at December 31, 1997 and to $1.02 billion at December 31, 1998. Additionally, we opened additional auto finance centers during the years ended December 31, 1998, December 31, 1997, and December 31, 1996. Total other operating expenses for the nine month period ending September 30, 1999 were $23.1 million compared to $15.1 million for the same period in 1998.

         Depreciation expense increased to $2.5 million for the nine months ended September 30, 1999 compared to $1.3 million for the same period of 1998, as we continued to invest in technology and infrastructure. Continued expansion into new markets resulted in an increase in occupancy costs to $2.5 million for the nine months ended September 30, 1999 from $1.3 million for the nine month period ended September 30, 1998. General and administrative expenses increased to $18.1 million for the nine month period ended September 30, 1999, compared to $12.5 million for the nine month period ended September 30, 1998. Higher expenses are primarily due to an increase in the dollar amount of the servicing portfolio.

         Income Taxes

         We file federal and certain state tax returns as part of a consolidated group. Tax liabilities from the consolidated returns are allocated in accordance with a tax sharing agreement based on the relative income or loss of each entity on a stand-alone basis. Our effective tax rate was 41.5% for 1998 and 43.0% for 1997. The reduction in tax rates between 1998 and 1997 is due to lower tax rates in the states where we have opened new auto finance centers. Our effective tax rate in 1996 was 12.2% as we had net operating loss carry-forwards that were utilized to reduce income tax expense.

FINANCIAL CONDITION

         Contracts Held for Sale

         Motor vehicle contracts held for sale, net of dealer participation and allowance, totaled $152.8 million at December 31, 1998, compared to $64.3 million at December 31, 1997. The number and principal balance of motor vehicle contracts held for sale is largely dependent upon the timing and size of our securitizations. The increase in the amount of motor vehicle contracts held for sale from year end 1997 to year end 1998 is primarily attributable to our higher contract volume during the respective warehousing periods. We believe that the allowance for credit losses is currently adequate to absorb potential losses in the owned portfolio. The allowance for credit losses as of December 31, 1998 was approximately $1.0 million and as of September 30, 1999 was approximately $1.3 million. See Note 2 to our unaudited financial statements and Note 5 to our consolidated financial statements for a more detailed discussion of motor vehicle contracts held for sale and allowance for credit losses.

         Motor vehicle contracts held for sale, net of dealer participation and allowance, totaled $195.5 million at September 30, 1999, compared to $152.8 million at December 31, 1998. The balance in our held-for-sale portfolio is largely dependent upon the timing of the origination and securitization of our motor vehicle contracts. We completed a securitization transaction of $400.0 million during the third quarter of 1999 compared to a securitization of $250.0 million during the third quarter of 1998. We plan to continue to securitize motor vehicle contracts on a regular basis.

         The following table illustrates the changes in the our motor vehicle contract acquisition volume, securitization activity and servicing portfolio during the past five fiscal quarters:

                    SELECTED QUARTERLY FINANCIAL INFORMATION

                                                SEPT. 30,       DEC. 31,       MAR. 31,       JUNE 30,       SEPT. 30,
                                                   1998           1998           1999           1999           1999
                                                ----------     ----------     ----------     ----------     ----------
                                                                        (DOLLARS IN THOUSANDS)
Contracts purchased or originated during
  the period ..............................     $  286,470     $  304,200     $  357,757     $  374,075     $  398,802

Average monthly purchases during the period         95,490        101,400        119,252        124,691        132,934

Gain on sale of contracts .................          9,677         10,506         12,328         14,470         13,723

Total revenues ............................         16,472         18,414         19,568         22,673         23,626

Contracts securitized during the period ...        250,000        280,000        310,000        350,000        400,000

Servicing portfolio (at end of period) ....     $1,176,153     $1,345,961     $1,542,612     $1,729,338     $1,924,881

         Credit Enhancement Assets

         Our credit enhancement assets consisted of the following:

                                              AS OF DECEMBER 31,       AS OF SEPTEMBER 30,
                                             --------------------     ---------------------
                                              1997         1998         1998         1999
                                             -------     --------     --------     --------
                                                         (DOLLARS IN THOUSANDS)
Trust receivable .......................     $ 7,378     $  3,713     $  7,237     $  5,713

Retained interest in securitized assets       64,358      109,241       93,794      125,188
                                             -------     --------     --------     --------
    TOTAL ..............................     $71,736     $112,954     $101,031     $130,901
                                             =======     ========     ========     ========

         Trust receivables represent servicer advances and initial deposits in spread accounts.

         The retained interest in securitized assets, or RISA, consists of the estimated present value of future servicing cash flows from our related securitizations. We compute future servicing cash flows by taking into account certain assumptions principally regarding prepayments, losses and servicing costs. We then discount these cash flows at a market-based rate until the spread account under the related securitization releases that cash to us. The following table provides historical data regarding the RISA. Included in RISA is restricted cash of $32.7 million and $23.5 million at December 31, 1998 and 1997 respectively and $31.3 million of restricted cash at September 30, 1999.

         The balance of the RISA is amortized on a monthly basis over the expected repayment life of the underlying motor vehicle contracts. RISA is classified in a manner similar to available for sale securities and as such is marked to market each quarter. Market value changes are calculated by discounting the excess spread using a current market discount rate. Any changes in the market value of the RISA is reported as a separate component of stockholders' equity on our consolidated statements of financial condition as accumulated other comprehensive income, or loss, net of applicable taxes.

                     RETAINED INTEREST IN SECURITIZED ASSETS

                                              FOR THE YEARS ENDED          FOR THE NINE MONTHS
                                                  DECEMBER 31,             ENDED SEPTEMBER 30,
                                            -----------------------      -----------------------
                                              1997           1998          1998           1999
                                            --------      ---------      --------      ---------
                                                           (DOLLARS IN THOUSANDS)
Beginning balance .....................     $ 33,530      $  64,358      $ 64,358      $ 109,241

Additions .............................       41,603         80,633        55,746         73,012

Amortization ..........................      (10,775)       (35,750)      (26,310)       (56,504)

Change in unrealized loss on securities
  available for sale ..................            0              0             0           (560)
                                            --------      ---------      --------      ---------
Ending balance ........................     $ 64,358      $ 109,241      $ 93,794      $ 125,189
                                            ========      =========      ========      =========

         Asset Quality

         We monitor and attempt to minimize delinquencies and losses through timely collections and the use of a predictive dialing system as described under "Business - Collection Procedures." At December 31, 1998, delinquencies of thirty days or more represented 2.83% of the amount of motor vehicle contracts in our servicing portfolio, compared to 2.51% at December 31, 1997 and 2.03% at December 31, 1996. At September 30, 1999, delinquencies represented 2.68% of the amount of the motor vehicle contracts in our servicing portfolio. Our net charge-offs, as a percentage of our average servicing portfolio, were 1.75% for the nine months ended September 30, 1999 compared to 1.77% for the same period in 1998. Net charge-offs were 1.72% for the year ended December 31, 1998, compared to 2.03% and 1.63% for the years ended December 31, 1997 and 1996, respectively. The levels of delinquencies at December 31, 1998 increased over December 31, 1997 primarily due to the relocation of our collection and customer service areas in conjunction with the relocation of our corporate headquarters which began in December of 1998. We attribute the increase in delinquencies from 1996 to 1997 in part to an increase on a national basis in the level of bankruptcies and consumer defaults generally, and to the tendency of delinquencies and losses with respect to a pool of automobile contracts to increase after a period of seasoning. Loan losses, however, have decreased from 1997 to 1998, and we believe that this is a result of the elimination of a significant portion of the portfolio of high delinquency and high loss motor vehicle contracts which were purchased through the third quarter of 1996 by our North Hollywood auto finance center. Our North Hollywood auto finance center had a higher concentration of used car dealerships than our other auto finance centers, and this concentration of used car dealerships was principally responsible for the poor performance of that portion of our portfolio. The runoff of these contracts impacted losses through December 1997.

         We have increased our off balance sheet reserves as a percentage of our period end portfolio sold. Our reserves have increased from 2.12% at December 31, 1996 to 3.32% at December 31, 1997 to 3.90% at December 31, 1998 and to
4.45% at September 30, 1999. Off balance sheet reserves are those reserves established upon the sale of motor vehicle contracts to the grantor and owner trusts created in connection with our securitization of motor vehicle contracts.

         The following table sets forth the delinquency experience of the servicing portfolio.

                DELINQUENCY EXPERIENCE OF THE SERVICING PORTFOLIO

                                                  DECEMBER 31,                          SEPTEMBER 30,
                                     --------------------------------------      --------------------------
                                       1996          1997           1998            1998            1999
                                     --------      --------      ----------      ----------      ----------
                                                           (DOLLARS IN THOUSANDS)
Servicing portfolio ............     $400,665      $757,277      $1,345,961      $1,176,153      $1,924,881

Delinquencies(1)(2)

      31-59 days ...............     $  5,022      $ 11,902      $   26,410      $   15,565      $   29,324

      60-89 days ...............        1,816         3,370           6,876           4,114          11,219

      90+ days .................        1,279         3,743           4,790           4,103          10,992
                                     --------      --------      ----------      ----------      ----------
Total ..........................     $  8,117      $ 19,015      $   38,076      $   23,782      $   51,535
                                     ========      ========      ==========      ==========      ==========

Total delinquencies as a percent
  of servicing portfolio ...             2.03%         2.51%           2.83%           2.02%           2.68%

----------
(1) Delinquencies include principal amounts only, net of repossessed inventory.

(2) The period of delinquency is based on the number of days payments are contractually past due.

         The following table sets forth the loan loss experience of our servicing portfolio for the periods indicated.

                 LOAN LOSS EXPERIENCE OF THE SERVICING PORTFOLIO

                                             FOR THE YEARS ENDED                    FOR THE NINE MONTHS
                                                 DECEMBER 31,                       ENDED SEPTEMBER 30,
                                    --------------------------------------      --------------------------
                                      1996          1997           1998            1998            1999
                                    --------      --------      ----------      ----------      ----------
                                                          (DOLLARS IN THOUSANDS)
Number of contracts ...........       38,275        73,502         131,862         115,151         189,062

Period end servicing portfolio      $400,665      $757,277      $1,345,961      $1,176,153      $1,924,881

Average servicing portfolio(1)      $311,340      $563,343      $1,023,237      $  945,077      $1,629,779

Number of gross charge-offs ...          987         2,161           3,761           2,740           4,508

Gross charge-offs .............     $  5,789      $ 13,076      $   20,640      $   14,827      $   24,528

Net charge-offs(2) ............     $  5,066      $ 11,434      $   17,618      $   12,576      $   21,373

Net charge-offs as a percent of
 average servicing portfolio(3)         1.63%         2.03%           1.72%           1.77%           1.75%

Off balance sheet reserves as
 a percent of period end
 serviced portfolio sold ......         2.12%         3.32%           3.90%           4.12%           4.45%

----------
(1)      Average is based on daily balances.

(2) Net charge-offs are gross charge-offs minus recoveries on contracts previously charged off.

(3) The net charge-off percentages for the nine months ended September 30, 1998 and 1999 are annualized.

         The following table illustrates the monthly cumulative net charge-offs of each of our securitized pools outstanding for the period from the date of securitization through September 30, 1999.

  MONTH    96-1    96-2    96-3   96-4    97-1    97-2   97-3    97-4    98-1   98-A    98-B    98-C   99-A    99-B     99-C
  -----    -----   -----   -----  -----   -----   -----  -----   -----   -----  -----   -----   -----  -----   -----   -----

    1      0.00%   0.01%   0.00%  0.00%   0.00%   0.00%  0.00%   0.00%   0.00%  0.00%   0.00%   0.00%  0.00%   0.00%   0.00%

    2      0.03%   0.07%   0.02%  0.02%   0.00%   0.00%  0.00%   0.00%   0.01%  0.01%   0.00%   0.02%  0.00%   0.00%   0.01%

    3      0.05%   0.20%   0.07%  0.05%   0.03%   0.02%  0.02%   0.01%   0.02%  0.03%   0.02%   0.02%  0.02%   0.03%

    4      0.11%   0.33%   0.16%  0.14%   0.06%   0.07%  0.09%   0.04%   0.08%  0.07%   0.08%   0.04%  0.05%   0.07%

    5      0.23%   0.46%   0.43%  0.24%   0.13%   0.22%  0.13%   0.11%   0.14%  0.14%   0.19%   0.15%  0.11%   0.14%

    6      0.40%   0.78%   0.54%  0.38%   0.26%   0.32%  0.24%   0.20%   0.24%  0.23%   0.33%   0.27%  0.21%

    7      0.69%   0.98%   0.74%  0.53%   0.37%   0.59%  0.36%   0.28%   0.40%  0.37%   0.45%   0.46%  0.35%

    8      0.82%   1.15%   0.97%  0.81%   0.52%   0.80%  0.47%   0.43%   0.53%  0.42%   0.61%   0.57%  0.49%

    9      0,93%   1.39%   1.13%  0.98%   0.60%   0.91%  0.62%   0.55%   0.68%  0.51%   0.82%   0.74%

   10      1.15%   1.52%   1.32%  1.18%   0.76%   1.07%  0.73%   0.72%   0.85%  0.70%   0.95%   0.94%

   11      1.25%   1.69%   1.47%  1.43%   0.92%   1.26%  0.81%   0.87%   1.04%  0.85%   1.10%   1.12%

   12      1.47%   1.94%   1.60%  1.63%   1.02%   1.42%  0.94%   0.95%   1.20%  1.01%   1.20%

   13      1.65%   2.08%   1.77%  1.73%   1.13%   1.58%  1.10%   1.08%   1.33%  1.17%   1.36%

   14      1.79%   2.34%   1.94%  1.87%   1.23%   1.68%  1.23%   1.19%   1.46%  1.37%

   15      2.02%   2.52%   2.09%  2.07%   1.40%   1.80%  1.38%   1.36%   1.61%  1.48%

   16      2.25%   2.76%   2.27%  2.23%   1.56%   1.97%  1.58%   1.42%   1.71%  1.59%

   17      2.43%   2.89%   2.42%  2.33%   1.68%   2.10%  1.68%   1.52%   1.88%

   18      2.59%   3.10%   2.57%  2.49%   1.75%   2.23%  1.77%   1.64%   2.01%

   19      2.77%   3.14%   2.70%  2.62%   1.85%   2.35%  1.91%   1.75%   2.17%

   20      2.93%   3.30%   2.83%  2.73%   1.92%   2.48%  2.04%   1.85%

   21      3.06%   3.47%   2.94%  2.84%   1.98%   2.59%  2.11%   1.97%

   22      3.15%   3.60%   3.00%  2.93%   2.09%   2.72%  2.20%   2.08%

   23      3.21%   3.70%   3.08%  3.02%   2.17%   2.81%  2.31%

   24      3.28%   3.81%   3.17%  3.10%   2.22%   2.85%  2.41%

   25      3.40%   3.93%   3.28%  3.22%   2.31%   2.93%  2.51%

   26      3.43%   4.06%   3.38%  3.29%   2.38%   2.96%

   27      3.55%   4.13%   3.43%  3.39%   2.44%   3.09%

   28      3.60%   4.22%   3.54%  3.46%   2.50%   3.17%

   29      3.73%   4.23%   3.59%  3.58%   2.55%

   30      3.75%   4.29%   3.69%  3.61%   2.63%

   31      3.79%   4.31%   3.77%  3.64%   2.67%

   32      3.85%   4.33%   3.75%  3.72%

   33      3.88%   4.37%   3.77%  3.74%

   34      3.90%   4.39%   3.79%  3.77%

   35      3.94%   4.39%   3.81%

   36      3.94%   4.42%   3.83%

   37      3.94%   4.42%   3.84%

   38      3.97%   4.43%

   39      3.99%   4.45%

   40      3.99%   4.46%

   41      3.96%   4.45%

   42      3.95%

   43      3.96%

   44      3.94%

   45      3.97%

In October 1999, we completed a securitization in the amount of $390 million, with net charge-offs in the first month of 0%.

LIQUIDITY AND CAPITAL RESOURCES

         We require substantial cash and capital resources to operate our business. Our primary uses of cash include:

         o        acquisition of motor vehicle contracts;

         o        payment of dealer participation;

         o        securitization costs, including cash held in spread accounts;

         o        settlements of hedging transactions;

         o maintenance of working capital requirements and payment of operating expenses; and

         o        interest expense.

         The capital resources available to us include:

         o        net interest income during the warehousing period;

         o        contractual servicing fees;

         o        excess servicing cash flows released from spread accounts;

         o        settlements of hedging transactions;

         o        sales of motor vehicle contracts in securitizations; and

         o        borrowings under our warehouse and credit facilities.

         These sources can provide capital to fund expansion of our motor vehicle contract purchasing and servicing capabilities.

         The principal determinant of our cash usage in a particular year is the difference between the dollar amount of motor vehicle contracts we purchase and the proceeds realized from the motor vehicle contracts we sell. Our purchases of motor vehicle contracts exceeded our proceeds from the sale of motor vehicle contracts by $112 million in 1998 and by $79 million in 1997, resulting in net cash used in operating activities in each of those years. In 1996, our proceeds from the sale of motor vehicle contracts exceeded our purchases by $85 million, resulting in net cash provided by operating activities. Our purchases of motor vehicle contracts exceeded our proceeds from the sale of motor vehicle contracts by $71.0 million for the nine months ended September 30, 1999 compared to $88.0 million for the nine months ended September 30, 1998, resulting in net cash used in operating activities in each of these periods.

         Cash used in investing activities increased to $3.8 million in the year ended December 31, 1998, from $1.8 million in the year ended December 31, 1997 and $804,587 in the year ended December 31, 1996. The increases resulted from higher capital expenditures by us, principally in the purchase of furniture and equipment, in connection with our continued expansion. Cash used in investing activities was $5.0 million for the nine months ended September 30, 1999, compared to $2.4 million for the nine months ended September 30, 1998. A reduction in the use of our capital lease lines coupled with the relocation of the our corporate headquarters contributed to the increase in investing activities.

         Cash provided by financing activities was $45.2 million for the nine months ended September 30, 1999, compared to $83.8 million for the nine months ended September 30, 1998. Higher cash flows from securitizations combined with a lower warehousing interest expense in 1999 compared to 1998 reduced the requirements for financing sources. Cash provided by financing activities was $118.4 million for the year ended December 31, 1998, compared to $77.2 million provided for the year ended December 31, 1997 and $90.5 million used in the year ended December 31, 1996. This increase over 1997 was primarily due to the issuance in February 1998 of $10,000,000 of subordinated debt to BayView Capital Corporation, and additional borrowing under our revolving credit facilities. In 1996, we used excess proceeds from the sale of motor vehicle contracts to pay down our warehouse lines, resulting in net cash used in financing activities.

         Triple-A One Warehouse Facility

         We are a party to a $375 million auto warehouse program with Triple-A One Funding Corporation through our wholly owned subsidiary, Onyx Acceptance Financial Corporation, or Finco. Triple-A One is a commercial paper asset-backed conduit lender sponsored by MBIA and is currently rated A-1 by Standard & Poor's Ratings Group, a division of The McGraw Hill Companies Inc., and P-1 by Moody's Investors Service, Inc. This facility provides Finco with funds to purchase motor vehicle contracts, which are then pledged to Triple-A One under the facility. MBIA provides credit enhancement to Triple-A One by issuing surety bonds covering all principal and interest obligations owed by us under a loan agreement with Triple-A One. Triple-A One increased our advance rate during 1998 to 98% from 95% of the adjusted eligible principal balance of each motor vehicle contract. The advance rate is subject to reduction by MBIA if the net yield on the motor vehicle contract portfolio falls below a target net yield. The remaining 2% of the purchase price of the motor vehicle contracts generally is funded either from net interest income or by proceeds from the excess servicing facility or our residual lines of credit described below. Since the Triple-A One facility is based on commercial paper rates, we have the ability to manage our interest rate exposure during the warehouse period between origination and securitization by determining the maturities (one to 270 days) of commercial paper borrowings. The outstanding principal amount under this facility as of September 30, 1999 was $164.0 million.

         Upon the occurrence of certain wind-down events, Finco will be prohibited from borrowing any further amounts from Triple-A One and all collections on the motor vehicle contracts included in the borrowing base will be distributed in substantially the same manner as before the wind-down event except that Finco must repay all outstanding Triple-A One advances before we can pay any amounts to other borrowers or our affiliates. Unless earlier terminated upon the occurrence of a wind-down event, the Triple-A One facility matures in September 2001, subject to the requirement that the liquidity facility provided by certain banks to Triple-A be extended annually. After maturity in September 2001, the Triple-A One facility is subject to annual renewals.

         Park Avenue Warehouse Facility

         We are a party to a $150 million commercial paper facility with Park Avenue Receivables Corporation, or Parco. One of our special purpose subsidiaries, Onyx Acceptance Receivables Corporation, or Recco, is the borrower under the facility. The facility is used to fund the purchase or origination of motor vehicle contracts. Parco is rated as a commercial paper asset-backed conduit sponsored by Chase Securities, Inc. MBIA provides credit enhancement for the facility by issuing financial guarantee insurance policy covering all principal and interest obligation owed by Recco related to the borrowings under the facility. Recco pledges its motor vehicle contracts held for sale to borrow from Parco. The Parco facility was executed in August 1999, and has a one year term. The outstanding principal amount under this facility as of September 30, 1999 was $23.5 million.

         Merrill Lynch Line

         Our wholly owned subsidiary, Onyx Acceptance Funding Corporation, has a $100 million line of credit with Merrill Lynch Mortgage Capital, Inc. which provides funding for the purchase or origination of motor vehicle contracts and which is used in concert with the Triple-A One and Parco facilities that are currently in place. The interest rate on the Merrill Lynch line of credit is based on LIBOR. The Merrill Lynch line is currently scheduled to mature in February 2000. There is no principal amount outstanding under this facility.

         Excess Servicing Facility

         We have a collateralized revolving line of credit with a lending group, comprised of State Street Bank and Trust Company, BankBoston and The Travelers Insurance Company, for working capital and other expenditures for which funding under the Triple-A One facility, the Parco Facility and the Merrill Lynch line of credit is not available. Under this excess servicing facility, which converted to a term loan in June 1999, we could borrow and repay up to $45 million during a two-year revolving period. The excess servicing facility is now in the amortization period and all cash flows released from the spread accounts in the underlying securitizations, which are collateral under this facility, are being used to repay the outstanding principal balance. The outstanding principal amount under this facility as of September 30, 1999 was $23.5 million.

         We have obtained the written consent of State Street Bank and Trust Company, BankBoston and The Travelers Insurance Company for this offering of notes, and their waiver of the restrictive covenant limiting our ability to incur additional subordinated debt.

         Residual Lines

         We have two residual facilities through our wholly-owned subsidiary, Onyx Acceptance Funding Corporation. We have a $10 million committed residual line of credit with Merrill Lynch Mortgage Capital, Inc., which is now a stand-alone line not related to the Merrill Lynch line of credit described above under the heading "Merrill Lynch Line." We also have a $50 million residual line of credit with Salomon Smith Barney Realty Corporation. We use our residual lines of credit with Merrill Lynch and Salomon to finance our operating requirements. These residual lines utilize a collateral-based formula that sets borrowing availability to a percentage of the value of excess cash flow to be received from certain of our securitizations. The Merrill Lynch residual facility has been renewed and currently matures in February 2000. Each loan under the Salomon facility matures one year after the date of the loan. We expect each loan to be renewed at term. The outstanding principal amounts under the Merrill Lynch and Salomon residual lines as of September 30, 1999 were $10.0 million and $16.7 million, respectively.

         BayView Term Loan

         We have subordinated debt outstanding of $10 million. The subordinated debt matures on February 24, 2000, with an option to extend the term by three years during which the loan would fully amortize. The BayView subordinated debt bears interest at a fixed rate of 92%. In connection with this debt, we issued to the lender, Bayview Capital Corporation, a warrant to purchase 180,529 shares of our common stock.

         The facilities and lines of credit described above contain affirmative and negative financial covenants typical of such credit facilities. We were in compliance with these covenants as of October 31, 1999.

SECURITIZATIONS

         Regular securitizations are an integral part of our business plan because they allow us to increase our liquidity, provide for redeployment of our capital and reduce risks associated with interest rate fluctuations. We have developed a securitization program that involves selling interests in pools of motor vehicle contracts to investors through the public issuance of asset-backed securities rated in the highest applicable rating category. We have completed four AAA/Aaa rated publicly underwritten asset-backed securitizations in the amount of $1.5 billion through Finco during 1999.

         We use the net proceeds of our securitizations to pay down the outstanding indebtedness incurred under our credit facilities used to purchase motor vehicle contracts, thereby allowing us to purchase additional contracts. Since 1994, we have securitized $3.4 billion of motor vehicle contracts in 18 separate transactions. In each of these securitizations, we sold motor vehicle contracts to a newly formed grantor or owner trust which issued pass-through certificates or notes in an amount equal to the aggregate principal balance of the motor vehicle contracts.

         To improve the level of profitability from the sale of securitized motor vehicle contracts, we arrange for credit enhancement to achieve an improved credit rating on the asset-backed securities issued. This credit enhancement has taken the form of a financial guaranty issued by MBIA or a predecessor, which issued a financial guaranty insurance policy insuring the ultimate payment of principal and the timely payment of interest due on the asset-backed securities.

         We receive servicing fees for our duties relating to the accounting for and collection of the motor vehicle contracts. In addition, we are entitled to receive future servicing cash flows from the securitized motor vehicle contracts. Generally, we sell the motor vehicle contracts at face value and without recourse, except that we provide certain representations and warranties with respect to the contracts in our capacity as the servicer, and Onyx Acceptance Financial Corporation provides certain representations and warranties with respect to the contracts in its capacity as the seller to the trusts.

         Gains on sale of motor vehicle contracts in our securitizations provide a significant portion of our revenues. Several factors affect our ability to complete securitizations of motor vehicle contracts, including conditions in the securities markets generally, conditions in the asset-backed securities market specifically, the credit quality of our portfolio of motor vehicle contracts and our ability to obtain satisfactory credit enhancement.

INTEREST RATE EXPOSURE AND HEDGING

         Through the use of varying maturities on advances from our facilities with Triple-A One and Parco, we effectively lock in rates during the warehousing period, when we think it is appropriate, to limit our interest rate exposure during such warehousing period. See "Risk Factors - Risk Factors Relating to Onyx - Interest rate fluctuations may materially and adversely affect our results of operations, financial condition and cash flows and our ability to make payments on the notes."

         We have the ability to move interest rates on our motor vehicle contracts upward in response to rising borrowing costs because we generally do not purchase contracts near the maximum rates permitted by law. Further, we employ a hedging strategy which primarily consists of the execution of forward interest rate swaps. We enter into these hedges in numbers and amounts which generally correspond to the anticipated principal amount of the related securitization. We recognize gains and losses relative to these hedges in full at the time of securitization as an adjustment to the gain on sale of the motor vehicle contracts. We have only used counterparties with investment grade debt ratings from national rating agencies for our hedging transactions.

         We monitor our hedging activities on a frequent basis to ensure that the value of hedges, their correlation to the motor vehicle contracts being hedged and the amounts being hedged continue to provide us with effective protection against interest rate risk. Our hedging strategy requires us to estimate monthly motor vehicle contract acquisition volume and the timing of our securitizations. If such estimates are materially inaccurate, then our gain on sales of motor vehicle contracts and results of operations and cash flows could be materially adversely affected. We estimate the amount and timing of hedging transactions based upon the amount of motor vehicle contracts purchased and the interest rate environment. We currently expect to hedge substantially all of our motor vehicle contracts during the warehousing period.

DIVIDEND POLICY

         We have never declared or paid dividends on our common stock. We currently intend to retain any future earnings for our business and do not anticipate declaring or paying any dividends on our common stock in the foreseeable future. In addition, our ability to declare or pay dividends is restricted by the terms of our credit and warehouse facilities and by the restrictive covenants of the indenture governing the notes.

NEW ACCOUNTING PRONOUNCEMENTS

         In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative contracts and for hedging activities. The new standard requires that all derivatives be recognized as either assets or liabilities in the consolidated statements of financial condition and that those instruments be measured at fair value. If certain conditions are met, a derivative may be specifically designated as a hedging instrument. The accounting for changes in the fair value of a derivative (that is, unrealized gains and losses) depends on the intended use of the derivative and the resulting designation. The statement is effective in the first quarter of year 2001. We are presently assessing the effect of SFAS 133 on our consolidated financial statements.

YEAR 2000 COMPLIANCE

         We are substantially dependent on our own and third party computer systems, business applications and other information technology systems, due to the nature of our consumer finance business and the increasing number of electronic transactions in the industry. Historically, many information technology systems were developed to recognize the year as a two-digit number, with the digits "00" being recognized as the year 1900. The year 2000 presents a number of potential problems for such systems, including potentially significant processing errors or failure. Given our reliance on our computer systems, our results of operations and cash flows could be materially adversely affected by any significant errors or failures.

         We have developed a comprehensive plan designed to address the "Year 2000" issue, which we have completed for our in-house and major third party technology applications and are in the midst of executing for our other third party information technology applications. Earlier this year, we completed a detailed risk assessment of our various in-house and third party computer systems, business applications and other affected systems, formulated a plan for specific remediation efforts and began certain of such remediation efforts. We assembled survey data from third party vendors and certain other parties with which we communicate electronically to determine the compliance efforts being undertaken by these parties and to assess our potential exposure to any non-compliant systems operated by these parties. We completed our remediation efforts during the third quarter of 1999, and we are currently testing our in-house and third party systems and applications.

         We currently estimate that our costs related to Year 2000 compliance remediation for our own information technology systems and applications will be approximately $450,000 in 1999. This amount represents approximately 9% of our information technology budget. As of September 30, 1999, we had spent approximately $375,000 on our remediation efforts. We currently expect that our Year 2000 testing will be completed during the fourth quarter of 1999. We expense testing costs as they are incurred. We believe that we have an effective plan in place to resolve the Year 2000 issue in a timely manner. As noted above, we have not yet completed all necessary processes of our Year 2000 Plan. We plan to continuously monitor the status of completion of our Year 2000 Plan and, based on such information, we will develop contingency plans as necessary.

         If we do not complete any additional phases of our plan, we may be unable to perform our key operating activities, such as the purchase of loans and the invoicing, collecting and application of obligor repayments. We could be subject to litigation for computer systems failure, such as improper application of repayments and resulting incorrect credit reporting to credit bureaus. In addition, disruptions in the economy generally resulting from Year 2000 issues could also materially adversely affect us. The amount of potential liability and lost revenue cannot reasonably be estimated at this time.

                                    BUSINESS

GENERAL

         We are a specialized consumer finance company engaged principally in the business of providing indirect automobile financing to franchised new car dealerships and select used car dealerships throughout the United States. We primarily purchase motor vehicle contracts from such dealerships. We focus our efforts on acquiring motor vehicle contracts that are secured by late model used motor vehicles and, to a lesser extent, new motor vehicles, that were entered into with purchasers whom we believe have favorable credit profiles. We generate revenues primarily through the purchase, warehousing, securitization and ongoing servicing of motor vehicle contracts. Since we started purchasing, originating and servicing motor vehicle contracts in February 1994, we have purchased or originated more than $3.4 billion in motor vehicle contracts from approximately 7,100 dealers, and we have expanded our operations from a single office in Orange County, California to major markets throughout the United States.

BACKGROUND

         We were incorporated in California in 1993 and reincorporated in Delaware in 1996 in connection with our initial public offering of common stock in March 1996. We are headed by a management team with extensive experience in the origination, acquisition, and servicing of indirect and direct automobile contracts and loans, and who, from 1985 to present, have actively participated in a number of public securitizations of motor vehicle contracts. Our principal executive offices are located at 27051 Towne Centre Drive, Suite 100, Foothill Ranch, California 92610.

MARKET AND COMPETITION

         We operate in a highly competitive market. A variety of financial entities, including the captive finance affiliates of major automotive manufacturers, banks, savings associations, independent finance companies, credit unions and leasing companies, have historically serviced the automobile finance market. Several of our competitors have greater financial resources than us. Many of our competitors also have long-standing relationships with automobile dealerships and may offer dealerships or their customers other forms of financing or services not provided by us.

         We compete for the purchase of motor vehicle contracts which meet our underwriting criteria on the basis of emphasizing strong relationships with our dealership customer base through our local presence. We support our dealership customer base with an operation that is open seven days a week and that has the ability to finalize purchases of motor vehicle contracts on weekends. We believe that our strong personal relationships with, and our level of service to, the dealerships in our customer base provide us with a competitive advantage.

BUSINESS STRATEGY

         Our principal objective is to become one of the leading sources of near-prime auto lending in the United States by leveraging the experience of our senior management team in this industry. We seek to attain and increase profitability through the implementation of the following strategies:

         o Targeted Market and Product Focus. We have positioned ourselves as one of the lowest loan-to-value and payment-to-income lenders in the near-prime auto finance market. We target the near-prime auto lending market because we believe that it produces greater origination and operating efficiencies than does the sub-prime lending market. We focus on late model used motor vehicles, rather than new motor vehicles, because we believe the risk of loss on used vehicles is lower due to lower depreciation rates. Furthermore, motor vehicle contracts secured by used motor vehicles generally bear interest at rates that are higher than new motor vehicle contracts. In addition, we believe that the late model used motor vehicle finance market is growing at a faster rate than is the finance market for new motor vehicles.

         o Localized Dealership Service. We provide a high level of service to our dealership base by marketing to and servicing dealerships on a local level through our auto finance centers. We strategically locate our auto finance centers in geographic areas with many dealerships in order to facilitate personal service in the local markets, including consistent buying practices, operations open seven days a week, competitive rates, fast turnaround time and systems designed to expedite the processing of motor vehicle contract applications. This personal service is provided by a team of experienced account managers with an established reputation for responsiveness and integrity who call on dealerships in a consistent and professional manner. We believe that our local presence and service provide the opportunity to build strong and lasting relationships with dealerships.

         o Expansion of Dealership Customer Base. We establish active relationships with a substantial percentage of franchised dealerships in the regions in which we do business through our auto finance centers. We expect to establish additional dealer relationships as we continue our expansion plans in the future.

         o Maintenance of Underwriting Standards and Portfolio Performance. We have developed an underwriting process that is designed to achieve attractive yields while minimizing delinquencies and losses. Based on our belief that a credit scoring system is a less effective means of assessing credit risk, especially in the near-prime sector, we employ experienced credit managers in the local auto finance centers to purchase motor vehicle contracts satisfying our underwriting criteria. Our credit managers and account managers are compensated as a team and their compensation relies, in part, upon the quality of underwriting of the motor vehicle contracts they approve. We also audit most motor vehicle contracts that we purchase within days of their origination to further assure adherence to our underwriting guidelines. To further monitor the integrity of the underwriting process, we regularly track the delinquency and loss rates of motor vehicle contracts purchased by each credit manager and account manager team.

         o Technology-Supported Operational Controls. We have developed and instituted control and review systems that enable us to monitor both our operations and the performance of the motor vehicle contracts we service. These systems allow us to monitor motor vehicle contract production, yields and performance on a daily basis. We believe that our information systems not only enhance our internal controls but also allow us to significantly expand our servicing portfolio without a corresponding increase in labor costs.

         o Liquidity Through Warehousing and Securitizations. Our strategy is to complete securitizations on a regular basis and to use warehousing credit facilities to fund the acquisition or origination of motor vehicle contracts prior to securitization. To fund dealer participation and finance daily operations, we rely to a significant extent on credit facilities that are collateralized by our retained interest in securitized assets. We also utilize both securitization and hedging strategies to leverage our capital efficiently and substantially reduce our interest rate risk.

OPERATIONS

         Dealership Marketing and Service

         We have auto finance centers located throughout the United States and, as of September 30, 1999, had approximately 7,100 active dealerships in our dealership customer base located in these regions. Of these dealerships, approximately 89% are franchised and approximately 11% are independent automobile dealerships. We believe that franchised and select independent automobile dealerships are most likely to provide us with motor vehicle contracts that meet our underwriting standards.

         We have significantly expanded our customer base of automobile dealerships, and have substantially increased our monthly motor vehicle contract purchases and originations and the size of our servicing portfolio. The following table sets forth information about our motor vehicle contracts and auto finance centers as of the dates indicated:

                                                    FOR THE YEARS ENDED                               FOR THE NINE MONTHS ENDED
                                 -------------------------------------------------------------     ------------------------------
                                 DECEMBER 31,    DECEMBER 31,    DECEMBER 31,     DECEMBER 31,     SEPTEMBER 30,    SEPTEMBER 30,
                                     1995            1996            1997             1998             1998             1999
                                 ------------    ------------    ------------     ------------     -------------    -------------
                                                                     (DOLLARS IN THOUSANDS)
Number of auto finance centers            5               9              10                14               13               17

Number of contracts purchased        16,571          26,244          50,214            86,150           61,301           92,776

Dollar volume of contracts
 collateralized by new
 vehicles ....................     $ 39,706        $ 68,654        $129,178        $  186,654       $  130,810       $  175,404

Dollar volume of contracts
 collateralized by used
 vehicles ....................     $159,691        $251,186        $476,727        $  851,881       $  603,524       $  955,230

Dollar volume of contracts ...     $199,397        $319,840        $605,905        $1,038,535       $  734,334       $1,130,634

Average dollar volume of
 contracts per auto finance
 center ......................     $ 39,879        $ 35,538        $ 60,591        $   74,181       $   56,487       $   66,507

Number of active dealerships .          769           1,471           2,846             5,401            4,691            7,156

Servicing portfolio (at period
 end) ........................     $218,207        $400,665        $757,277        $1,345,961       $1,176,153       $1,924,881

         Our growth objectives over the next 12 months are to open additional auto finance centers in major markets within the United States and to further develop relationships with existing dealerships in the markets where we are currently doing business.

         Our account managers work from our auto finance centers to solicit, enroll and educate new dealerships as well as to maintain relationships with our existing dealership customer base. Each account manager visits dealership finance managers at each targeted dealership in his or her territory and presents information about our dealership services. Our dealership services include service hours seven days a week and the ability to rapidly respond to credit applications. Our account managers educate the dealership finance managers about our underwriting philosophy, including our preference for near-prime quality motor vehicle contracts collateralized by late model used motor vehicles and our practice of using experienced credit managers, rather than sole reliance upon computerized scoring systems, to review applications.

         Our account managers also advise the dealership finance managers regarding our commitment to serve a broad scope of qualified borrowers through our three near-prime auto lending programs: the "Premier," the

"Preferred,"and the "Standard" Programs. Our Premier Program allows us to market lower interest rates in order to capture customers of superior credit quality. Our Preferred Program allows us to offer motor vehicle contracts at higher interest rates to borrowers with proven credit quality. Our Standard Program allows us to assist qualified borrowers, who may have experienced previous credit problems or have not yet established a significant credit history, at interest rates higher than our other programs.

         We enter into non-exclusive dealership agreements containing certain representations and warranties by the dealership about the motor vehicle contracts. After this relationship is established, our account managers continue to actively monitor the relationship to meet our objectives with respect to the volume of applications satisfying our underwriting standards. Due to the non-exclusive nature of our relationships with dealerships, the dealerships retain discretion to determine whether to solicit financing from us for a customer seeking to finance a vehicle purchase. Our account managers regularly telephone and visit finance managers to reinforce to them our objectives and to answer any questions they may have. To increase the effectiveness of these contacts, our account managers can obtain real-time information from our management information systems listing, by dealership, the number of applications submitted, our response and the reasons why a particular application was rejected. We believe that the personal relationships our account managers, credit managers and auto finance center managers establish with the finance managers at the dealerships are a significant factor in creating and maintaining productive relationships with our dealership customer base.

UNDERWRITING AND PURCHASING OF CONTRACTS

         Our underwriting standards are applied by experienced credit managers with a personal, hands-on analysis of the creditworthiness of each applicant, rather than sole reliance upon credit scoring systems as used by several of our competitors. We believe that credit-scoring systems may approve applicants who are in fact not creditworthy while denying credit to others who may be an acceptable credit risk for the interest rate being charged. In addition, we believe that we can enhance the relationship with our dealership and consumer customer base by having our credit managers utilize a rules and exception based credit and audit system to personally review each application and communicate to the submitting dealership the results of the review, including the reasons why a particular application may have been declined. This practice encourages the dealership finance managers to submit motor vehicle contracts meeting our underwriting standards, thereby increasing our operating efficiency. In order to ensure consistent application of our underwriting standards as our volume of motor vehicle contract purchases increases, we have adopted a formal internal training program for new and existing account managers and credit managers.

         We primarily purchase motor vehicle contracts from obligors who have near-prime credit. While we are typically classified by analysts in an industry group known as "Automobile Specialty Finance," which includes prime lenders, near-prime lenders and sub-prime lenders, we do not generally compete with sub-prime lenders. Moody's Investors Service, Inc. defines these various credit classifications as follows:

                          IMPLIED      STATIC POOL(1)                           BANKRUPTCY          LENGTH OF CLEAN
  CREDIT CATEGORY       CREDIT GRADE     LOSSES (%)      DISCOUNTS (%)          TOLERANCE              CREDIT(2)
  ---------------       ------------   --------------    -------------          ----------          ---------------
       Prime               A+ to B           3              none                   none               > 5 years

    Near-Prime            B- to C+         3 to 7           none           > 2 years discharged      2 to 5 years

     Subprime              C to C-         7 to 15         < 10          1 to 2 years discharged     1 to 2 years

                          D+ to D-        15 to 25        10 to 30         < 1 year discharged      <  1 year

       "EZ"                E to Z         25 to 50        30 to 50              irrelevant               none

----------

(1) Static pools reveal loss and delinquency characteristics for pools of receivables from a common origination period such as monthly or quarterly.

(2) "Clean" credit is a relative term, and its meaning changes depending on the credit category.

Source: 1998 Year in Review and 1999 Outlook: Subprime and Near-Prime Auto Credits, Moody's Investors Service, Inc.

         The underwriting process begins when an application is telecopied by a dealership or, in the case of motor vehicle contracts directly originated or purchased, when the application is received from the obligor via the internet, mail or telephone, to a central toll-free number, at the corporate headquarters where it is input into our front-end application processing system. Each application is evaluated by a credit manager in the local auto finance center, or at our authorized processor's office in the case of motor vehicle contracts directly originated or purchased, using uniform underwriting standards developed by us. These underwriting standards are intended to assess the applicant's ability to timely repay all amounts due under the motor vehicle contract and the adequacy of the financed vehicle as collateral. Among the criteria considered by our credit managers in evaluating each application are:

         o the stability of the applicant with specific regard to his or her occupation, length of employment and length of residency;

         o the applicant's payment history based on information known directly by us or as provided by various credit reporting agencies with respect to present and past debt;

         o a debt service-to-gross monthly income ratio test, which generally is not to exceed 45%;

         o        a payment-to-income test, generally not to exceed 15%;

         o the principal amount of the motor vehicle contract taking into account the age, type and market value of the related financed vehicle.

         To evaluate credit applications, the credit manager reviews, among other things, on-line information, including reports of credit reporting agencies, nationally recognized vehicle valuation services, and ownership of real estate listed on an application. Our wide area network permits a credit manager in any auto finance center, or the corporate headquarters, to access an application on a real-time basis. This computer network enables senior management to efficiently review and approve motor vehicle contracts requiring approval and permits us to seamlessly shift underwriting work among any of the auto finance centers to increase operating efficiency. Finally, our computer network permits daily review by senior management of operating results sorted by any number of variables, including by credit manager, auto finance center, or auto dealership.

         The funds we advance to purchase a motor vehicle contract generally do not exceed:

         o for a new financed vehicle, the dealer's invoice plus taxes, title and license fees, any extended warranty and credit and any other insurance; or

         o for a used financed vehicle, the wholesale value assigned by a nationally-recognized used-car value guide, plus taxes, title and license fees, any extended warranty and credit and any other insurance.

         However, the actual amount we advance for a motor vehicle contract is often less than the maximum permissible amount depending on a number of factors, including:

         o        the length of the motor vehicle contract term;

         o        the make, model and year of the financed vehicle; and

         o        the creditworthiness of the obligor.

         We make these adjustments to insure that the financed vehicle constitutes adequate collateral to secure the motor vehicle contract. Based upon the dealer invoice for new cars and the wholesale value for used cars reported in nationally recognized used car value guides, the motor vehicle contracts we purchased or originated in 1998 and which we have purchased in 1999 had an average loan to value ratio that we believe is one of the lowest in the industry.

         Once review of an application is completed, our credit manager, via an electronic system, communicates his or her decision to the dealership, or in the case of motor vehicle contracts directly originated or purchased by phone or otherwise, to the consumer or our authorized loan processor, specifying approval, conditional approval (such as an increase in the downpayment, reduction in the term of the financing, or the addition of a co-signer to the motor vehicle contract), or denial.

         The dealership is required to deliver the necessary documentation for each motor vehicle contract we approve for purchase to the originating auto finance center, which consists of:

         o        a signed credit application;

         o the only original and a copy of the executed motor vehicle contract;

         o        an agreement by the obligor to provide insurance;

         o        a report of sale or guarantee of title;

         o        an application for registration;

         o        a co-signer notification, if applicable;

         o a copy of any supplemental warranty purchased with respect to the financed vehicle;

         o        acceptable vehicle valuation documentation; and

         o        any other required documentation.

         Once this documentation is in hand for filing, the file is forwarded for a pre-funding audit. We audit such documents for completeness and consistency with the application, providing final approval for purchase of the motor vehicle contract once these requirements have been satisfied. The completed motor vehicle contract file is then promptly forwarded to our corporate headquarters.

         The auto finance center purchasing the motor vehicle contract funds the purchase and pays dealer participation, if any. We compute the dealer participation by calculating the interest rate differential between the interest rate charged by the dealership to the purchaser and the buy rate that we offer to the dealership for that motor vehicle contract. The dealership can receive 100% of the dealer participation at purchase or at month-end, and we are entitled to recover from the dealership the unearned portion of the dealer participation over the life of the motor vehicle contract in the event of a prepayment of the purchased motor vehicle contract or charge-off of the motor vehicle contract. We also offer three other participation methods in which we pay less than 100% of the dealer participation but for which the dealership is under no obligation to refund any unearned participation if the contract defaults or pre-pays after the expiration of a set period of time after the motor vehicle contract purchase date.

         We conduct a post-funding credit review of the majority of our motor vehicle contracts. In the review, the approved application is re-examined to be certain it complies with our underwriting requirements. The results of these reviews are then reviewed by our senior management to ensure consistent application of our underwriting standards.

         We employ a compensation system for our credit managers, account managers and auto finance center managers designed to reward those employees whose motor vehicle contract purchases meet our volume and yield objectives while preserving credit quality. Generally, these bonuses, which are payable monthly, may constitute up to 40% of an employee's compensation and are initially calculated based on the volume of motor vehicle contracts we purchase and the yield on such motor vehicle contracts. This bonus amount is reduced if our post-funding credit review reveals that a portion of the purchased motor vehicle contracts did not satisfy our underwriting standards. Under this system, 50% of the bonus payment is based on attainment of account manager or credit manager team objectives, as applicable, and 50% is based on attainment of the auto finance center objectives. We believe this incentive compensation system motivates employees to purchase only those near-prime quality motor vehicle contracts that meet our objectives of increasing volume at targeted yields while preserving credit quality.

         The following table sets forth information about our motor vehicle contracts as of the dates indicated:

                                                                                                   FOR THE NINE
                                                                                                   MONTHS ENDED
                                                  FOR THE YEARS ENDED DECEMBER 31,                 SEPTEMBER 30,
                                           -----------------------------------------------    ----------------------
                                              1995        1996        1997         1998         1998         1999
                                           ---------    --------    --------    ----------    --------    ----------
                                                                    (DOLLARS IN THOUSAND)
Contracts purchased during the period ..   $ 199,397    $319,840    $605,905    $1,038,535    $734,334    $1,130,634

Average contract amount ................   $  12,033    $ 12,187    $ 12,066    $   12,055    $ 11,980    $   12,187

Weighted average initial term (months)          55.5        56.2        57.0          57.5        57.4          57.0

Weighted average annual percentage rate        15.00%      14.69%      14.59%        14.75%      14.70%        14.73%

Percentage of dollar amount of contracts
 collateralized by new motor vehicles
 purchased during the period ...........       19.91%      21.47%      21.32%        17.97%      17.81%        15.51%

                                                                                                   FOR THE NINE
                                                                                                   MONTHS ENDED
                                                  FOR THE YEARS ENDED DECEMBER 31,                 SEPTEMBER 30,
                                           -----------------------------------------------    ----------------------
                                              1995        1996        1997         1998         1998         1999
                                           ---------    --------    --------    ----------    --------    ----------
Percentage of dollar amount of contracts
 collateralized by used motor vehicles
 purchased during the period ...........       80.09%      78.53%      78.68%        82.03%      82.19%        84.49%

         Periodically, we perform an analysis of our servicing portfolio to evaluate the effectiveness of our underwriting guidelines. If external economic factors, credit delinquencies or credit losses change, we may adjust our underwriting guidelines to maintain the asset quality deemed acceptable by our management.

SERVICING PROCEDURES

         We service all motor vehicle contracts in our servicing portfolio. To reduce the costs of our servicing operations, we have outsourced certain data processing and billing functions related to our servicing. This includes a three-year contract expiring in February 2000 with a service bureau to provide certain loan accounting, reporting and servicing functions. Through these service providers, we mail to each obligor a monthly billing statement 20 days prior to the due date. We believe this method has proven to be more effective in controlling delinquency, and therefore losses, than payment coupon books which are delivered to the obligor at the time the motor vehicle contract is purchased. We charge a late fee, where allowed by law, on any payment received after the expiration of the statutory or contractual grace period. Most payments from obligors are deposited directly into a lockbox account while the remainder of payments are received directly by us and promptly deposited by us into the lockbox account.

         Under the terms of our credit facilities and securitization trusts, we act as servicer with respect to all motor vehicle contracts purchased or originated in our servicing portfolio. We receive servicing fees for servicing securitized motor vehicle contracts equal to one percent per annum of the outstanding principal balance of such motor vehicle contracts. We service the securitized motor vehicle contracts by collecting payments due from obligors and remitting such payments to the trustee in accordance with the terms of the servicing agreements. We maintain computerized records with respect to each motor vehicle contract to record receipts and disbursements and to prepare related servicing reports.

COLLECTION PROCEDURES

         We perform collection activities with respect to delinquent motor vehicle contracts at our collection center located in Foothill Ranch, California. Collection activities include prompt investigation and evaluation of the causes of any delinquency. An obligor is considered delinquent when he or she has failed to make at least 90% of a scheduled payment under the motor vehicle contract within 30 days of the related due date.

         To automate our collection procedures, we use features of the computer system of our third party service bureau, Online Computer Systems, Inc., to provide tracking and notification of delinquencies. The collection system provides relevant obligor information, including current addresses, phone numbers and loan information, and records of all motor vehicle contracts. The system also maintains a record of an obligor's promise to pay and affords supervisors the ability to review collection personnel activity and to modify collection priorities with respect to motor vehicle contracts. We are currently evaluating the feasibility of bringing these operations in-house.

         We utilize a predictive dialing system located at our Foothill Ranch Collection Center to make phone calls to obligors whose payments are past due by more than eight days but less than 30 days. The predictive dialer is a computer-controlled telephone dialing system which dials phone numbers of obligors from a file of records extracted from the motor vehicle contract database. By eliminating time wasted on attempting to reach obligors, the system gives a single collector, on average, the ability to speak with and work 200 to 250 accounts per day. Once a live voice responds to the automated dialer's call, the system automatically transfers the call to a collector and the relevant account information to the collector's computer screen. The system also tracks and notifies collections management of phone numbers that the system has been unable to reach within a specified number of days, thereby promptly identifying for management all obligors who cannot be reached by telephone.

         Once an obligor is 20 days or more delinquent, his or her account is assigned to a specific collector at our collection center in Foothill Ranch who has primary responsibility for such delinquent account until it is resolved. To expedite collections from late paying obligors, we use Western Union "Quick Collect", which allows an obligor to pay, at numerous locations, any late payments which are in turn wired daily to our lockbox account by Western Union. We also use a Western Union payment system that allows an obligor to authorize us to present a draft directly to the obligor's bank for payment to us.

         Generally, after a scheduled payment under a motor vehicle contract continues to be past due for between 45 and 60 days, we will initiate repossession of the financed vehicle. However, if a motor vehicle contract is deemed uncollectible, if the financed vehicle is deemed by collection personnel to be in danger of being damaged, destroyed or made unavailable for repossession, or if the obligor voluntarily surrenders the financed vehicle, we may repossess it without regard to the length or existence of payment delinquency. Repossessions are conducted by third parties that are engaged in the business of repossessing vehicles for secured parties. Under the laws of most states, after repossession, the obligor generally has an additional period of time to redeem the financed vehicle before we may resell the financed vehicle in an effort to recover the balance due under the motor vehicle contract.

         Losses may occur in connection with delinquent motor vehicle contracts and can arise in several ways, including the inability to locate the financed vehicle or the obligor, or because of a discharge of the obligor indebtedness in a bankruptcy proceeding. Our current policy is to recognize losses at the time a motor vehicle contract is deemed uncollectible or during the month a scheduled payment under a motor vehicle contract becomes 120 days or more past due, whichever occurs first.

         Upon repossession and sale of the financed vehicle, any deficiency remaining is pursued against the obligor to the extent deemed practical by us and to the extent permitted by law. Our loss recognition and collection policies and practices may change over time in accordance with our business judgment.

MODIFICATIONS AND EXTENSIONS

         We offer certain credit-related extensions to obligors. Generally, we offer these extensions only when all of the following conditions are met and there has been no more than one credit-related extension not exceeding two months granted on the motor vehicle contract in the immediately preceding twelve months:

         o we believe that the obligor's financial difficulty has been resolved or will no longer impair the obligor's ability to make future payments;

         o the extension will result in the obligor's payments being brought current;

         o the total number of credit-related extensions granted on the motor vehicle contract will not exceed three and the total credit-related extensions granted on the motor vehicle contract will not exceed three months in the aggregate; and

         o we, or our assignee, have held the motor vehicle contract for at least six months.

         Any deviation from this policy requires the concurrence of a collection supervisor, our collection manager and our Executive Vice President, Collections. The total number of annual deferments was less than 3% of the number of motor vehicle contracts in our servicing portfolio for the years ending December 31, 1997 and December 31, 1998 and for the nine months ending September 30, 1999.

INSURANCE

         Each motor vehicle contract requires the obligor to obtain comprehensive and collision insurance with respect to the related financed vehicle with us named as a loss payee. In the event that the obligor fails to maintain the required insurance, however, we have purchased limited comprehensive and collision insurance, referred to as our "blanket insurance policy" coverage. Our blanket insurance policy provides us with protection on each uninsured or underinsured financed vehicle against total loss, damage or theft. We have obtained our blanket insurance policy from Interstate Indemnity Company. For our blanket insurance policy, we are assessed a premium based on the size of our servicing portfolio. In 1998, we created an insurance tracking department at our corporate headquarters. This function has helped reduce our exposure to uninsured motorists, through our prompt follow-up on non-compliant obligors.

FINANCING AND SALE OF CONTRACTS

         We finance our acquisition and origination of motor vehicle contracts primarily through our credit facilities and through securitizations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and "-- Securitizations."

GOVERNMENT REGULATION

         Our operations are subject to regulation, supervision, and licensing under various federal, state and local statutes, ordinances and regulations. We are required to comply with the laws of those states where we conduct operations. We believe that we are in compliance with these laws and regulations.

         Consumer Protection Laws

         Federal and state consumer protection laws and related regulations impose substantial requirements upon lenders and servicers involved in consumer finance. These laws include the Truth-in-Lending Act, the Equal Credit Opportunity Act, the Federal Trade Commission Act, the Fair Credit Reporting Act, the Fair Debt Collection Practices Act, the Magnuson-Moss Warranty Act, the Federal Reserve Board's Regulations B and Z, states' adaptations of the Uniform Consumer Credit Code and of the Uniform Commercial Code, or UCC, and state motor vehicle retail installment sales acts and other similar laws. These laws, among other things, require us to provide certain disclosures to applicants, prohibit misleading advertising and protect against discriminatory financing or unfair credit practices. The Truth in Lending Act and Regulation Z promulgated thereunder require disclosure of, among other things, the payment schedule, the finance charge, the amount financed, the total of payments and the annual percentage rate charged on each retail installment contract. The Equal Credit Opportunity Act prohibits creditors from discriminating against applicants (including retail installment contract obligors) on the basis of race, color, sex, age (provided the applicant has the capacity to contract), marital status, religion, national origin, the fact that all or part of the applicant's income derives from a public assistance program, or the fact that the applicant has in good faith exercised any right under the Consumer Credit Protection Act. Under the Equal Credit Opportunity Act, creditors are required to make certain disclosures regarding consumer rights and advise consumers whose credit applications are not approved of the reasons for the rejection. The rules of the Federal Trade Commission, or FTC, limit the types of property a creditor may accept as collateral to secure a consumer contract and the holder in due course rule provides for the preservation of the consumer's claims and defenses when a consumer obligation is assigned to a subject holder. With respect to used vehicles specifically, the FTC requires that all sellers of used vehicles prepare, complete and display a buyer's guide which explains any applicable warranty coverage for such vehicles. Also, some state laws impose finance charge ceilings and other restrictions on consumer transactions and require contract disclosures in addition to those required under federal law. These requirements impose specific statutory liabilities upon creditors who fail to comply with their provisions. In some cases, these provisions could affect our ability to enforce motor vehicle contracts we purchase or originate.

         Certain laws enacted by the federal government and various states including "lemon laws" provide certain rights to purchasers with respect to motor vehicles that fail to satisfy express warranties. The application of such lemon laws or violation of such other federal and state laws may give rise to a claim or defense of an obligor against a dealership and its assignees, including us and purchasers of motor vehicle contracts from us. The dealer agreements contain representations and warranties by the dealership that, as of the date of the assignment of motor vehicle contracts, no such claims or defenses have been asserted or threatened with respect to such motor vehicle contracts and that all requirements of such federal and state laws have been complied with in all material respects. Although a dealership would be obligated to repurchase motor vehicle contracts that breached such representations and warranties, there can be no assurance that the dealership will have the financial resources to satisfy its repurchase obligations to motor vehicle contracts.

         Soldiers' and Sailors' Civil Relief Act

         The Soldiers' and Sailors' Civil Relief Act of 1940, as amended imposes certain limitations upon the actions of creditors with respect to persons serving in the armed forces of the United States and, to a more limited extent, their dependents and guarantors and sureties of debt incurred by such persons. This act is designed to allow relief to obligor servicemen and servicewomen whose ability to meet their loan obligations is materially affected by their being called to active duty in the armed forces. With respect to obligors who are in the armed forces when a loan obligation is incurred, this act provides protection when the military service, in fact, has prevented or is preventing those obligors who are members of the armed forces from meeting their loan obligations. Among other things, this act can, with respect to obligors falling within its scope, limit the interest rate of an obligor's motor vehicle contract to 6% per annum and restrict our ability to repossess the motor vehicle securing an obligor's motor vehicle contract following a default.

         Security Interest in Vehicles

         Installment sales contracts such as those purchased by us evidence the credit sale of automobiles, light duty trucks and vans by dealerships to obligors. The motor vehicle contracts also constitute personal property security agreements and include grants of security interests in the motor vehicles under the UCC. Perfection of security interests in the motor vehicles is generally governed by the motor vehicle registration laws of the state in which the motor vehicle is located. In California, a security interest in a motor vehicle is perfected by notation of the secured party's lien on the motor vehicle's certificate of title. The motor vehicle contracts prohibit the sale or transfer of the financed vehicle without our consent.

         As servicer for motor vehicle contracts sold in securitizations, we are obligated to take appropriate steps, at our own expense, to maintain perfection of security interests in the financed vehicles. In securitization transactions, we assign our security interest in the financed vehicles to the trustee for the securitization trust. Because of administrative inconvenience and expense, amended certificates of title are not obtained reflecting the trustee's interest. It is possible that failure to obtain amended certificates of title could in certain circumstances adversely affect our ability as servicer to recover the collateral value of the financed vehicle on behalf of the securitization trust. Future servicing cash flows from the securitization trusts to us could be adversely affected to that extent. We have not, however, experienced any significant problems enforcing liens on financed vehicles securing motor vehicle contracts we have securitized.

         Under the laws of most states, including California, the perfected security interest in a motor vehicle continues for four months after the motor vehicle is moved to a new state. Most states require surrender of a certificate of title to re-register a motor vehicle. Since we will have our lien noted on the certificates of title, in most cases it, as lienholder, will have the opportunity to re-perfect its security interest in the state of relocation. In states that do not require a certificate of title for registration of a motor vehicle, re-registration could defeat protection.

         Under the laws of most states, including California, liens for vehicle repairs and unpaid taxes take priority over a perfected security interest. Liens for repairs or taxes could arise at any time during the term of a motor vehicle contract without notice to us.

         Secured Party Rights and Obligations

         In the event of a default by an obligor, we have all of the remedies of a secured party under the UCC, except where specifically limited by other state laws. The remedies of a secured party under the UCC generally include the right to repossession by self-help, unless such self-help would constitute a breach of the peace. The UCC requires a secured party who has repossessed collateral to provide an obligor with reasonable notice of the date, time and place of any public sale and/or the date after which any private sale of the collateral may be held. Under such laws, the obligor has the right to redeem the collateral prior to actual sale.

         The proceeds from the resale of a financed vehicle generally will be applied first to the expenses of repossession and resale and then to the satisfaction of the obligation evidenced by the applicable motor vehicle contract. A deficiency judgment can be sought in most states subject to the requirement that the sale be commercially reasonable and to the satisfaction of any statutory procedural requirements by the secured party. Generally, any surplus must be remitted to any holder of a junior lien with respect to the financed vehicle and if no such lienholder exists, the secured party must remit the surplus to the former owner of the financed vehicle.

         In addition, numerous other statutory provisions, including the federal bankruptcy law and related laws, may interfere with or affect our ability to realize upon collateral or enforce a deficiency judgment. The repossession process and the costs associated therewith generally result in losses on the underlying motor vehicle contracts, and such losses generally reduce the amount available for distribution from the related spread accounts of securitizations.

         Although we believe that we are currently in compliance with applicable statutes and regulations, there can be no assurance that we will be able to maintain such compliance. The failure to comply with such statutes and regulations could have a material adverse effect upon us. Furthermore, the adoption of additional statutes and regulations, changes in the interpretation and enforcement of current statutes and regulations or the expansion of our business into jurisdictions that have adopted more stringent regulatory requirements could have a material adverse effect upon us.

LITIGATION

         We are a party to various legal proceedings, similar to actions brought against other companies in the motor vehicle finance industry. Companies in the motor vehicle finance market have been named as defendants in an increasing number of class action lawsuits brought by customers claiming violations of various federal and state consumer credit and similar laws and regulations. We are defendants in two such class action lawsuits. While we intend to vigorously defend ourselves against such proceedings, there is a chance that our results of operations and cash flows could be materially adversely affected by unfavorable outcomes.

EMPLOYEES

         We employ personnel experienced in all areas of loan origination, documentation, collection and administration. We employ and train specialists in loan processing and servicing with minimal crossover of duties. At September 30, 1999, we had 683 full-time employees, none of whom were covered by collective bargaining agreements. We believe we have good relationships with our employees.

PROPERTIES

         Our headquarters are located in Foothill Ranch, California. We lease approximately 82,000 square feet pursuant to a lease expiring in January 2009. We also lease office space for our auto finance centers located throughout the United States. We believe our facilities are both suitable and adequate for the current business activities conducted at our corporate headquarters and at our existing auto finance centers.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The following table sets forth information concerning our directors and executive officers:

      Name               Age                   Position
      ----               ---                   --------
Thomas C. Stickel         50      Chairman of the Board
John W. Hall              38      President, Chief Executive Officer and Director
Don P. Duffy              45      Executive Vice President, Chief Financial Officer
                                  and Director
Frank Marraccino          43      Executive Vice President
Eugene J. Warner, Jr.     56      Executive Vice President
Bruce R. Hallet           43      Director
G. Bradford Jones         44      Director
C. Thomas Meyers          61      Director

------------------
         Officers are elected by, and serve at the discretion of, our board of directors. A brief biography of each director and executive officer follows:

         THOMAS C. STICKEL has served as a director since April 1995 and as our Chairman of the Board since May, 1996. Mr. Stickel is the chairman and founder of University Ventures Network, a company providing business and capital interface between major universities. Mr. Stickel is also the chairman and founder of American Partners Capital Group, a corporation specializing in pension fund investment, design and development. As chairman of American Partners Capital Group, Mr. Stickel is responsible for overseeing its core operations as well as the activities of its board of directors. In 1992, Mr. Stickel founded American Partners, Inc., a corporation specializing in Latin American business development, and served as its Chairman until 1994. From 1983 to 1992, Mr. Stickel served as the chairman and chief executive officer of TCS Enterprises, Inc., a financial services holding company. Mr. Stickel served on the board of directors of Catellus Development Corporation from 1993 to 1996. Mr. Stickel also serves as a director of San Diego Gas and Electric Company and several privately held companies.

         JOHN W. HALL has served as our president, and as a director, since August 1993, and as our chief executive officer since September 1996. From 1988 to 1993, Mr. Hall was the M.I.S. director of Western financial bank, developing and implementing operational technology with an emphasis on its auto finance division. From 1985 to 1988, Mr. Hall was a founder and president of Micro Advantage, a developer and seller of software products for the business education industry. From 1983 to 1985, Mr. Hall was assistant director of data processing in Southern California.

         DON P. DUFFY has served as an executive vice president and as our chief financial officer since October 1993 and as a director since January, 1997. From 1988 to October 1993, Mr. Duffy was a senior manager for Ernst & Young, specializing in the financial services industry. As senior manager as Ernst & Young, Mr. Duffy was responsible for managing engagements to banks, savings institutions and finance companies with assets ranging from $100 million to $3 billion. Mr. Duffy was responsible for the public offering of over $2 billion of automobile collateralized bonds and pass-through certificates. From 1981 through 1988, Mr. Duffy held other positions with Ernst & Young and its predecessor.

         FRANK MARRACCINO has served as an executive vice president since 1996 and was senior vice president from 1993 to 1996. Mr. Marraccino is responsible for the operations of all of our auto finance centers and the purchase of motor vehicle contracts nationwide. From 1981 to 1993, Mr. Marraccino worked for Western Financial

Bank and served in various capacities, including dealer center manager and collection manager. In 1992 and 1993, Mr. Marraccino was responsible for production and servicing of the auto receivables portfolio of Western Financial Bank.

         EUGENE J. WARNER, JR. joined us in December 1996 as executive vice president of collections. Mr. Warner has over 29 years experience in the financial services industry in both lending and collections. He has helped to design and implement a number of collection and operations systems. He also has extensive experience in automobile financing in both direct and indirect financing which brings added depth to his position and enables him to be involved in helping to improve credit risk standards and pricing as well as dealing with other related issues. Mr. Warner's prior experience includes 62 years as a senior vice president of collections for Consumer Portfolio Services, 32 years with Far Western Bank where he served as vice president of collection administration, 14 years in the thrift and loan industry serving as regional vice president and 5 years in consumer finance with Household Finance.

         BRUCE R. HALLETT has served as a director since November 1993. Since February 1993, Mr. Hallett has been a partner in the law firm of Brobeck, Phleger & Harrison, LLP and Managing Partner at the firm's Orange County office since 1995. From January 1989 until February 1993, Mr. Hallett was a partner in the law firm of Morrison & Foerster LLP.

         G. BRADFORD JONES has been a director since November 1993. Mr. Jones is currently a general partner in the venture capital firm of Brentwood Associates, which he joined in 1981 and where he is responsible for making capital investments into emerging companies and, thereafter, conducting oversight of such investments through consulting and service on boards of directors. Mr. Jones also currently serves as director of Interpore International, a manufacturer of synthetic bone graft materials for orthopedic use, Plasma & Materials Technologies, Inc., a manufacturer of advanced etching and deposition equipment for the semiconductor industry, and ISOCOR, a vendor of electronic information exchange software. Mr. Jones is also a director of several privately held companies.

         C. THOMAS MEYERS has served as a director since his appointment in June 1998 to fill a vacancy on our board. Mr. Meyers retired from Capital Markets Assurance Corporation ("CapMAC") where he was Managing Director, Credit Enhancement. A 1960 graduate of Notre Dame University, Mr. Meyers has been in the financial services business most of his career including 13 years at General Electric Company where he held various positions. Mr. Meyers was the chief financial officer for the consumer division of GE Capital prior to joining CapMAC in 1987. In 1992, Mr. Meyers and 7 others participated in the acquisition of CapMAC, in a leveraged buy-out, from Citicorp. CapMAC went public on the New York Stock Exchange in 1995 and was acquired in 1998 by MBIA.

EXECUTIVE COMPENSATION

         The following table provides certain summary information concerning the compensation earned by our Chief Executive Officer and each of the four additional most highly compensated executive officers for the years ended December 31, 1998, December 31, 1997 and December 31, 1996, whose compensation was in excess of $100,000.

                           SUMMARY COMPENSATION TABLE

                                           Annual compensation
                                           --------------------   Securities underlying
    Name and Principal Position     Year   Salary($)   Bonus($)     options/SARs(#)(1)
    ---------------------------     ----   ---------   --------   ---------------------
    John W. Hall                    1998   $318,000    $165,100           262,313
       President, Chief             1997   $318,000          --            75,000
       Executive Officer and        1996   $318,000          --            51,021
       Director

    Don P. Duffy                    1998   $194,565    $101,120           119,374
       Chief Financial Officer,     1997   $178,600          --            25,000
       Executive Vice President     1996   $161,083          --             4,373
       and Director

    Frank Marraccino                1998   $169,500    $ 78,750           139,374
       Executive Vice president     1997   $179,301    $ 15,000            20,000
                                    1996   $152,000    $ 29,775            29,373

    Eugene J. Warner, Jr.(2)        1998   $144,200    $ 57,680            60,000
       Executive Vice President     1997   $140,000                            --
                                    1996   $ 11,667          --            50,000

    Regan E. Kelly                  1998   $137,197    $ 31,299            25,000
       Former Executive Vice        1997   $133,550          --             5,000
       President and General        1996   $127,762    $  5,788                --
       Counsel

-----------------

(1) Stock options for shares of Onyx common stock were awarded in the year indicated. Figures for 1998 include options granted in 1998 at a new exercise price in cancellation of preexisting options originally granted from 1995 to 1998 but with a higher exercise price as follows:


             John W. Hall.........................  197,313

             Don P. Duffy.........................   74,374

             Frank L. Marraccino..................   94,374

             Eugene J. Warner, Jr.................   60,000

             Regan E. Kelly.......................   15,000

(2)      Mr. Warner joined us in December, 1996.

         The following table contains information concerning the stock option grants made to each of the executive officers named above for the year ended December 31, 1998. No stock appreciation rights were granted to these individuals during such year.

                        OPTION GRANTS IN FISCAL YEAR 1998

                                              Individual Grant                                     Potential Realization
                           -----------------------------------------------------------                    Value at
                           Number of        Percent of                                             Assumed Annual Rates of
                           Securities     Total Options                                           Stock Price Appreciation
                           Underlying       Granted to        Per Share                              for Option Term(11)
                            Options        Employees in       Exercise       Expiration          --------------------------
         Name              Granted(1)     Fiscal Year(8)      Price(9)        Date(10)              5%               10%
         ----              ----------     --------------     ---------      -----------          --------        ----------
John W. Hall..........      6,291(2)           0.5%             $5.75         05/11/05           $ 58,922        $   93,824
                           51,021(3)           3.9%             $5.75         03/17/06           $477,870        $  760,928
                           75,001(4)           5.8%             $5.75         01/01/07           $702,470        $1,118,566
                           65,000(5)           5.0%             $5.75         01/01/08           $608,799        $  969,411

Don P. Duffy..........      4,373(3)           0.3%             $5.75         03/17/06           $ 40,958        $   65,219
                           25,000(4)           1.9%             $5.75         01/01/07           $234,153        $  372,850
                           45,001(5)           3.5%             $5.75         01/01/08           $421,485        $  671,145

Frank L.  Marraccino..      4,373(3)           0.3%             $5.75         03/17/06           $ 40,958        $   65,219
                           25,000(6)           1.9%             $5.75         07/28/06           $234,153        $  372,851
                           20,000(4)           1.5%             $5.75         01/01/07           $187,323        $  298,280
                           45,001(5)           3.5%             $5.75         01/01/08           $421,486        $  671,146

Eugene J.  Warner, Jr.     50,000(7)           3.9%             $5.75         10/31/06           $468,307        $  745,701
                           10,000(5)           0.8%             $5.75         01/01/08           $ 93,662        $  149,140

Regan E.  Kelly.......      5,000(4)           0.4%             $5.75         01/01/07           $ 46,831        $   74,570
                           10,000(5)           0.8%             $5.75         01/01/08           $ 93,661        $  149,490

----------
(1) All options listed in the column were regranted on October 27, 1998 in cancellation of higher-priced options, as discussed in "Option Repricing" below. A one-year "blackout" period for the regranted options was established, according to which none of the options could be exercised unless the optionee remained in our service on October 27, 1999. If the optionee remained in our service through October 27, 1999, his options became exercisable at that time for the number of shares for which the option would have been exercisable on October 27, 1999 absent the regrant, and any options not then exercisable became exercisable in installments at the same rate the option would have become exercisable absent the regrant. The footnotes for each option indicate the option's original exercise schedule. Mr. Kelly's options, however, remain exercisable at the regrant price, notwithstanding the fact that Mr. Kelly resigned from his position with Onyx prior to October 27, 1999.

(2)      Option granted on May 12, 1995 and was immediately exercisable in full.

(3) Option granted on March 18, 1996, of which 25% was immediately exercisable, with the remainder becoming exercisable thereafter in 48 equal monthly installments from the grant date upon the optionee's completion of each month of service, subject to the "blackout" period described in footnote 1.

(4) Option granted January 2, 1997, of which 25% became exercisable one year from the grant date and the balance exercisable thereafter in 36 equal monthly installments upon the optionee's completion of each month of service, subject to the "blackout" period described in footnote 1.

(5) Option granted January 2, 1998, of which 25% became exercisable one year from the grant date and the balance exercisable thereafter in 36 equal monthly installments upon the optionee's completion of each month of service, subject to the "blackout" period described in footnote 1.

(6) Option granted July 29, 1996 which became exercisable in 48 equal monthly installments beginning one year from the grant date upon the optionee's completion of each month of service, subject to the "blackout" period described in footnote 1.

(7) Option granted November 1, 1996, of which 50% was immediately exercisable and the balance exercisable thereafter in 24 equal monthly installments upon the optionee's completion of each month of service, subject to the "blackout" period described in footnote 1.

(8) Based on options granted for a total of 1,296,878 shares, including regrants of approximately 914,318 shares granted to employees during 1998.

(9) The exercise price of these options initially ranged from $7.25 to $11.49 per share. As a result of repricing options on October 27, 1998, the option exercise price was reduced to $5.75. The exercise price may be paid in cash, in shares of common stock valued at fair market value on the date of exercise or pursuant to a cashless exercise procedure involving a same-day sale of the purchased shares.

(10) Options were granted from 1995 through 1998 and expired ten years from their grant date. The options were canceled and reissued pursuant to repricing on October 27, 1998, but the expiration date remained the same as when the options were originally granted.

(11) The 5% and 10% assumed annual rates of compounded stock price appreciation are permitted by rules of the Securities and Exchange Commission. There can be no assurance provided to any executive officer or any other holder of our securities that the actual stock price appreciation over the 10-year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the common stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

         The following table sets forth information concerning the value of unexercised options held by each of our executive officers named above for the year ended December 31, 1998. No options or stock appreciation rights were exercised during such year and no stock appreciation rights were outstanding at the end of that year.

           AGGREGATE OPTION EXERCISES AND 1998 FISCAL YEAR-END VALUES

                                        Number of Securities Underlying          Value of Unexercised
                                          Unexercised Options at 1998       In-The-Money Options at 1998
                                                Fiscal Year End                   Fiscal Year End(1)
                                          ---------------------------      -------------------------------
                 Name                     Exercisable   Unexercisable      Exercisable       Unexercisable
                 ----                     -----------   -------------      -----------       -------------
              John W.  Hall                  137,719      116,023            $295,693             N/A

              Don P. Duffy                    32,215       59,048            $ 88,503             N/A

              Frank L.  Marraccino            21,782       72,591                 N/A             N/A

              Eugene J.  Warner, Jr.          38,542       21,458                 N/A             N/A

              Regan E.  Kelly                  8,518       12,605            $ 32,084             N/A

----------
(1) Based on the fair market value of the option shares at fiscal year-end ($5.75 per share) less the average exercise price ($0.51 per share) payable for such in the money shares.

DIRECTORS' COMPENSATION

         Our directors, with the exception of our Chairman of the Board, who receives $2,500 per month, do not receive compensation for services on our board of directors or any committee thereof but are reimbursed for their out-of-pocket expenses in serving on our board of directors. Certain non-employee members of our board of directors have been granted options to purchase shares of our common stock from time to time in connection with their appointment to and performance on the board of directors. Additionally, each of the non-employee members of our board of directors is eligible to receive options to purchase common stock under our amended and restated 1996 stock option stock issuance plan's automatic option grant program.

         Under our automatic option grant program, at each annual stockholders meeting, each individual with at least six months of service on our board who is to continue to serve as a non-employee member of our board after the meeting will receive an option grant to purchase 7,000 shares of common stock, whether or not such individual has been in our prior employ or joined our board prior to the offering.

         Each automatic grant will have a term of ten years. This term is conditioned upon the optionee's continuing service on our board. The initial automatic option grants under our automatic option grant program will vest in a series of twenty-four (24) successive equal monthly installments upon the optionee's completion of each month of board service over this twenty-four (24) month period measured from the grant date. The annual automatic option grants will vest in a series of twelve (12) equal monthly installments upon the optionee's completion of each month of board service over this twelve (12) month period measured from the grant date. However, each outstanding option will immediately vest upon (i) certain changes in our ownership or control or (ii) the death or disability of the optionee while serving as a board member.

EMPLOYMENT AGREEMENTS

         None of our executive officers have employment agreements with us, and their employment may be terminated at any time at the discretion of our board of directors. Stock options granted under our 1996 stock option stock issuance plan may be accelerated at the discretion of our board in the event of a change of control or in the event of an involuntary termination following a change of control.

STOCK OPTION GRANTS

         We use stock options as long-term incentives and expect that we will continue to issue this compensation alternative in the future. In 1996, we adopted our 1996 stock option stock issuance plan that made 600,000 shares of our common stock available for such purposes. Our compensation committee grants incentive stock options and, in certain circumstances, non-qualified stock options to our employees and views such grants less as compensation and more as an incentive mechanism. Grants were made in 1998 to some executives as shown in the Summary Compensation Table above.

         Our 1996 stock option stock issuance plan is the successor to our 1994 stock option plan and 1994 special performance option grant plan. Our 1996 stock option stock issuance plan became effective upon its adoption by our board of directors on February 28, 1996 and was approved by our stockholders on February 28, 1996. Our board of directors adopted certain amendments to the 1996 Plan on January 2, 1998, and our stockholders approved such amendments at the annual shareholders meeting on May 20, 1998.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         The members of the compensation committee of our board of directors as of December 31, 1998 were Messrs. Hoff and Jones. Neither of these individuals was at any time during the year ended December 31, 1998, or at any other time an officer or employee of the Company.

         None of our executive officers served as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of our board of directors or compensation committee during the last completed fiscal year.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CERTAIN BUSINESS RELATIONSHIPS

         Bruce R. Hallett, one of our directors, is a partner in the law firm of Brobeck, Phleger & Harrison LLP, or Brobeck. As of November 30, 1999, members of Brobeck beneficially owned 31,899 shares of our common stock. Brobeck has served as our counsel since our inception.

INDEBTEDNESS OF MANAGEMENT

         In December 1994, we loaned $175,000 to John Hall, who is our chief executive officer, president and a director. This loan is evidenced by a promissory note bearing interest at 6.66% per annum. All principal and accrued interest under this note is due on December 20, 1999 pursuant to an extension granted by our Board of Directors. In connection with this loan, Mr. Hall granted us an option to repurchase, at a price per share of $18.87, up to 9,277 shares of our common stock owned by Mr. Hall.

                             PRINCIPAL STOCKHOLDERS

         The following table sets forth information with respect to the beneficial ownership of our common stock by:

         o all persons known to Onyx to be the beneficial owner of 5% or more thereof;

         o        each director and nominee for director;

         o        each executive officer; and

         o        all officers and directors as a group.

         All persons listed have sole voting and investment power with respect to their shares unless otherwise indicated.


Name and address of           Amount and nature of
beneficial owner(1)           beneficial ownership           Percent of Class(2)
-------------------           --------------------           -------------------
The Bass Group(3)                    668,275                         10.8%
G. Bradford Jones(4)                 663,902                         10.7%
Wellington Management
  Company, LLP(5)                    609,700                          9.9%
John W. Hall(6)                      426,656                          6.9%
Regan E. Kelly(7)                    119,579                          1.9%
Don P. Duffy(8)                       68,531                          1.1%
Thomas C. Stickel(9)                  55,349                           *
Eugene J. Warner(11)                  50,415                           *
Frank Marraccino(10)                  42,084                           *
Bruce R. Hallett(12)                  24,456                           *
C. Thomas Meyers(13)                   8,999                           *
All executive officers and                                             *
  directors as a group
  (10 persons)(14)                 1,459,971                         23.6%

-----------------
 *       Less than one percent.

(1) Unless otherwise indicated, the persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

(2) Percentage of ownership is based on 6,177,804 shares of common stock outstanding as of September 30, 1999.

(3) The Bass Group as used herein consists of The Bass Management Trust (163,855 shares; 2.7%), Sid R. Bass Management Trust (252,210 shares; 4.1%), Lee M. Bass (252,210; 4.1%). The above persons are collectively referred to as the "Reporting Persons" pursuant to Amendment No. 1 to
         Schedule 13G Statement filed January 4, 1998 and made a single joint filing because they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Act, although neither the fact of that filing nor anything therein should be deemed to be an admission by the Reporting Persons that a group exists.

(4) Includes, as of September 30, 1999, 17,333 shares of common stock issuable upon the exercise of immediately exercisable shares by Mr. Jones. Mr. Jones, as general partner of Brentwood Associates VI, L.P., 2730 Sand Hill Road, Suite 250, Menlo Park, California 94025 may be deemed to share voting and dispositive power with respect to these shares. Mr. Jones disclaims beneficial ownership of these shares except for his proportional interest therein.

(5) Wellington Management Company, LLP ("WMC"), 75 State Street, Boston, Massachusetts 02109 in its capacity as investment advisor, may be deemed to beneficially own 609,700 shares of Onyx which are held of record by clients at WMC.

(6) Includes, as of September 30, 1999, 175,206 shares of common stock issuable upon the exercise of immediately exercisable options. Mr. Hall is our president and chief executive officer, 27051 Towne Centre Drive, Foothill Ranch, California 92610.

(7) Includes, as of September 30, 1999, (i) 13,622 shares of common stock issuable upon the exercise of immediately exercisable options. Mr. Kelly is our former executive vice president and general counsel, 27051 Towne Centre Drive, Foothill Ranch, California 92610.

(8) Includes, as of September 30, 1999, (i) 56,265 shares of common stock issuable upon the exercise of immediately exercisable options. Mr. Duffy is our chief financial officer, 27051 Towne Centre Drive, Foothill Ranch, California 92610.

(9) Includes, as of September 30, 1999, 55,349 shares of common stock issuable upon the exercise of immediately exercisable options. Mr. Stickel is our executive vice president, 27051 Towne Centre Drive, Foothill Ranch, California 92610.

(10) Includes, as of September 30, 1999, 42,084 shares of common stock issuable upon the exercise of immediately exercisable options. Mr. Marraccino is our executive vice president, 27051 Towne Centre Drive, Foothill Ranch, California 92610.

(11) Includes, as of September 30, 1999, 50,415 shares of common stock, issuable upon the exercise of immediately exercisable options. Mr. Warner is our executive vice president, 27051 Towne Centre Drive, Foothill Ranch, California 92610.

(12) Includes, as of September 30, 1999, 24,456 shares of common stock issuable upon the exercise of immediately exercisable options. Mr. Hallett is one of our directors, 27051 Towne Centre Drive, Foothill Ranch, California 92610.

(13) Includes, as of September 30, 1999, 8,999 shares of common stock issuable upon the exercise of immediately exercisable options. 81 Fulling Mill Cir., Fairfiled, Connecticut 06430.

(14) Includes, as of September 30, 1999: (i) 663,902 shares of common stock held by Brentwood Associates VI, l.P., and (ii) an aggregate of 796,069 shares issuable to our executive officers and directors upon the exercise of immediately exercisable options some of which may be subject to repurchase by us under certain circumstances, and (iii) does not include shares owned by the Bass Group or Wellington Management Company.

                            DESCRIPTION OF THE NOTES

         We will issue the notes under an Indenture dated as of ____________, 2000 between us and Bankers Trust Company, as trustee. Many of the terms and conditions applicable to the notes will be contained in the Indenture. The following summarizes some, but not all, of the provisions of the notes and the indenture. You should refer to the actual terms of the notes and the Indenture for the definitive terms and conditions. Copies of the proposed forms of indenture and notes are filed as exhibits to the Registration Statement of which this prospectus is a part. As used in this description of notes, the words "we," "us," or "our" do not include any of our subsidiaries unless expressly stated.

GENERAL

         The total principal amount of the notes will be limited to $23,000,000. The notes represent our general unsecured obligations and are subordinate in right of payment to our Senior Debt and rank equally with our Parity Debt as described below under the subheading "Subordination." We will issue the notes in fully registered form only, without coupons, in denominations of $1,000 each and any integral multiple of $1,000. The notes will mature on _________, 2006 unless redeemed or repurchased before the maturity date. See below under the subheading "Optional Redemption by Us."

         The indenture restricts our ability to enter into certain transactions, unless we first satisfy conditions described in the indenture. If the transaction involves a Change of Control, you will have the right to require us to repurchase your notes, as described below under the subheading "Repurchase at Option of Holder."

         The notes will have no sinking fund. A sinking fund is a custodial or similar account into which regularly scheduled deposits are made for purposes of funding the redemption or repurchase of the principal amount of the notes.

         As long as we are a reporting company under the Securities Exchange Act of 1934, as amended, we must furnish to the trustee all reports required to be filed with the Commission under the Exchange Act and to the noteholders all annual reports required to be filed with the Commission under the Exchange Act.

         The holder of any note may present such note for registration, transfer or exchange at an office of Bankers Trust Company, as trustee, located in the continental United States. The trustee will maintain a registry for the notes. We will not charge any fee for registration, transfer or exchange of any notes. We may request reimbursement for taxes incurred by us in connection with any registration, transfer or exchange of notes. We are not required to register the transfer or exchange of any note that has been previously surrendered for repurchase or redemption.

INTEREST

         The notes will accrue interest at an annual rate of ___%. We will pay the first interest payment on __________, 2000, and quarterly after that date on the 15th day of __________, __________, __________ and __________. We will also pay all accrued interest upon maturity, redemption or repurchase of the notes. Interest will be payable to the person in whose name the note is registered at the close of business on the first day of the calendar month in which such interest payment is due. If any date on which an interest payment is due falls on a day that is not a business day, we will make the payment on the next business day and we will not pay any additional interest. We will generally make all interest payments on the notes by check mailed to the holders entitled to the interest. Whenever interest is paid, the payment will include interest accrued to, but excluding, the interest payment date or the date of redemption, conversion, repurchase or maturity. We will compute interest on the notes on the basis of a 360-day year comprised of twelve 30-day months.

OPTIONAL REDEMPTION BY US

         On or after __________15, 2002, we may elect to redeem the notes. If we elect to redeem the notes, we must redeem a minimum principal amount of $100,000. We will not be allowed to redeem the notes before _____15, 2002. We will provide the holders of the notes at least 30 but not more than 60 days notice of our intent to redeem the notes.

         The redemption price for the notes, expressed as a percentage of the principal amount of each note thereof, will be as follows for notes redeemed in the 12-month periods beginning on _____ 15 of each of the following years:

                      2002    2003    2004    2005 and thereafter
                      ----    ----    ----    -------------------
Redemption Price:     105%    103%    101%           100%

         We will also pay accrued interest through the date fixed for redemption. If an interest payment is due before the date fixed for redemption, the interest payable on such date will be paid to the holder of record as of the first day of the calendar month in which such interest payment is due. Interest not so paid will be paid to the party to whom the redemption price is paid.

         We have no right to redeem the notes during any period when an event of default under the indenture, or an event which, with notice or lapse of time or both, would constitute an event of default under the indenture, has occurred and is continuing. Events constituting a default under the indenture are described below under the subheading "Events of Default and Remedies."

REPURCHASE AT OPTION OF HOLDER

         If we experience a Change of Control, as defined below, you will have the right, at your option, to require us to repurchase all or part of your notes on the 45th calendar day after the date that we mail a notice to you of the occurrence of a Change of Control. If you exercise this option, we will pay 101% of the principal amount of the notes, together with accrued interest up to the date of repurchase. If an interest payment date is due on or before the date fixed for such repurchase, we will pay the interest payable to the holder of record as of the first day of the calendar month in which such interest payment is due. Interest not so paid will be paid to the party to whom the repurchase price in respect of the principal amount of the note is paid.

         You may exercise your repurchase rights by delivering to the trustee, on or before the close of business on the 30th calendar day after the date of our repurchase notice, written notice indicating, among other things, that you have elected to exercise your repurchase rights. The notice is to be accompanied by the certificate or certificates representing your notes, endorsed for transfer to us.

         A "Change of Control" occurs at such time as any person is or becomes the beneficial owner, as defined in Rule 13d-3 under the Exchange Act, of shares of our capital stock entitling such person to exercise 50% or more of the total voting power of all shares of our capital stock entitled to vote in elections of directors (or the capital stock of our successor in the case of a merger or transfer of substantially all of our assets).

         In the event that we are required to repurchase the notes, there can be no assurances that we will have sufficient funds to pay the repurchase price. A Change of Control may result in a default (directly or by way of a cross-default provision) under one or more agreements governing our Senior Debt or Parity Debt. In such a circumstance, the subordination provisions contained in the Indenture may prevent us from making any payment on the notes, including a payment of the repurchase price, unless we first obtain the consent of the holders of defaulted Senior Debt or Parity Debt or repay the Senior Debt or Parity Debt in full.

         Your right to require us to repurchase the notes as a result of a Change of Control may have the effect of delaying, deferring or preventing a Change of Control or other attempt to acquire control of us. Consequently, the right may increase the difficulty of a merger, consolidation or tender offer, or an assumption of control by a holder of a large block of our shares and the removal of incumbent management. The Change of Control repurchase feature is a result of negotiations between us and Miller & Schroeder and is not the result of our knowledge of any specific effort to accumulate shares of common stock or to obtain control of us by means of a merger, tender offer, solicitation or otherwise, or part of a plan by us to adopt a series of anti-takeover provisions. We have no present intention to engage in a transaction involving a Change of Control, although it is possible that we would decide to do so in the future.

         Rule 13e-4 under the Securities Exchange Act of 1934 requires the distribution of certain information to security holders in the event of certain issuer tender offers and may apply in the event of a repurchase. We will comply with this rule to the extent applicable.

SUBORDINATION

         All payments under the notes are, to the extent provided in the indenture, subordinate and junior to the prior payment in full of all Senior Debt. The subordination provisions apply to existing Senior Debt as well as Senior Debt incurred after the date of this prospectus. The notes will be senior in right of payment to any debt subordinated to the notes and to any debt (other than the notes) held by an affiliate of ours, whether outstanding at the closing of this offering or created thereafter. The notes rank equally in right of payment with the Parity Debt. The Parity Debt is described under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources -- BayView Term Loan."

         Upon any distribution of our assets or our dissolution, winding up, liquidation or reorganization, the payments on the notes will be subordinated in right of payment to the prior payment in full of all Senior Debt. Moreover, if the notes are accelerated following an event of default under the indenture, the holders of any Senior Debt then outstanding will be entitled to payment in full before the holders of the notes are entitled to receive any payment on the notes. However, our obligations to make payments with respect to the notes will not otherwise be affected. We are the sole obligor on the notes.

         Upon any distribution of our assets or our dissolution, winding up, liquidation or reorganization, the payments on the notes will be made equally with the payments on the Parity Debt. If the notes are accelerated following an event of default under the indenture, after payment to the holders of any Senior Debt then outstanding, any remaining amounts will be paid to the holders of the notes and the holders of the Parity Debt pro rata in accordance with the relative principal amount of such Indebtedness then outstanding.

         In addition, the subordination provisions will prevent us from making any payments on the notes if:

         o we fail to pay any payment of principal, interest, premium, or other obligation, if any, due on any Senior Debt beyond the applicable grace period; or

         o any other default occurs and is continuing under any Senior Debt that permits holders of the Senior Debt to accelerate the maturity of any Senior Debt

         We may resume making payments on the notes once the default on the Senior Debt is cured or waived or otherwise ceases to exist.

         "Senior Debt" means the principal of any premium and all interest on
(i) any and all our indebtedness (other than the notes, Parity Debt and Subordinated Debt) in respect of borrowed money, which in accordance with generally accepted accounting principles, would be included in determining the total liabilities side of our balance sheet, and (ii) all new financings renewals, extensions and refundings thereof; provided that any indebtedness shall not be Senior Debt if the instrument creating or evidencing any such indebtedness or pursuant to which such indebtedness is outstanding, provides that such indebtedness, or such renewal, extension or refunding thereof, is junior or is not superior in right of payment to or ranks pari passu with the notes.

         "Parity Debt" means our indebtedness incurred under the BayView Loan Agreement and any and all of our other indebtedness which had an original maturity date in excess of one year and contains covenants, conditions and restrictions on us which are not inconsistent with or violate the covenants, conditions and restrictions imposed by the Indenture, and is neither Senior Debt nor Subordinated Debt.

         "Subordinated Debt" means all of our indebtedness created, incurred, assumed or guaranteed by us which, by the terms of the instrument creating such indebtedness it is provided that such indebtedness and any renewal thereof is expressly subordinate and junior in right of payment to the notes.

         The Indenture permits us to incur additional Senior Debt provided certain financial tests are met as described below under the subheading "Restrictive Covenants". As of September 30, 1999, we had approximately $226 million of outstanding indebtedness which is expected to be Senior Debt, and approximately $10 million of outstanding indebtedness which is Parity Debt.

         The subordination provisions of the indenture and the notes will not prevent the occurrence of any event of default under the indenture or limit the rights of any holder of notes to pursue any other rights or remedies with respect to the notes.

         As a result of the subordination provisions, in the event of our liquidation, bankruptcy, reorganization, insolvency, receivership or similar proceeding, holders of the notes may receive less than other creditors on a ratable basis.

EVENTS OF DEFAULT AND REMEDIES

         The following events constitute events of default under the indenture:

         o our failure to pay interest on the notes when due if the failure continues for 15 days;

         o our failure to pay the principal of, or premium, if any, on any of the notes when due;

         o our breach of any financial covenant and continuance of such breach for a period of 30 days after the date of our report to the trustee;

         o our failure to perform any other covenant or warranty in the indenture if the failure continues for 60 days after appropriate notice is given to us, the trustee and the noteholders, as applicable;

         o a default by us on any indebtedness that results in the acceleration of indebtedness in an amount in excess of $5,000,000 and the indebtedness or the acceleration has not been discharged or waived for 60 days after notice is given in accordance with the indenture;

         o we are replaced as servicer in any transaction which affects more than 25% of the principal amount of outstanding securities of our or any of our subsidiaries' securitizations and such event is not cured within 30 days;

         o certain events involving our bankruptcy, insolvency or reorganization; and

         o a final judgment by a court against us for the payment of money in an amount in excess of $5,000,000, net of insurance proceeds, that remains unsatisfied or unbonded for 30 days after the right to appeal such judgment has expired or terminated.

         The trustee will generally be required, within 60 days after its becoming aware of a default, to provide the registered holders of the notes written notice of the default. Except in the case of a payment default, the trustee will not be required to deliver a notice of default if it determines in good faith that withholding the notice is in the best interest of the holders of the notes.

         If an event of default under the indenture has occurred and is continuing, the trustee, or the holders of not less than 25% of the aggregate principal amount of the notes, may declare all amounts outstanding on the notes to be immediately due and payable.

         The indenture will generally provide that the holders of a majority in principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee, subject to certain limitations. Before proceeding to exercise any right or power under the Indenture at the direction of the holders, the trustee will be entitled to receive from the holders reasonable security or indemnity against any costs, expenses and liabilities that it might incur as a result. Following an event of default for nonpayment, each holder to which the default pertains will have the absolute right to institute suit to enforce payment of any notes held by it.

         Generally, the holders of at least a majority in aggregate principal amount of the outstanding notes may on behalf of the holders of all notes waive any default or event of default. The consent of all note holders will be required to waive any Events of Default relating to a failure to make payment on any note, or to comply with any of the provisions of the Indenture that would require the consent of affected holders to modify.

         Within 120 days of the end of each fiscal year, we will be required to send the trustee a statement of certain of our officers stating:

         o that such officer has analyzed our activities during such year and supervised the performance under the Indenture; and

         o whether, to the best of such officer's knowledge based on such analysis, we are in compliance with our obligations under the Indenture or if we have defaulted on such obligations.

         We are also required, if certain of our officers obtain knowledge that we are not in compliance with the terms of the Indenture or the notes, to deliver to the trustee a statement specifying the nature of the default and the action we have taken, are taking or propose to take to cure the default.

RESTRICTIVE COVENANTS

         Limitation on Additional Indebtedness

         The Indenture prohibits us and our subsidiaries from creating, incurring, assuming or issuing, directly or indirectly, or guaranteeing or in any manner becoming, directly or indirectly, liable for any indebtedness except for:

         o        the notes;

         o indebtedness outstanding on the date the notes are issued by us;

         o indebtedness which does not cause our Consolidated Leverage Ratio described below to exceed 3:1;

         o deferrals, renewals, extensions, replacements, refinancing or refundings of indebtedness listed above;

         o        indebtedness between us and any of our Restricted
                  Subsidiaries;

         o indebtedness incurred in connection with the purchase of notes required in connection with the Change of Control provided that the aggregate principal amount of such indebtedness does not exceed 101% of the aggregate principal amount of the notes purchased in connection with such Change of Control and that such indebtedness does not mature prior to the stated maturity of the notes and ranks pari passu with the notes;

         o indebtedness under certain currency and interest rate swap agreements;

         o indebtedness incurred by us to finance the purchase or origination of motor vehicle contracts for the purpose of pooling such contracts prior to securitization, subject to certain limitations set forth in the Indenture;

         o        non-recourse indebtedness; and

         o indebtedness of up to [$8] million incurred in connection with the purchase or lease of property.

         "Consolidated Leveraged Ratio" means the ratio of the aggregate amount of all of our indebtedness, excluding the indebtedness permitted as described immediately above, to our consolidated tangible stockholders' equity, as determined in accordance with generally accepted accounting principles.

         "Restricted Subsidiary" means all of our subsidiaries with assets greater than $1,000 if our Consolidated Leveraged Ratio exceeds 3:1.

         Limitations on Transactions With Affiliates

         Any indebtedness between us and any of our affiliates will be subordinate and junior in right of payment to the notes. We cannot permit any of our Restricted Subsidiaries to engage in any transaction of any kind or nature with any of our affiliates, other than a Restricted Subsidiary, unless

         o the terms of the transaction are no less beneficial to us or our subsidiary, as the case may be, than a similar transaction with an unrelated person under the same circumstances and, in the case of a transaction with a value of over $1,000,000, a majority of our board's independent members determine that the transaction terms are fair to us or our subsidiary, as the case may be; or

         o if the transaction or series of transactions has a value over $5,000,000, a person experienced in the nature of the transaction certifies the transaction to our board of directors as fair to us or our subsidiary, as the case may be, and the terms are those that would be found in similar transactions with unrelated persons under the same circumstances.

         The foregoing limitation is subject to certain exceptions, including

         o loans or advances to our employees in the ordinary course of business

         o        customary directors' fees and indemnities

         o ordinary course commercial agreements or renewals thereof on such terms as are in effect as of the date the notes are issued and which terms are no less favorable to us or such Restricted Subsidiary than those that could be obtained at the time of such transaction in arm's-length dealings with an unaffiliated person

         o any issuance of securities, or other payments, compensation, benefits, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans approved by our Board of Directors

         o the grant of stock options or similar rights to our employees and directors or the employees or directors of a Restricted Subsidiary

         o transactions effected as part of a qualified securitization and warehouse financings.

         Restricted Payments

         Neither we nor any of our Restricted Subsidiaries are permitted to make any Restricted Payment:

         o if an event of default under the indenture shall have occurred and is continuing at such time;

         o        if at such time our Consolidated Leveraged Ratio exceeds 3:1;
                  or

         o The total amount of restricted payments would exceed an amount determined pursuant to a formula set forth in the indenture.

         The following actions each constitute a "Restricted Payment" under the indenture:

         o the declaration or payment of any dividend or any other distribution on our capital stock or on the capital stock of our subsidiaries or any payment made to the direct or indirect holders (in their capacities as such) of our or our subsidiaries' capital stock, other than

                  o dividends or distributions payable solely in capital stock or in options, warrants or other rights to purchase capital stock; and

                  o in the case of any subsidiary of ours, dividends or distributions payable to us or to any of our subsidiaries;

         o the purchase, redemption or other acquisition or retirement for value of our or our subsidiaries' capital stock other than purchases of our capital stock which is contributed to a employee stock ownership plan maintained by us for our employees; or

         o investments in any person, other than certain permitted investments.

For purposes of this definition, "Restricted Payment" does not include:

         o        payments made in the form of our common stock;

         o mandatory repurchase obligations by us with respect to shares issued by any employee stock ownership plan of ours;

         o purchases of common stock of, or investments in, a wholly-owned subsidiary of ours that is not a "Restricted Subsidiary"; or

         o repurchases of our common stock on the open market made in compliance with Rule 10b-18 of the Exchange Act so long as there is no default and we will be in compliance with certain financial covenants after giving pro forma effect to such repurchases.

         Minimum Net Worth

         We are obligated to maintain a minimum Consolidated Tangible Net Worth of $35,000,000 as adjusted by a formula in the indenture. The minimum net worth will be adjusted upward, on a cumulative basis from January 1, 1999, by 50% of positive consolidated net income, and downward (but never below $35,000,000), on a cumulative basis from January 1, 1999, up to [$3,000,000] in respect of "FASB Net Worth Adjustments."

         o "FASB Net Worth Adjustments" means downward adjustments in net worth required by Financial Accounting Standard No. 125 or 133 issued by the Financial Accounting Standards Board.

         o "Consolidated Tangible Net Worth" means our consolidated tangible stockholders equity, as determined in accordance with generally accepted accounting principles.

MODIFICATIONS OF THE INDENTURE

         The indenture generally allows the trustee and us, with the consent of the holders of not less than a majority of the aggregate principal amount of the outstanding notes, to modify the indenture, any supplemental indenture or the notes. The following modifications require the consent of each affected noteholder:

         o a change of the maturity of any note or any interest or premium payment;

         o a reduction in the rate or an extension of the time or payment of interest on any note;

         o        a reduction in the principal amount of any note;

         o a reduction in any amount payable upon redemption or repurchase of any note;

         o any modification to our obligation to repurchase any note upon a Change of Control if adverse to any holder of notes;

         o any modification that impairs or adversely affects the right of any holder to institute suit for the payment of any note;

         o        any change in currency in which any note is payable; and

         o any modification of the subordination provisions that adversely affects the holders of the notes.

SATISFACTION AND DISCHARGE

         We may discharge our obligations under the indenture while the notes remain outstanding if:

         o all notes are within one year of their scheduled maturity or the date on which they are scheduled for redemption; and

         o we have deposited with the trustee an amount sufficient to pay all outstanding notes on their scheduled maturity or the date scheduled for redemption.

DEFEASANCE AND COVENANT DEFEASANCE

         The indenture provides that we may elect either

         o to defease and be discharged from any and all of our obligations with respect to the notes, except for the obligations to register the transfer or exchange of such notes, to replace temporary or mutilated, destroyed, lost or stolen notes, to maintain an office or agency in respect of the notes and to hold monies for payment in trust ("legal defeasance"), or

         o to be released from our obligations with respect to the notes under certain covenants contained in the indenture ("covenant defeasance") upon the deposit with the trustee or other qualifying trustee, in trust for such purpose, of money and/or non-callable U.S. government obligations which, through the payment of principal and interest in accordance with their terms, will provide money, in an amount sufficient to pay the principal of, premium, if any, and interest on the notes, on the scheduled due dates therefor or on a selected date of redemption in accordance with the terms of the indenture. Such a trust may only be established if, among other things,

         o we have delivered to the trustee an opinion of counsel as specified in the indenture

                  o to the effect that neither the trust nor the trustee will be required to register as an investment company under the Investment Company Act of 1940, as amended, and

                  o in the case of a legal defeasance, stating that (i) we have received from or there has been published by the Internal Revenue Service a ruling to the effect that or (ii) there has been a change in any applicable federal income tax law with the effect that the holders of the outstanding notes or persons in their positions will not recognize income, gain or loss for federal income tax purposes solely as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner, including as a result of prepayment, and at the same times as would have been the case of such defeasance had not occurred;

                  o in the case of a covenant defeasance, confirming that the holders of the outstanding notes will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to Federal income tax on the same amounts, and the same manner and at the same times as would have been the case if such covenant defeasance had not occurred;

         o no default or event of default has occurred and be continuing on the date of such deposit or insofar as events of default from bankruptcy, insolvency or reorganization events are concerned, at any time in the period ending on the 91st day after the date of deposit or, if longer, ending on the day following the expiration of the longest preference period under any bankruptcy law applicable to us in respect of such deposit;

         o such legal defeasance or covenant defeasance has not resulted in a breach or violation of, or constitute a default under the indenture or any other material agreement or instrument to which we or any of our subsidiaries is a party or by which we or any of our subsidiaries is bound;

         o we have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent provided for or relating to the legal defeasance or the covenant defeasance have been complied with;

         o we have delivered to the trustee an opinion of counsel to the effect that

                  o the trust funds will not be subject to any rights of holders of Senior Debt, including, without limitation, those arising under the indenture, and

                  o assuming no intervening bankruptcy occurred and that no holder of the notes is an insider of ours, after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; and

                  o certain other customary conditions precedent are satisfied.

GOVERNING LAW

         The indenture and the notes will be governed by the laws of the State of New York.

CONCERNING THE TRUSTEE

         Bankers Trust Company will serve as trustee under the indenture and is also the note registrar.

         The trustee under the indenture has been appointed by us as the initial paying agent, conversion agent, registrar and custodian with regard to the notes. We may maintain deposit accounts and conduct other banking transactions with the trustee or its affiliates in the ordinary course of business.

                                  UNDERWRITING

         Under the terms and subject to the conditions contained in the underwriting agreement, Miller & Schroeder Financial, Inc., the underwriter, has agreed to purchase from us, and we have agreed to sell to the underwriter, notes in the total principal amount of $20,000,000 at the price to public, less the underwriting discounts and commissions shown on the cover page of this prospectus. We have agreed to reimburse the underwriter for its out-of-pocket expenses incurred in connection with the offering, including the fees and expenses of the underwriter's counsel.

         The underwriting agreement provides that the underwriter will be obligated to purchase, subject to the terms and conditions set forth therein, all of the notes being sold pursuant to the underwriting agreement (other than the notes covered by the over-allotment option) if any of the notes being sold pursuant to the underwriting agreement are purchased.

         The underwriting agreement provides for reciprocal indemnification between us, the underwriter and their officers, directors and controlling persons against civil liabilities in connection with this offering, including certain liabilities under the Securities Act of 1933, as amended. Insofar as indemnification for liabilities arising under the

Securities Act may be permitted pursuant to such indemnification provisions, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         The underwriter proposes to offer the notes to the public at the price to public set forth on the cover page of this prospectus and to certain selected dealers at such price less a concession of $___ per note. After the initial public offering, the price to public and concessions to dealers may be changed by the underwriter.

         We have granted to the underwriter an option, exercisable by the underwriter from time to time within 45 days after the date of this prospectus, to purchase up to an additional $3,000,000 of notes at the price to public, less the underwriting discounts and commissions shown on the cover page of this prospectus. This option may be exercised in whole or in part, but only for the purpose of covering any over-allotments in the sale of the $20,000,000 in notes offered hereby.

         In order to facilitate the offering of the notes, the underwriter may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriter may over-allot the notes in connection with the offering, creating a short position in the notes for its own account. In addition, to cover over-allotments or to stabilize the price of the notes, the underwriter may bid for, and purchase, notes in the open market. The underwriter may also reclaim selling concessions allowed to a dealer for distributing notes in the offering, if the underwriter repurchases previously distributed notes in transactions to cover its short positions, in stabilization transactions or otherwise. Finally, the underwriter may bid for, and purchase, notes in market making transactions and impose penalty bids. These activities may stabilize or maintain the market price of the notes above the market level that may otherwise prevail. The underwriter is not required to engage in these activities and may end any of these activities at any time. Any such activities will be undertaken in accordance with Regulation M under the Securities Exchange Act of 1934, as amended, if at all.

         In general, purchases of a security for the purpose of stabilization or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases. Neither we nor the underwriter make any representation or prediction as to the direction or magnitude of any effect that the transactions described above might have on the price of the notes. In addition, neither we nor the underwriter make any representations that the underwriter will engage in such transactions or that such transactions, once commenced, will not be discounted without notice.

         Prior to the offering, there has been no public market for the notes. We do not intend to list the notes on any securities exchange or include them for quotation on the Nasdaq system. The underwriter has advised us that it intends initially to make a market in the notes, but the underwriter is not obligated to do so and may discontinue market making at any time without notice.

         The following table summarizes the compensation we will pay the underwriter:

                                                    Assuming no             Assuming full
                                                    exercise of              exercise of
Form of Compensation                           over-allotment option    over-allotment option
--------------------                           ---------------------    ---------------------
Total underwriting discounts and commissions        ____________             ____________
Reimbursement of underwriter's expenses             ____________             ____________

         We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $400,000. The following table itemizes all of the expenses we expect to incur in connection with this offering other than underwriting discounts, fees and commissions which are set forth in the table above. All expenses, other than the SEC and NASD fees, set forth below are estimates only.

          Securities and Exchange Commission registration fee..   $  6,072
          NASD filing fee .....................................      2,800
          Accounting fees and expenses ........................     55,000
          Blue Sky fees and expenses ..........................      1,000
          Legal fees and expenses .............................    125,000
          Printing expenses ...................................     25,000
          Trustee's fees and expenses .........................     15,000
          Underwriter's counsel fees and expenses .............     81,000
          Miscellaneous .......................................     89,128
                                                                  --------
                  TOTAL .......................................   $400,000
                                                                  ========

         The foregoing is a summary of the material provisions of the underwriting agreement. The underwriting agreement has been filed as an exhibit to the registration statement of which this prospectus is a part.

                                  LEGAL MATTERS

         Certain legal matters in connection with the notes will be passed upon for us by Andrews & Kurth L.L.P., Dallas, Texas, and for the underwriter by Leonard, Street and Deinard Professional Association.

                                     EXPERTS

         The financial statements as of December 31, 1998 and 1997 and for each of the three years in the period ended December 31, 1998 included in this Prospectus have been included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act with respect to the notes offered by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules thereto, certain parts of which are omitted as permitted by the rules and regulations of the Commission. For further information with respect to us and the notes offered in this prospectus, reference is made to the registration statement and the exhibits and schedules filed therewith. Although all material terms and provisions of any material contract or other document filed are referred to in this prospectus and described herein, these descriptions are not necessarily complete, and in each instance reference is made to the copy of the contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by the reference.

         We are subject to the periodic reporting and other informational requirements of the Securities Exchange Act of 1934, as amended, pursuant to
Section 15(d) thereof and, in accordance therewith, file reports, proxy statements and other information with the Commission. For further information with respect to us, reference is hereby made to such reports and other information which, together with the registration statement and the exhibits and schedules thereto, can be inspected, without charge, at the public reference facilities maintained by the Commission at the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and 7 World Trade Center, Suite 1500, New York, New York 10048. Copies of all or any part of the registration statement can also be obtained from the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Commission's Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission also maintains a website at http://www.sec.gov, that contains reports, proxy and information statements, and other information that has been or will be filed by us.

         Our website address is http://www.onyxco.com. The information included in our website is not made a part of this prospectus.

                                    GLOSSARY

ASSET-BACKED SECURITIES -- Securities that are backed by financial assets, such as automobile contracts and loans.

AUTO FINANCE CENTERS -- Regional offices we establish to purchase contracts and to market to and support relationships with motor vehicle dealerships.

BUY RATE -- An interest rate we quote to dealers at which we will purchase contracts. The buy rate is equal to the positive difference between the annual percentage rate borne by the contract and the annual percentage rate equivalent of the dealer participation we pay.

CONTRACT B -- Retail installment sales contract and installment loan agreements secured by new or used automobiles, light-duty trucks or vans.

CREDIT ENHANCEMENT -- Credit enhancement refers to a mechanism that is intended to protect the holders of the asset backed securities against losses due to defaults by the obligors under the contracts.

DEALER PARTICIPATION -- The amount we pay to the dealership to purchase a contract above the principal amount financed. The dealer participation is based upon the finance charge that would be paid on the contract if it earned interest at a rate equal to the positive difference between the contract rate and our published buy rate. Depending on the option selected by the dealership, we may pay all or a portion of the dealer participation in advance at the time we acquire the contract.

EXCESS SERVICING INCOME -- The future servicing cash flows less the amortization of the excess servicing receivable.

EXCESS SERVICING RECEIVABLE -- The present value of future servicing cash flows to be distributed to us as determined in accordance with Statement of Financial Accounting Standards No. 65 ("SFAS 65"). To determine excess servicing receivable, the future servicing cash flows are first estimated using an assumed rate of prepayment that is intended to be conservative relative to historical experience and then discounted at an interest rate commensurate with the risk associated with this type of investment. Excess servicing receivable is then reduced by a credit loss provision based upon historical experience and deemed adequate to cover net losses over the life of the trust. The loss provision is calculated using a discount rate commensurate with a risk-free investment of similar maturity in accordance with Emerging Issues Task Force Announcement 92-2. Excess servicing receivable is subsequently amortized against servicing income on level-yield basis. Periodically we review the assumptions utilized in determining excess servicing receivable. If the present value of future servicing cash flows proves to be insufficient to recover the capitalized amount, we would make a charge to servicing income in accordance with SFAS 65. To date we have not recorded any such charges.

FUTURE SERVICING CASH FLOWS -- The difference between the cash collected from contracts in a securitization trust in any period, and the sum of (i) principal and interest paid in respect of such period on the asset backed securities issued to investors in the securitized pool of such contracts, (ii) a servicing fee at the rate of one percent per annum and (iii) other expenses of the trust.

GAIN ON SALE OF CONTRACTS -- The gain on sale of contracts is equal to the excess servicing receivable less (i) the difference between the aggregate principal balance of the contracts sold and the proceeds from the securitization; (ii) prepaid dealer participation; and (iii) net hedging gains or losses. The excess servicing receivable represents the estimated present value of future servicing cash flows earned on each trust. The securitizations are usually sold at or close to the principal balance of the contracts included therein. The costs of securitization consist of issuance expenses including surety bond premiums and the securitization underwriter's discounts.

NET INTEREST INCOME -- The difference between the revenue we earn on contracts held on our balance sheet prior to securitization and the interest costs associated with our borrowings to finance the warehousing of such contracts.

POOLING -- The accumulation of a group of contracts to create a package of receivables for sale through a trust to investors in a securitization.

PRE-FUNDING STRUCTURE -- A way of structuring securitizations involving a pre-funding account into which a portion of the proceeds received by the trust upon issuance of the asset-backed securities are deposited and used to purchase contracts during a set period after the initial closing of the securitization.

SECURITIZATION OR SECURITIZED -- The process through which contracts and other receivables are pooled and sold to a trust which issues certificates representing interests in the trust to investors.

SERVICING PORTFOLIO -- All of the contracts that we own and that we have sold in securitizations and continue to service.

SPREAD ACCOUNT -- An account required by the credit enhancer of a securitization trust in order to protect the credit enhancer against credit losses. Generally, excess interest received by the securitization trust from the pool of contracts is credited to the account and retained until the account balance reaches a particular maximum balance. If the maximum balance set forth under the terms of a particular securitization is attained, the future servicing cash flows and any surplus in the spread account are returned to us or our lenders, as the case may be. The maximum balance in a particular securitization may increase or decrease over time, and may never be attained in any particular securitization. Any remaining spread account balance is released to us or our lenders, as the case may be, upon termination of the securitization.

WAREHOUSING -- A method in which contracts are financed by financial institutions on a short-term basis. In a warehousing arrangement, loans are accumulated or pooled on a daily or less frequent basis and assigned or pledged as collateral for short-term borrowings until they are sold in a securitization.

                          INDEX TO FINANCIAL STATEMENTS

                                                                                               PAGE
                                                                                               ----
Unaudited Condensed Consolidated Financial Statements

         Condensed Consolidated Statements of Financial Condition
                  at September 30, 1999 and December 31, 1998...................................F-1
         Condensed Consolidated Statements of Income for the nine
                  months ended  September 30, 1999 and September 30, 1998.......................F-2
         Consolidated Statements of Stockholders' Equity
                  at September 30, 1999, December 31, 1998 and December 31, 1997................F-3
         Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 1999 and September 30, 1998...............................F-4
         Notes to Unaudited Condensed Consolidated Financial Statements.........................F-5

Audited Financial Statements

         Report of Independent Accountants......................................................F-8
         Consolidated Statements of Financial Condition as of
                   December 31, 1998 and 1997...................................................F-9
         Consolidated Statements of Income for the years ended
                  December 31, 1998, 1997 and 1996.............................................F-10
         Consolidated Statements of Redeemable Preferred Stock and
                  Stockholders' Equity for the years ended
                  December 31, 1998, 1997 and 1996.............................................F-11
         Consolidated Statements of Cash Flows for the years ended
                  December 31, 1998, 1997 and 1996.............................................F-12
         Notes to Consolidated Financial Statements............................................F-13

                  ONYX ACCEPTANCE CORPORATION AND SUBSIDIARIES

            CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                                                        SEPTEMBER 30,         DECEMBER 31,
                                                                            1999                  1998
                                                                       -------------         -------------
                                                                        (UNAUDITED)
                               ASSETS

Cash and cash equivalents .........................................    $   4,787,831         $   1,928,991
Credit enhancement assets .........................................      130,900,443           112,953,193
Contracts held for sale (net of allowance) ........................      195,535,962           152,760,781
Other assets ......................................................       11,070,086             7,778,759
                                                                       -------------         -------------
         Total assets .............................................    $ 342,294,322         $ 275,421,724
                                                                       =============         =============

                             LIABILITIES

Accounts payable ..................................................    $  16,911,952         $  10,959,913
Debt ..............................................................      255,071,383           209,600,061
Other liabilities .................................................       19,602,844            11,038,029
                                                                       -------------         -------------

         Total liabilities ........................................      291,586,179           231,598,003

                               EQUITY

Common stock
      Par value $.01 per share; authorized 15,000,000 shares;
      issued and outstanding 6,177,804 as of September 30, 1999
      and 6,171,034 as of December 31, 1998 .......................           61,778                61,710
Paid in capital ...................................................       37,892,071            37,839,151
Retained earnings .................................................       13,084,689             5,922,860
Accumulated other comprehensive loss, net of tax ..................         (330,395)                   --
         Total equity .............................................       50,708,143            43,823,721
                                                                       -------------         -------------
         Total liabilities and equity .............................    $ 342,294,322         $ 275,421,724
                                                                       =============         =============

 See the accompanying notes to the condensed consolidated financial statements.

                  ONYX ACCEPTANCE CORPORATION AND SUBSIDIARIES

                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME

                                                      NINE MONTHS ENDED
                                                        SEPTEMBER 30,
                                               ------------------------------
                                                   1999              1998
                                               -----------        -----------
                                                         (UNAUDITED)
REVENUES:
Interest income ...........................    $19,642,344        $16,703,145
Interest expense ..........................     14,053,421         10,651,700
                                               -----------        -----------
Net interest income .......................      5,588,923          6,051,445

Gain on sale of contracts .................     40,520,626         25,911,096
Service fee income ........................     19,757,636         10,015,975

Total Revenues ............................     65,867,185         41,978,516

EXPENSES:
    Provision for credit losses ...........        952,560          1,229,764
    Salaries and benefits .................     29,567,166         19,492,705
    Depreciation ..........................      2,510,463          1,307,918
    Occupancy .............................      2,484,771          1,315,224
    General and administrative expenses....     18,109,783         12,496,254
                                               -----------        -----------
Total Expenses ............................     53,624,743         35,841,865
                                               -----------        -----------
Net Income before Taxes ...................     12,242,442          6,136,651
    Income Taxes ..........................      5,080,613          2,546,709
                                               -----------        -----------
Net Income after Taxes ....................    $ 7,161,829        $ 3,589,942
                                               ===========        ===========
Net Income per share B Basic ..............    $      1.16        $      0.59
Net Income per share B Diluted ............    $      1.10        $      0.56
Basic Shares Outstanding ..................      6,172,628          6,093,198
Diluted Shares Outstanding ................      6,527,643          6,445,412


 See the accompanying notes to the condensed consolidated financial statements.

                  ONYX ACCEPTANCE CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                               ACCUMULATED
                                         COMMON STOCK          ADDITIONAL     COMPREHENSIVE     RETAINED
                                    ---------------------       PAID-IN         LOSS NET        EARNINGS
                                     SHARES       AMOUNT         CAPITAL          OF TAX         (DEFICIT)        TOTAL
                                    ---------     -------      -----------     -------------   -----------    -----------
BALANCE, DECEMBER 31, 1997          6,017,635     $60,176      $37,810,158                     $  (152,924)   $37,717,410
Issuance of Common Stock              153,399       1,534           28,993                                         30,527
Net Income                                                                                       6,075,784      6,075,784
                                    ---------     -------      -----------      ---------      -----------    -----------
BALANCE, DECEMBER 31, 1998          6,171,034      61,710       37,839,151                       5,922,860     43,823,721
Issuance of Common Stock                6,770          68           52,920                                         52,988
Comprehensive income:

Unrealized losses in securitized                                                $(330,395)                      (330,395)
  assets, net of tax of $229,597
Net Income                                                                                       7,161,829      7,161,829
                                    ---------     -------      -----------      ---------      -----------    -----------
Total comprehensive income                                                       (330,395)       7,161,829      6,831,434
                                    ---------     -------      -----------      ---------      -----------    -----------
BALANCE, SEPTEMBER 30, 1999         6,177,804     $61,778      $37,892,071      $(330,395)     $13,084,689    $50,708,143
                                    =========     =======      ===========      =========      ===========    ===========

         See accompanying notes to the condensed financial statements.

                  ONYX ACCEPTANCE CORPORATION AND SUBSIDIARIES

                 CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                 NINE MONTHS ENDED SEPTEMBER 30,
                                                              -------------------------------------
                                                                   1999                   1998
                                                              ---------------       ---------------
                                                                           (UNAUDITED)
OPERATING ACTIVITIES:
Net cash used in operating activities ..................      $   (37,386,541)      $   (76,587,801)

INVESTING ACTIVITIES:
    Purchases of property and equipment ................           (5,002,155)           (2,411,692)
                                                              ---------------       ---------------
                                                                   (5,002,155)           (2,411,692)
                                                              ---------------       ---------------
FINANCING ACTIVITIES:
    Proceeds from exercise of options/warrants .........               52,989                32,981
    Payments on capital lease obligations ..............             (276,775)             (473,577)
    Payments on excess servicing line of credit ........          (27,117,539)          (10,027,900)
    Proceeds from drawdown on excess servicing
      line of credit ...................................           34,257,170            26,000,000
    Paydown of warehouse lines related to
      securitization and sale                                  (1,026,000,000)         (624,456,000)
    Proceeds from warehouse lines ......................        1,063,485,007           682,956,181
    Proceeds from subordinated debt ....................                    0            10,000,000
    Proceeds from other loans ..........................
    Proceeds from (Payments on) other loans ............              846,684              (251,321)
                                                              ---------------       ---------------
Net cash provided by financing activities ..............           45,247,536            83,780,364
                                                              ---------------       ---------------
         Increase in cash and cash equivalent ..........            2,858,840             4,780,871

Cash and cash equivalents at beginning of period .......            1,928,991               991,010
                                                              ---------------       ---------------
Cash and cash equivalents at end of period .............      $     4,787,831       $     5,771,881
                                                              ===============       ===============

 See the accompanying notes to the condensed consolidated financial statements.

                  ONYX ACCEPTANCE CORPORATION AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                                   (Unaudited)

NOTE 1 -- BASIS OF PRESENTATION

         The condensed consolidated financial statements included herein are unaudited and have been prepared by the Company in accordance with generally accepted accounting principles for interim financial reporting and Securities and Exchange Commission regulations. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the regulations. In the opinion of management, the financial statements reflect all adjustments (of a normal and recurring nature) which are necessary to present fairly the financial position, results of operations and cash flows for the interim periods. Operating results for the nine months ended September 30, 1999 are not necessarily indicative of the results that may be expected for the year ending December 31, 1999. The condensed consolidated financial statements should be read in conjunction with the audited financial statements and footnotes thereto for the year ended December 31, 1998 included in the Company's 1998 Annual Report on Form 10-K as amended on Form 10K/A, and Forms 10-Q for the quarters ended March 31, 1999 and June 30, 1999.

         USE OF ESTIMATES

         In conformity with generally accepted accounting principles, management utilizes assumptions and estimates that affect the reported value of credit enhancement assets and the gain on sale of Contracts. Such assumptions include, but are not limited to, estimates of loan prepayments, defaults, recovery rates and present value discount rates. The Company uses a combination of its own historical experience, industry statistics and expectation of future performance to determine such estimates. Actual results may differ from the Company's estimates due to numerous factors both within and beyond the control of the Company management. Changes in these factors could require the Company to revise its assumptions concerning the amount of voluntary prepayments, the frequency and/or severity of defaults and the recovery rates associated with the disposition of repossessed vehicles.

NOTE 2 -- CONTRACTS HELD FOR SALE

         Contracts held for sale consisted of the following:

                                   SEPTEMBER 30,          DECEMBER 31,
                                        1999                  1998
                                   -------------         -------------
Contracts held for sale .......    $ 202,240,294         $ 160,386,439
Less unearned interest ........       (6,985,060)           (8,434,206)
                                   -------------         -------------
                                     195,255,234           151,952,233
Allowance for credit losses....       (1,276,276)           (1,052,178)
Dealer participation ..........        1,557,004             1,860,726
                                   -------------         -------------
Total .........................    $ 195,535,962         $ 152,760,781
                                   =============         =============

NOTE 3 -- CREDIT ENHANCEMENT ASSETS

         SFAS 125 requires that following a transfer of financial assets, an entity is to recognize the assets it controls and the liabilities it has incurred, and derecognize assets for which control has been surrendered and liabilities that have been extinguished.

         Credit enhancement assets consisted of the following:

                           SEPTEMBER 30,        DECEMBER 31,
                                1999                1998
                           ------------        ------------
Trust receivable.......    $  5,712,501        $  3,712,501
RISA ..................     125,187,942         109,240,692
                           ------------        ------------
         Total ........    $130,900,443        $112,953,193
                           ============        ============

         Trust receivable represents servicer advances and initial deposits to the spread accounts.

         Retained interest in securitized assets ("RISA") is capitalized upon securitization of contracts and represents the present value of the estimated future earnings to be received by the Company from the excess spread created in securitization transactions. Excess spread is calculated by taking the difference between the coupon rate of the contracts sold and the certificate rate paid to the investors less contractually specified servicing and financial guarantee insurance premiums fees and projected credit losses, after giving effect to estimated prepayments. During 1999 and 1998, the Company utilized prepayment rates of 1.5% ABS in computing RISA. Original cumulative net credit loss assumptions utilized for 1999 and 1998 securitization transactions ranged from 3.5% to 4.0%. The Company used a discount rate during 1999 and 1998 of 350 to 450 points over the certificate rates paid to investors at the time of securitization in discounting future earnings.

         RISA is classified in a manner similar to available for sale securities and as such is marked to market each quarter. The Company is not aware of an active market for the purchase or sale of RISA, and accordingly, the Company determines the estimated fair value of the RISA by discounting the expected cash flows released from the trust (the "Cash-Out Method") using a discount rate which the Company believes is commensurate with the risks involved. Any changes in the market value of RISA is reported as a separate component of shareholders' equity as an unrealized gain or loss, net of deferred taxes.

         The following table presents the balances and activity of RISA for the nine and twelve month period ended September 1999 and December 1998 respectively:

                                               SEPTEMBER 30,         DECEMBER 31,
                                                   1999                   1998
                                               -------------         -------------
Beginning Balance ..........................   $ 109,240,692         $  64,357,850
Additions ..................................      73,011,652            80,632,733
Amortization ...............................     (56,504,410)          (35,749,891)
Change in unrealized gain/loss on
  securities available for sale.............       (559,992)                    --
                                               -------------         -------------
Ending Balance .............................   $ 125,187,942         $ 109,240,692
                                               =============         =============

         In initially valuing the RISA, the Company establishes an off balance sheet allowance for expected future credit losses. The allowance is based upon historical experience and management's estimate of future performance regarding credit losses. The amount is reviewed periodically and adjustments are made if actual experience or other factors indicate that future performance may differ from management's prior estimates.

         The following table presents the estimated future undiscounted retained interest earnings to be received from securitizations. Estimated future undiscounted RISA earnings are calculated by taking the difference between the coupon rate of the contracts sold and the rates paid to the investors, less the contractually specified servicing fee of 1.0% and financial guarantee insurance premiums, after giving effect to estimated prepayments and assuming no losses. To arrive at the RISA, this amount is reduced by the off balance sheet allowance established for potential future losses and by discounting to present value.

                                                             SEPTEMBER 30,         DECEMBER 31,
                                                                1999                   1998
                                                            --------------        --------------
Estimated net undiscounted RISA earnings..........          $  224,025,166        $  176,600,869
Off balance sheet allowance for losses............             (76,601,346)          (51,009,542)
Discount to present value.........................             (22,235,878)          (16,350,635)
                                                            --------------        --------------
Retained interest in securitized assets...........          $  125,187,942        $  109,240,692
                                                            ==============        ==============
Outstanding balance of contracts sold
  through securitizations.........................          $1,721,926,813        $1,183,157,096
                                                            ==============        ==============

NOTE 4 -- NET INCOME PER SHARE

         The following table sets forth the computation of basic and diluted net income per share ("EPS"):

                                                                 NINE MONTHS ENDED
                                                                   SEPTEMBER 30,
                                                             ------------------------
                                                                1999          1998
                                                             ----------    ----------
         Net income.....................................     $7,161,829    $3,589,942

         Weighted average shares outstanding............      6,172,628     6,093,198
         Net effect of dilutive stock options/warrants..        355,015       352,214
         Diluted weighted average shares outstanding....      6,527,643     6,445,412

         Net income per share:

         Basic EPS......................................           1.16          0.59
         Diluted EPS....................................           1.10          0.56

NOTE 5 -- NEW PRONOUNCEMENTS

         In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative contracts, and for hedging activities. The new standard requires that all derivatives be recognized as either assets or liabilities in the consolidated statements of financial condition and that those instruments be measured at fair value. If certain conditions are met, a derivative may be specifically designated as a hedging instrument. The accounting for changes in the fair value of a derivative (that is, unrealized gains and losses) depends on the intended use of the derivative and the resulting designation. The statement is effective in the first quarter of year 2001. The Company is presently assessing the effect of SFAS 133 on the consolidated financial statements of the Company.

NOTE 6 -- CONTINGENCIES

         The Company is party to various legal proceedings similar to actions brought against other companies in the motor vehicle finance industry, which are or may or may not be covered under insurance policies it holds. The Company vigorously defends such proceedings; however, there is no assurance as to the results. Based upon information presently available, the Company believes that the final outcome of all such proceedings should not have a material adverse effect upon the Company's results of operations, cash flows or financial condition.

                        REPORT OF INDEPENDENT ACCOUNTANTS

Board of Directors and Stockholders
Onyx Acceptance Corporation

         In our opinion, the accompanying consolidated statements of financial condition and the related consolidated statements of income, redeemable preferred stock and stockholders' equity and cash flows present fairly, in all material respects, the consolidated financial position of Onyx Acceptance Corporation and its subsidiaries (the "Company") as of December 31, 1998 and 1997, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These consolidated financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits of these consolidated financial statements in accordance with generally accepted auditing standards, which require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

         As discussed in Note 2, the 1997 and 1996 consolidated financial statements have been restated to reflect a change in the method of measuring and accounting for credit enhancement assets.


/s/ PricewaterhouseCoopers LLP
------------------------------
PricewaterhouseCoopers LLP
Newport Beach, California


January 22, 1999

                  ONYX ACCEPTANCE CORPORATION AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

                                     ASSETS

                                                                             DECEMBER 31,
                                                                 ----------------------------------
                                                                      1998                1997
                                                                 -------------        -------------
                                                                                        (Restated)
Cash and cash equivalents ..................................     $   1,928,991        $     991,010
Contracts held for sale (net of allowance) .................       152,760,781           64,342,309
Credit enhancement assets (net of amortization) ............       112,953,193           71,735,651
Furniture and equipment (net of accumulated depreciation)...         4,734,857            2,842,520
Other assets ...............................................         3,043,902            1,924,970
                                                                 -------------        -------------
         Total Assets ......................................     $ 275,421,724        $ 141,836,460
                                                                 =============        =============

                                  LIABILITIES

Accounts payable ...........................................     $  10,959,913        $   6,564,446
Warehouse borrowings .......................................       150,044,464           60,505,902
Revolving credit and residual lines ........................        49,555,597           30,000,000
Subordinated debt ..........................................        10,000,000                    0
Capital lease obligations ..................................           696,995            1,002,307
Accrued interest payable ...................................           790,055              302,238
Other liabilities ..........................................         9,550,979            5,744,157
                                                                 -------------        -------------
         Total Liabilities .................................       231,598,003          104,119,050

Commitments and Contingencies

                             STOCKHOLDERS' EQUITY

Common Stock
      Par value $0.01 per share; authorized 15,000,000
         shares; issued and outstanding 6,171,034
         as of December 31, 1998 and issued and
         outstanding 6,017,635 shares as of December 31,
         1997 ..............................................            61,710               60,176
      Additional paid in capital ...........................        37,839,151           37,810,158
      Retained earnings (deficit) ..........................         5,922,860             (152,924)
                                                                 -------------        -------------
         Total Equity ......................................        43,823,721           37,717,410
                                                                 -------------        -------------
                  Total Liabilities and Stockholders' Equity     $ 275,421,724        $ 141,836,460
                                                                 =============        =============


          See accompanying notes to consolidated financial statements.

                  ONYX ACCEPTANCE CORPORATION AND SUBSIDIARIES

                        CONSOLIDATED STATEMENTS OF INCOME

                                                      FOR THE YEAR ENDED DECEMBER 31,
                                               ---------------------------------------------
                                                  1998             1997             1996
                                               -----------      -----------      -----------
                                                                 (RESTATED)       (RESTATED)
REVENUES:
      Finance income ....................      $20,753,734      $11,866,957      $ 9,354,271
      Investment income .................        1,194,477          431,373          325,885
                                               -----------      -----------      -----------
Interest Income - Total .................       21,948,211       12,298,330        9,680,156
      Interest expense ..................       14,636,534        7,261,645        5,539,850
                                               -----------      -----------      -----------
Net Interest Income .....................        7,311,677        5,036,685        4,140,306
      Servicing fee income ..............       16,663,450        9,189,108        3,235,512
      Gain on sale of contracts .........       36,417,216       19,586,291       15,251,117
                                               -----------      -----------      -----------
Total Revenues ..........................       60,392,343       33,812,084       22,626,935
                                               -----------      -----------      -----------
EXPENSES:
      Provision for credit losses .......        1,579,831          785,445          265,802
      Salaries and benefits .............       26,754,000       17,424,729        8,547,815
      Occupancy .........................        1,823,290        1,478,349          662,634
      Depreciation ......................        2,105,743        1,194,186          821,354
      General and administrative expenses       17,743,525       10,643,087        5,362,382
                                               -----------      -----------      -----------
Total Expenses ..........................       50,006,389       31,525,796       15,659,987
                                               -----------      -----------      -----------
Net Income Before Income Taxes ..........       10,385,954        2,286,288        6,966,948
      Income taxes ......................        4,310,170          984,017          851,360
                                               -----------      -----------      -----------
Net Income ..............................      $ 6,075,784      $ 1,302,271      $ 6,115,588
                                               ===========      ===========      ===========
Net Income per Share of Common Stock
      Basic .............................      $      0.99      $      0.22      $      1.19
      Diluted ...........................      $      0.95      $      0.21      $      1.09
                                               -----------      -----------      -----------
Basic shares outstanding ................        6,112,370        6,000,431        5,159,182
                                               ===========      ===========      ===========
Diluted shares outstanding ..............        6,424,959        6,294,071        5,585,647
                                               ===========      ===========      ===========

          See accompanying notes to consolidated financial statements.

                  ONYX ACCEPTANCE CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED STATEMENTS OF
               REDEEMABLE PREFERRED STOCK AND STOCKHOLDERS' EQUITY

                                                     MANDATORILY
                                                 REDEEMABLE SERIES A                            SERIES B PREFERRED
                                                   PREFERRED STOCK           COMMON STOCK             STOCK           ADDITIONAL
                                               ------------------------   -------------------   ------------------     PAID IN
                                                 SHARES       AMOUNT       SHARES     AMOUNT     SHARES    AMOUNT      CAPITAL
                                               ----------   -----------   ---------   -------   --------   -------   ------------
BALANCE AT DECEMBER 31, 1995.................   8,227,349   $ 9,379 177   2,241,454   $22,415    136,365   $1,364    $    803,109
Issuance of Common Stock.....................                             2,908,135    29,081                          32,307,821
Conversion of Preferred Stock Series.........  (8,227,349)   (9,379,177)    715,422     7,154                           8,220,195
Conversion of Preferred Stock Series B.......                                39,757       398   (136,365   (1,364)            966
Issuance costs...............................                                                                          (3,578,366)
Net income...................................
                                               ----------   -----------   ---------   -------   --------   -------   ------------
BALANCE AT DECEMBER 31, 1996 (RESTATED)......           0             0   5,904,768    59,048          0        0      37,753,725
Issuance of Common Stock.....................                               112,867     1,128                              56,433
Net income...................................
                                               ----------   -----------   ---------   -------   --------   -------   ------------
BALANCE AT DECEMBER 31, 1997 (RESTATED)......           0             0   6,017,635    60,176          0        0      37,810,158
Issuance of Common Stock.....................                               153,399     1,534                              28,993
Net Income...................................
                                               ----------   -----------   ---------   -------   --------   -------   ------------
BALANCE AT DECEMBER 31, 1998.................           0   $         0   6,171,034   $61,710          0   $    0    $ 37,839,151
                                               ==========   ===========   =========   =======   ========   =======   ============


                                                                 TOTAL
                                                RETAINED     STOCKHOLDERS'
                                                EARNINGS        EQUITY
                                                (DEFICIT)      (DEFICIT)
                                               -----------   -------------
BALANCE AT DECEMBER 31, 1995.................  $(8,722,613)  $ (7,894,725)
Issuance of Common Stock.....................                  32,336,902
Conversion of Preferred Stock Series.........    1,151,830      9,379,179
Conversion of Preferred Stock Series B.......
Issuance costs...............................                  (3,578,366)
Net income...................................    6,115,588      6,115,588
                                               -----------   ------------
BALANCE AT DECEMBER 31, 1996 (RESTATED)......   (1,455,195)    36,357,578
Issuance of Common Stock.....................                      57,561
Net income...................................    1,302,271      1,302,271
                                               -----------   ------------
BALANCE AT DECEMBER 31, 1997 (RESTATED)......     (152,924)    37,717,410
Issuance of Common Stock.....................                      30,527
Net Income...................................    6,075,784      6,075,784
                                               -----------   ------------
BALANCE AT DECEMBER 31, 1998.................  $ 5,922,860   $ 43,823,721
                                               ===========   ============

See accompanying notes to consolidated financial statements.

                  ONYX ACCEPTANCE CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                                 FOR THE YEAR ENDED DECEMBER 31,
                                                                -----------------------------------------------------------
                                                                      1998                 1997                   1996
                                                                ---------------       ---------------       ---------------
                                                                                         (RESTATED)            (RESTATED)
OPERATING ACTIVITIES
Net Income ...............................................      $     6,075,784       $     1,302,271       $     6,115,588
    Adjustments to reconcile net income to net cash
       provided by (used in) operating activities:
       Amortization of retained interest in
         securitized assets ..............................           35,749,891            10,775,171             7,110,583
       Write-off unamortized participation on sold loans .           27,467,086            15,523,390            12,582,515
       Provision for credit losses .......................            1,579,831               785,446               265,802
       Depreciation and amortization .....................            2,105,743             1,194,186               821,354
       Decrease (increase) in trust receivable ...........            3,665,300            (3,763,661)            2,594,477
       Increase in retained interest in securitized assets          (80,632,733)          (41,603,001)          (34,459,085)
       (Increase) decrease in other assets ...............           (1,118,928)              521,949            (1,471,078)
       Increase in accounts payable ......................            4,395,467             4,896,659             1,380,268
       Increase (decrease) in accrued interest payable ...              487,817               229,077            (1,244,356)
       Increase in other liabilities .....................            4,057,894             3,245,629             1,766,591
       Proceeds from the sale of contracts held for sale .          926,759,606           527,276,091           405,513,000
       Purchase of contracts held for sale ...............       (1,038,534,757)         (605,905,410)         (319,840,214)
       Exercise of trust purchase option .................          (12,387,783)                    0                     0
       Principal payments received on contracts held
         for sale ........................................           39,182,459            26,957,179            21,582,236
       Payments of participation to dealers (net of
         chargeback collections and amortized expense) ...          (32,484,915)          (16,416,931)          (12,449,984)
                                                                ---------------       ---------------       ---------------
Cash provided by (used in) operating activities ..........         (113,632,238)          (74,981,955)           90,267,697
                                                                ---------------       ---------------       ---------------
INVESTING ACTIVITIES
    Purchase of furniture and equipment ..................           (3,835,335)           (1,824,853)             (804,587)
                                                                ---------------       ---------------       ---------------
Cash used in investing activities ........................           (3,835,335)           (1,824,853)             (804,587)
                                                                ---------------       ---------------       ---------------
FINANCING ACTIVITIES
    Payments on capital leases ...........................             (468,060)             (425,189)             (486,369)
    Proceeds from warehouse line .........................          985,997,562           538,897,511           273,228,073
    Payments on warehouse line ...........................         (896,459,000)         (488,500,000)         (375,500,000)
    Proceeds from drawdown on revolving credit borrowings            32,000,000            27,500,000            16,348,568
    Payments to paydown revolving credit borrowings ......          (12,444,403)                    0           (23,417,776)
    Proceeds (payments) of subordinated debt .............           10,000,000                     0           (10,000,000)
    Payments of stock issuance costs .....................                    0                     0            (1,595,837)
    Proceeds from exercise of options/warrants ...........               30,527                57,561                17,250
    Proceeds from sale of preferred and common stock .....                    0                     0            30,337,128
    (Payments) receipts in other loans ...................             (251,072)             (335,093)              586,168
                                                                ---------------       ---------------       ---------------
Cash provided by (used in) financing activities ..........          118,405,554            77,194,790           (90,482,795)
                                                                ---------------       ---------------       ---------------
Increase (decrease) in cash and cash equivalents .........              937,981               387,982            (1,019,685)
Cash and cash equivalents at beginning of period .........              991,010               603,028             1,622,713
                                                                ---------------       ---------------       ---------------
Cash and cash equivalents at end of period ...............      $     1,928,991       $       991,010       $       603,028
                                                                ===============       ===============       ===============
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
    Noncash activities:
       Additions to capital leases .......................      $       162,744       $       884,654       $       471,256
       Conversion of preferred stock .....................                    0                     0             9,379,177
    Cash paid:
       Interest ..........................................           14,148,717             7,032,567             6,784,204
       Income taxes ......................................            1,377,644               602,913               570,676

See accompanying notes to consolidated financial statements.

                  ONYX ACCEPTANCE CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 -- NATURE OF OPERATIONS

         Onyx Acceptance Corporation ("Onyx") was incorporated on August 17, 1993, and commenced operations in February 1994. Onyx and its wholly owned special purpose finance subsidiaries, Onyx Acceptance Financial Corporation ("OAFC") and Onyx Acceptance Funding Corporation ("OFC") (collectively, the "Company"), specialize in the purchase, origination, sale and servicing of retail automobile installment loans ("Loans" or "Contracts") originated by automobile dealers. The Company provides an independent source to automobile dealers to finance their customers' purchases of new and used vehicles. The Company attempts to meet the needs of dealers through consistent buying practices, competitive rates, a dedicated customer service staff, fast turnaround time and systems designed to expedite the processing of loan applications.

NOTE 2 -- RESTATEMENT

         As required by the Financial Accounting Standards Board's ("FASB") Special Report, "A Guide to Implementation of Statement 125 on Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, Second Edition," dated December 1998, and related guidance set forth in statements made by the staff of the Securities and Exchange Commission ("SEC") on December 8, 1998, the Company's 1997 and 1996 consolidated financial statements have been restated to reflect a change in the method of measuring and accounting for credit enhancement assets on its securitization transactions to the cash-out method from the cash-in method.

         Initial deposits to restricted cash accounts, if any, and subsequent cash flows received by securitization trusts sponsored by the Company accumulate as credit enhancement assets until certain targeted levels are achieved, after which cash is distributed to the Company on an unrestricted basis. Under the cash-in method previously used by the Company, (i) the assumed discount period for measuring the present value of credit enhancement assets ended when cash flows were received by the securitization trusts and (ii) initial deposits to restricted cash accounts were recorded at face value. Under the cash-out method now required by the FASB and SEC, the assumed discount period for measuring the present value of credit enhancement assets ends when cash, including return of the initial deposits, if any, is distributed to the Company on an unrestricted basis.

         The change to the cash-out method results only in a difference in the timing of revenue recognition from a securitization and has no effect on the total cash flow of such transactions. While the total amount of revenue recognized over the term of a securitization transaction is the same under either method, the cash-out method results in (i) lower initial gain on the sale of receivables due to the longer discount period and (ii) higher subsequent servicing fee income from accretion of the additional cash-out discount. Accordingly, the reductions in previously reported earnings resulting from retroactive application of the change will generally be recognized in subsequent period earnings and servicing fee income.

         The restatement resulted in the following changes to prior period financial statements:

                                                           YEARS ENDED
                                                           DECEMBER 31,
                                                      ---------------------
                                                        1997         1996
                                                      -------       -------
                                                      (IN THOUSANDS, EXCEPT
                                                        FOR PER SHARE DATA)
          Total Revenue:
          Previous.................................   $35,950       $25,221
          As restated..............................   $33,812       $22,627

          Net Income:
          Previous.................................   $ 2,584       $ 7,672
          As restated..............................   $ 1,302       $ 6,116
          Net Income per Share:

          Basic:
          Previous.................................   $  0.43       $  1.49
          As restated..............................   $  0.22       $  1.19

          Diluted:
          Previous.................................   $  0.40       $  1.35
          As restated..............................   $  0.21       $  1.09

          Credit Enhancement Assets:
          Previous.................................   $76,467       $39,738
          As restated..............................   $71,736       $37,144

          Stockholders' Equity:
          Previous.................................   $40,555       $37,914
          As restated..............................   $37,717       $36,358

NOTE 3 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Principles of Consolidation: The accompanying consolidated financial statements include the accounts of Onyx, OAFC and OFC. All significant intercompany accounts and transactions have been eliminated upon consolidation.

         Cash and Cash Equivalents: The Company considers all significant investments with maturity at acquisition of three months or less to be cash equivalents.

         Contracts Held for Sale: Contracts held for sale are stated at the lower of aggregate amortized cost or market. Market is determined based on the estimated value of the Contracts if securitized and sold..

         The Company defers certain Contract origination fees and participation paid to dealers. The net amount is amortized as an adjustment to the related Contract's yield, on the same basis as that used to record income on the Contracts, over the contractual life of the related Loans. At the time of sale any remaining amounts are included as part of the computation of the gain on sale of Contracts.

         The Company continues to accrue interest on Contracts until the Contract is charged off, which occurs at the earlier of the end of the month in which (i) the underlying vehicle is repossessed and sold or (ii) the Contract becomes past due 120 days. At the time that the Contract is charged off, all accrued interest is also charged off.

         Allowance for Credit Losses: The allowance for credit losses is maintained at a level believed adequate by management to absorb potential losses in the Contracts held for sale. The provision rate is established by management using the following criteria: past Loan loss experience, current economic conditions, volume, growth and other relevant factors, and is re-evaluated on a quarterly basis. The allowance is increased by provisions for Loan losses charged against income. All recoveries on finance receivables previously charged off are credited to the allowance, while charge-off's of finance receivables are deducted from the allowance.

         Sales of Contracts: The Company purchases contracts to be sold to investors with servicing rights retained by the Company. The Company sells a majority of its contracts and does not retain any residual interest in securitized or sold Contracts. Contracts are sold at or near par value with the Company retaining a participation in the future cash flows released by Trusts in Contracts securitized but on cash sales no participation is retained in the future cash flows. As of December 31, 1998 the Company is servicing all the Contracts sold to the Trusts.

         Furniture and Equipment: Furniture and equipment are stated at cost less accumulated depreciation and are depreciated for financial reporting purposes on a straight-line basis over a three year estimated life. Capitalized leased assets are amortized over the lease term. Leasehold improvements are amortized over a period not exceeding the term of the lease.

         Interest and Fee Income: Interest and fee income on Contracts held for sale is determined on a monthly basis using either the simple interest (level yield) method or the sum-of-the-months digits method which approximates the effective yield method.

         Income Taxes: The Company utilizes Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred tax liabilities and assets are determined based on the difference between the financial statements and the tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. The provision for income taxes represents the tax payable for the period and the change during the year in deferred tax assets and liabilities. The Company files consolidated federal and state tax returns.

         Net Income Per Share: Net income per share is presented in a dual format, computed both including and excluding the impact of potential common stock.

         Derivative Financial Instruments: The Company employs hedging strategies to manage its gross interest rate risk. The hedging strategies include the use of forward swap agreements to manage the interest rate on securitization of the Contracts held for sale.

         The forward swap agreements are entered into by the Company in numbers and amounts which generally correspond to the principal amount of future securitization transactions. The market value of these forward agreements responds inversely to the market value change of the underlying Contracts. Because of this inverse relationship, the Company can effectively lock in its gross interest rate spread at the time the hedge transaction is entered into. Gains and losses relative to these agreements are deferred and recognized in full at the time of securitization as an adjustment to the gain on sale of contracts. The Company is not required to maintain any collateral with respect to its hedging strategies. The Company only uses highly rated counterparties. Credit exposure is limited to those transactions with a positive fair value.

         Pervasiveness of Estimates: The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         Stock-Based Compensation: Accounting for Stock-Based Compensation ("SFAS 123"), was issued by the Financial Accounting Standards Board in October 1995 and is effective for fiscal years beginning after December 15, 1995. SFAS 123 encourages, but does not require companies to recognize compensation expenses associated with stock based compensation plans over the anticipated service period based on the fair value of the award on the date of grant. As allowed by SFAS 123, however, the Company has elected to continue to measure compensation costs as prescribed by APB Opinion No. 25 "Accounting for Stock Issued to Employees." See footnote 12 for Pro Forma disclosures of net income and net income per share, as if SFAS 123 had been adopted.

         Reclassification: Certain amounts in the prior year consolidated financial statements have been reclassified to conform to 1998 presentation.

NOTE 4 -- RECENT ACCOUNTING PRONOUNCEMENTS

         In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative contracts, and for hedging activities. The new standard requires that all derivatives be recognized as either assets or liabilities in the consolidated statements of financial condition and that those instruments be measured at fair value. If certain conditions are met, a derivative may be specifically designated as a hedging instrument. The accounting for changes in the fair value of a derivative (that is, unrealized gains and losses) depends on the intended use of the derivative and the resulting designation. The statement is effective in the first quarter of year 2001. The Company is presently assessing the effect of SFAS 133 on the consolidated financial statements of the Company.

NOTE 5 -- CONTRACTS HELD FOR SALE

         Contracts held for sale consist of the following:

                                                                 DECEMBER 31,
                                                        ----------------------------
                                                            1998             1997
                                                        ------------     -----------
         Contracts held for sale................        $160,386,439     $71,216,278
         Less unearned interest.................           8,434,206       7,835,794
                                                        ------------     -----------
                                                         151,952,233      63,380,484
         Allowance for credit losses............         (1,052,178)       (316,902)
                                                        ------------     -----------
                                                         150,900,055      63,063,582
         Dealer participation...................           1,860,726       1,278,727
                                                        ------------     -----------
              Total.............................        $152,760,781     $64,342,309
                                                        ============     ===========

         At December 31, 1998, contractual maturities of Contracts held for sale were as follows:

         1999.....................................     $  3,065,436
         2000.....................................        8,772,016
         2001.....................................        8,024,190
         2002.....................................       18,462,195
         2003 and thereafter......................      113,628,396
                                                       ------------
                                                       $151,952,233
                                                       ============

         Changes in the allowance for credit losses were as follows:

                                                           DECEMBER 31,
                                           -----------------------------------------
                                                1998           1997           1996
                                           -----------       ---------     ---------
Balance at beginning of period..........   $   316,902       $  61,190     $ 591,765
Provision for credit losses.............     1,579,831         785,446       265,802
Charged-off loans.......................    (1,100,158)       (620,781)     (953,582)
Recoveries..............................       255,603          91,047       157,205
                                           -----------       ---------     ---------
Balance at end of period................   $ 1,052,178       $ 316,902     $  61,190
                                           ===========       =========     =========

         The fair value of Contracts held for sale was $163.5 million and $64.3 million at December 31, 1998 and 1997, respectively.

         At December 31, 1998, the Company had entered into four year amortizing forward swap agreements with a national face amount outstanding of $150.0 million with maturities matching the average life of the Contracts being hedged. At December 31, 1998, these contracts had a fair value of $93,000. In addition, at December 31, 1998, the Company had offsetting swap agreements of $81.0 million in notional face amount outstanding with a fair value of $(1.0) million. At December 31, 1997, the Company had similar agreements with a notional face amount outstanding of $105.9 million with deferred losses of $232,000.

         Included in the Gain on Sale of Contracts for the years ended December 31,, 1998, 1997 and 1996 are losses of $4.8 million, $1.3 million, and $2.3 million respectively, arising from hedging activities.

         Contracts serviced by the Company for the benefit of others totaled approximately $1.2 million at December 31, 1998 and $693.9 million at December 31, 1997. These amounts are not reflected in the accompanying consolidated financial statements.

NOTE 6 -- CREDIT ENHANCEMENT ASSETS

         SFAS 125 requires that following a transfer of financial assets, an entity is to recognize the assets it controls and the liabilities it has incurred, and derecognize assets for which control has been surrendered and liabilities that have been extinguished.

         Credit enhancement assets consisted of the following:

                                                            DECEMBER 31,
                                                   ----------------------------
                                                       1998            1997
                                                   ------------     -----------
         Trust Receivable........................  $  3,712,501     $ 7,377,801
         RISA....................................   109,240,692      64,357,850
                                                   ------------     -----------
              Total..............................  $112,953,193     $71,735,651
                                                   ============     ===========

         Retained interest in securitized assets ("RISA") capitalized upon securitization of contracts represent the present value of the estimated future earnings to be received by the Company from the excess spread created in securitization transactions. Excess spread is calculated by taking the difference between the coupon rate of the contracts sold and the certificate rate paid to the investors less contractually specified servicing and guarantor fees and projected credit losses, after giving effect to estimated prepayments.

         Prepayment and credit loss assumptions are utilized to project future earnings and are based on historical experience. Credit losses are estimated using cumulative loss frequency and severity estimates by management. All assumptions are evaluated each quarter and adjusted, if appropriate, to reflect the actual performance of the contracts.

         Future earnings are discounted at a rate management believes to be representative of market at the time of securitization. The balance of RISA is amortized against actual excess spread income earned on a monthly basis over the expected repayment life of the underlying contracts. RISA is classified in a manner similar to available for sale securities and as such is marked to market each quarter. Market value changes are calculated by discounting the remaining projected excess spread using a current market discount rate. Any changes in the market value of the RISA is reported as a separate component of shareholders' equity as an unrealized gain or loss, net of deferred taxes. As of December 31, 1998 the market value of RISA approximated cost. The Company retains the rights to service all contracts it securitizes.

         The following table presents the balances and activity for RISA:

                                                         DECEMBER 31,
                                                ------------------------------
                                                    1998              1997
                                                ------------      ------------
         Beginning Balance....................  $ 64,357,850      $ 33,530,020
         Additions............................    80,632,733        41,603,001
         Amortization.........................   (35,749,891)      (10,775,171)
                                                ------------      ------------
              Ending Balance..................  $109,240,692      $ 64,357,850
                                                ============      ============

         In initially valuing the RISA, the Company establishes an off balance sheet allowance for expected future credit losses. The allowance is based upon historical experience and management's estimate of future performance regarding credit losses. The amount is reviewed periodically and adjustments are made if actual experience or other factors indicate that future performance may differ from management's prior estimates.

         The following table presents the estimated future undiscounted retained interest earnings to be received from securitizations. Estimated future undiscounted RISA earnings are calculated by taking the difference between the coupon rate of the contracts sold and the certificate rate paid to the investors, less the contractually specified servicing fee of 1.0% and guarantor fees, after giving effect to estimated prepayments and assuming no losses. To arrive at the RISA, this amount is reduced by the off balance sheet allowance established for potential future losses and by discounting to present value.

                                                            DECEMBER 31,
                                                  -------------------------------
                                                       1998              1997
                                                  --------------     ------------
Estimated net undiscounted RISA earnings......    $  176,600,869     $ 99,613,524
Off balance sheet allowance for losses........        51,009,542       25,546,412
Discount to present value.....................        16,350,635        9,709,262
                                                  --------------     ------------
Retained interest in securitized assets.......    $  109,240,692     $ 64,357,850
                                                  ==============     ============
Outstanding balance of contracts sold through
     securitizations..........................    $1,183,157,096     $693,896,100

NOTE 7 -- FURNITURE AND EQUIPMENT

         Furniture and equipment consisted of the following:

                                                           DECEMBER 31,
                                                    -------------------------
                                                        1998         1997
                                                    -----------    ----------
Owned:
     Office furniture.........................      $ 2,031,561    $1,469,004
     Computer equipment.......................        5,869,612     2,397,728
     Leasehold improvements...................          748,292       713,382
                                                    -----------    ----------
         Total................................        8,649,465     4,580,114
                                                    -----------    ----------

Capitalized Leases:
     Office furniture.........................                         40,750
     Computer equipment.......................        1,441,073     1,471,594
                                                    -----------    ----------
         Total................................        1,441,073     1,512,344
                                                    -----------    ----------

Total furniture and equipment.................       10,090,583     6,092,458
Less: accumulated depreciation and amortization       5,355,681     3,249,938
                                                    -----------    ----------
Furniture and equipment, net..................      $ 4,734,857    $2,842,520
                                                    ===========    ==========

NOTE 8 -- WAREHOUSE BORROWING

         The Company has a commercial paper facility (the "CP Facility") with a financial institution with borrowings outstanding at December 31, 1998 of $150,044,464 and at December 31, 1997 of $60,505,902. Under terms of the agreements the Company is able to borrower 98% of the principal amount of loans purchased. Borrowings under this commercial paper arrangement become due as the principal payments are received or the related automobile loans are sold. The amount of credit available to the Company for the purchase of automobile loans under the facility is $375 million. The amount of commercial paper outstanding at any time is collateralized by the Contracts held for sale. These credit arrangements mature on September 3, 2001 and are subject to annual renewal on each anniversary date. The Company is in compliance with certain ratios and other borrowing covenants under the commercial paper arrangements. The fair value of commercial paper was $150.0 million and $60.5 million at December 31, 1998 and 1997 respectively. The commercial paper facility had an average interest rate of 6.47% for the year ended December 31, 1998, and 6.63% for the year ended December 31, 1997.

         Additionally, during 1998 the Company entered into a repurchase facility with Merrill Lynch (the "Merrill Line") providing $100 million of borrowing capacity for the purchase or origination of Contracts. Outstanding debt is collateralized by Contracts held for sale. As of December 31, 1998, there was no debt outstanding under this line. This facility matures on February 4, 2000.

NOTE 9 -- REVOLVING CREDIT AND RESIDUAL LINES

         The Company has three credit lines collateralized by credit enhancement assets. Total borrowings outstanding under all three lines at December 31, 1998 was $49.6 million and $30.0 million at December 31, 1997.

         The Company is party to a collateralized revolving line of credit with a lending group for up to $45 million ("the Revolving Facility"). The Revolving Facility is used for working capital and other expenditures for which the Company's warehouse lines are otherwise unavailable. The Company may borrow and repay the loan during the two year revolving period with the loan amount determined by a borrowing base formula. The formula is a percentage of the Company's credit enhancement asset balance. The Revolving Facility converts from revolving loan to a fully amortizing two year term loans on June 30, 1999. Advances bear interest at 0.25% over the lender's Prime Rate. The Revolving Facility had an average interest rate of 8.76% for the year ended December 31, 1998 and 8.91% for 1997. The fair value of the Revolving Facility was $38.5 million at December 31, 1998 and $30.0 million at December 31, 1997. The Company is in compliance with certain ratios and other borrowing covenants under the Revolving Facility.

         Additionally, in the first quarter of 1998, the Company negotiated two new credit lines with investment banks (the "Residual Lines") to expand and diversify its lending relationships. The Residual Lines consist of two separate $50 million funding facilities collateralized by credit enhancement assets, with one facility provided by Merrill Lynch Mortgage Capital ("MLMCI") and the second facility provided by Salomon Brothers Realty Company ("SBRC"). The lines utilize a collateral based formula that equates borrowing availability to a percentage of the value of the excess cash flow to be received from securitizations lead-managed by the respective investment bank. The facility provided by MLMCI matures in February 2000; the facility provided by SBRC matures in September 1999. Interest paid under each line is tied to the 30 day Libor Rate. The average interest rates for year ending 1998 were 8.19% for the MLMCI facility and 8.06% for the SBRC facility. The Residual Lines had a combined fair value of $11.1 million at December 31, 1998, with debt outstanding under the MLMCI line of $5.1 million and debt outstanding under the SBRC line of $6.0 million.

NOTE 10 -- SUBORDINATED DEBT

         The Company has $10.0 million of subordinated debt outstanding. The term of the subordinated debt is for two years ending February 24, 2000 with an option by the Company to extend the term by three years during which the loan would fully amortize, and bears a fixed interest rate of 9 2%. The Company also issued to the lender a warrant for Common Stock in the amount of 180,529 shares of the Common Stock of the Company.

NOTE 11 -- COMMITMENTS AND CONTINGENCIES

         The Company leases furniture, fixtures and equipment under capital leases with terms in excess of one year. The Company leases its office space under operating leases with options to renew. Certain operating lease agreements provide for escalations based on contractual provisions.

         Future minimum lease payments required under capital leases and noncancelable operating leases are as follows as of December 31, 1998:

                                                              Capital Leases    Operating Leases
                                                              --------------    ----------------
          1999...........................................       $ 417,480         $ 2,218,267
          2000...........................................         210,447           2,617,143
          2001...........................................         120,703           2,474,213
          2002...........................................         102,739           2,265,161
          2003 and thereafter............................          15,608          12,100,769
                                                                ---------
               Total.....................................         866,977          21,675,553
          Less amounts representing interest.............        (169,982)
                                                                ---------
          Present value of net minimum lease payments....       $ 696,995
                                                                =========

         Rental expenses for premises and equipment amounted to approximately $1.7 million, $1.4 million and $651,898 for the year ended December 31, 1998, 1997, and 1996 respectively.

NOTE 12 -- STOCK OPTIONS

         The Company has reserved 1,545,303 shares for future issuance to certain employees under its incentive stock option plan. The options may be exercised at prices ranging from $0.51 per share of $11.50 per share at any time, in whole or part, within ten years after the date of grant. Reserved, unoptioned shares totaled 240,566 at December 31, 1998, 185,176 at December 31, 1997, and 502,764 at December 31, 1996.

         A summary of the status of the Company's stock option plan as of December 31, 1998, 1997 and 1996, and changes during the years ending on those dates is presented below:

                                                  1998                        1997                        1996
                                         ------------------------      ---------------------       ----------------------
                                                         WEIGHTED                   WEIGHTED                     WEIGHTED
                                                         AVERAGE                    AVERAGE                      AVERAGE
                                                         EXERCISE                   EXERCISE                     EXERCISE
              OPTIONS                      SHARES         PRICE         SHARES       PRICE          SHARES        PRICE
              -------                    ---------       --------      --------    ---------       ---------     --------
Outstanding at beginning of year...        802,200        $7.51         597,480      $6.10           373,811      $ 2.30
Granted............................      1,296,878         6.32         402,700       7.89           394,593       11.14
Exercised..........................        (38,118)        0.80        (112,867)      0.51           (33,056)       0.51
Forfeited..........................       (940,263)        8.39         (85,113)      8.66          (137,868)      11.56
                                         ---------        -----        --------      -----         ---------      ------
Outstanding at end of year.........      1,120,697        $5.59         802,200      $7.51           597,480      $ 6.10
                                         =========        =====        ========      =====         =========      ======
Options exercisable at year end....        502,624                      321,564                      342,866
                                         =========                     ========                    =========
Weighted-average fair value of
  options granted during the year..                       $6.32                      $7.89                        $11.14
                                                          =====                      =====                        ======

         The following table summarizes information about stock options outstanding at December 31, 1998:

                                               Options Outstanding                                Options Exercisable
                               --------------------------------------------------------    ---------------------------------
                                  Number        Weighted Average                               Number
                               Outstanding         Remaining           Weighted Average    Exercisable at   Weighted Average
Range of Exercise Prices       at 12/31/98      Contractual Life        Exercise Price       12/31/98        Exercise Price
------------------------       -----------      ----------------       ----------------    --------------   ----------------
      $ 0.51                     114,399           5.26 years               $  .51            114,399           $  .51
      $ 5.75 -  6.86             933,748           7.17                       5.77            336,297             5.80
      $ 7.25 -  8.50               2,550           7.97                       8.25                680             8.37
      $11.25 - 11.50              70,000           8.40                      11.36             51,248            11.41
      $ 0.51 - 11.50           1,120,697           7.06                     $ 5.59            502,624           $ 5.17

         Substantially all of the options granted by the Company vest over a four year period, 25% after one year and the remaining 75% ratably over the following 36 month period. All of the options are granted at the closing price on the date of the grant.

         SFAS 123 provides for companies to recognize compensation expense associated with stock based compensation plans over the anticipated service period based on the fair value of the award on the date of grant. However, SFAS period based on the fair value of the award on the date of grant. However, SFAS 123 allows companies to continue to measure compensation costs prescribed by APB Opinion No. 25 "Accounting for Stock Issued to Employees" ("APB 25"). Companies electing to continue accounting for stock based compensation plans under APB 25 must make pro forma disclosures of net income and net income per share, as if SFAS 123 had been adopted. The Company has continued to account for stock-based compensation plans under APB 25. The fair value of the options was estimated at date of grant using a Black-Scholes single option pricing model using the following assumptions:

                                                            DECEMBER 31,
                                              -------------------------------------
                                                 1998          1997         1996
                                              ----------    ----------   ----------
         Risk free interest rate...........    5.1%          5.5%         6.0%
         Expected stock price volatility...   63.9%         52.0%        80.0%
         Expected life of options             four years    four years   four years
         Expected dividends                   none          none         none

         The following table presents the pro forma disclosures required for SFAS 123 for the years ended December 31:

                                                      1998      1997     1996
                                                     ------     -----   ------
         Pro forma net income (dollars in
           thousands)............................    $5,322     $ 895   $5,337
         Pro forma net income per share-basic..      $ 0.87     $0.15   $ 1.03
         Pro forma net income per share-diluted      $ 0.83     $0.14   $ 0.96

NOTE 13 -- EMPLOYEE 401K DEFERRED SAVINGS PLAN

         The Company has established a salary deferral savings program pursuant to IRS Code Section 401(k) (the "401(k) Plan") for qualified employees. Under this plan, employees may contribute a percentage of their pre-tax earnings to the 401(k) Plan. Effective July 1, 1998, the Company amended the 401(k) Plan to permit matching contributions. Employee contributions up to the lesser of $10,000 or 5% of pre-tax earnings made after one year of service are matched by a Company contribution equal to 50% of the employee's contribution. Matching contributions are made in the Company's common stock and begin vesting 20% per year following the completion of three years of service. Company expenses related to the 401(k) Plan totaled $87,000 in 1998.

NOTE 14 -- REDEEMABLE PREFERRED STOCK

         The Company has reserved 10 million shares of preferred stock and had designated 9 million shares as Series A Preferred Stock. The shares were subject to a $.06 per share dividend, payable quarterly when and if declared by the Board of Directors. The dividends were not cumulative. The Series A Preferred Stock was subject to holder redemption to be paid out of future earnings in three annual installments beginning January 1, 1999 and each subsequent January until January 1, 2001. The shares were subject to a 7% per year increase from the issue date. The increase accrued at December 31 of each year. The Series A Preferred Stock was converted to Common Stock at the time of the initial public offering.

NOTE 15 -- STOCKHOLDERS' EQUITY

         The Company had designated 136,000 shares of preferred stock as Series B Preferred Stock. The shares were subject to a $0.05 per share dividend payable annually when, as and if declared by the Board of Directors. The dividends were not cumulative. The Series B Preferred Stock was converted into Common Stock upon the initial public offering.

         The Company's ability to pay or declare dividends is restricted by the terms of the credit facilities.

NOTE 16 -- INCOME TAXES

         The following table presents the current and deferred provision (benefit) for federal and state income taxes for the years ended December 31, 1998, 1997 and 1996:

                                         1998            1997            1996
                                      ----------      ----------      ----------
Current:
   Federal .....................      $  698,132      $  252,897      $  591,278
   State .......................          17,744          69,332         (20,602)
                                      ----------      ----------      ----------
        Total ..................         715,876         322,229         570,676
                                      ----------      ----------      ----------
Deferred:
   Federal .....................       3,070,600         460,648        (538,218)
   State .......................         523,694         201,140         818,902
                                      ----------      ----------      ----------
        Total ..................       3,594,294         661,788          280,68
                                      ----------      ----------      ----------
        Combined Total..........      $4,310,170      $  984,017      $  851,360
                                      ==========      ==========      ==========

         The provision (benefit) for income taxes differs from the amount that would result from applying the federal statutory rate as follows for the years ended December 31, 1998, 1997 and 1996:

                                                        1998      1997      1996
                                                        ----      ----      ----
         Statutory regular federal income tax rate       34%       34%       34%
           (benefit).................................
         State taxes (net of federal benefit)........     7%        8%        8%
         Other.......................................     0%        1%        8%
         Change in valuation allowance...............     0%        0%      (38)%
                                                         --        --       ---
                                                         41%       43%       12%
                                                         ==        ==       ===

         The components of the deferred income tax asset or (liability) as of December 31, 1998 and 1997 are as follows:

                                                       1998               1997
                                                   ------------      ------------
          Property and equipment...........        $    855,656      $    696,006
          Accrued liabilities..............             408,438           380,900
          Capitalized costs................            (675,204)         (559,986)
          Allowance for credit losses......             441,880           143,557
          Gain on sale of Contracts........         (20,164,719)      (13,550,790)
          Net operating losses.............          14,055,868        11,584,583
          Credit carryover.................              18,211            18,211
          State taxes......................             525,415           347,358
                                                   ------------      ------------
                                                   $ (4,534,455)     $   (940,161)
                                                   ============      ============

         At December 31, 1998, the Company had net operating loss carryforwards for federal and state purposes of $35.2 million and $26.3 million, respectively. The net operating loss carryforwards begin to expire after 2009 and 1999, respectively.

NOTE 17 -- WARRANTS

         At December 31, 1998, the Company had the following warrants outstanding to purchase shares of common stock:

                                         BALANCE          NET              BALANCE            NET            BALANCE
                                       OUTSTANDING     REDUCTIONS        OUTSTANDING       REDUCTIONS      OUTSTANDING
                                            AT             TO                AT                TO               AT
                        EXERCISE       DECEMBER 31,   OUTSTANDING        DECEMBER 31,      OUTSTANDING      DECEMBER 31,
                         PRICE             1996         WARRANTS            1997            WARRANTS           1998
                        --------       ------------   -----------        ------------      -----------     -------------
  Warrants.......        $ 0.03           116,922          0               116,922           115,286           1,636
  Warrants.......        $ 0.51            84,311          0                84,311                 0          84,311
  Warrants.......        $11.50            16,332          0                16,332                 0          16,332
  Warrants.......        $17.15             3,791          0                 3,791                 0           3,791
  Warrants.......        $ 8.88                 0          0                     0                 0         180,529
                         ------           -------         --               -------           -------         -------
  Total..........                         221,356          0               221,356           115,286         286,599
                                          =======         ==               =======           =======         =======

         At December 31, 1998, all the Company's warrants outstanding to purchase shares of common stock were exercisable.

         During the year ended December 31, 1998 warrants of 115,286 were exercised at a price of $0.03. No warrants were exercised during 1997.

NOTE 18 -- NET INCOME PER SHARE

         In accordance with Statement of Financial Accounting Standards No. 128, the following is an illustration of the dilutive effect of the Company's potential common stock on net income per share.

                                                                     YEAR ENDED DECEMBER 31,
                                                                ---------------------------------
                                                                 1998         1997          1996
                                                                ------       ------        ------
                                                                      (In Thousands, Except
                                                                      Net Income per Share)
           Net income........................................   $6,076       $1,302        $6,116
           Weighted average shares outstanding...............    6,112        6,000         5,159
           Net effect of dilutive stock options/warrants.....      231          294           426
                                                                ------       ------        ------
           Fully diluted weighted average shares outstanding.    6,425        6,294         5,585
                                                                ======        =====         =====
           Net income Per Share..............................   $ 0.99        $0.22         $1.19
                                                                ======        =====         =====
           Net income Per Share Assuming Full Dilution.......   $ 0.95        $0.21         $1.09
                                                                ======        =====         =====

NOTE 19 -- FAIR VALUE OF FINANCIAL INSTRUMENTS

         The estimated fair value of financial instruments have been determined by the Company, using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

         The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

              Cash and cash equivalents: The carrying amount approximates fair value because of the short maturity of those investments.

              Warehouse borrowings and revolving credit lines: The fair value of the Company's debt is estimated based upon the quoted market prices for the same or similar issues or on the current rates offered to the Company for debt of the same remaining maturities and characteristics.

              Contracts held for sale: The fair value of Contracts held for sale is based on the estimated proceeds expected on securitization of the Contracts held for sale.

              Credit enhancement assets: The carrying amount is accounted for at an estimated fair value which is calculated by discounting the excess spread using a current market discount rate.

              Hedging: The fair value of the Company's outstanding forward agreements are estimated based on current rates offered to the Company for forward agreements with similar terms and conditions.

         The estimated fair values of the Company's financial instruments are as follows at December 31:

                                                             1998                    1997
                                                    ---------------------     -------------------
                                                     CARRYING      FAIR       CARRYING     FAIR
                                                      AMOUNT       VALUE       AMOUNT      VALUE
                                                    ---------    --------     --------    -------
                                                                     (In Millions)
         Cash and cash equivalents ...........      $    1.9     $    1.9     $   0.9     $   0.9
         Contracts held for sale .............      $  152.8     $  163.5     $  64.3     $  68.4
         Credit enhancement assets ...........      $  112.9     $  112.9     $  71.7     $  71.7
         Warehouse borrowings ................      $ (150.0)    $ (150.0)    $ (60.5)    $ (60.5)
         Revolving credit and residual lines .      $  (49.6)    $  (49.6)    $ (30.0)    $ (30.0)

         Hedging
         Forward agreements ..................      $   (1.2)    $   (0.9)       N/A      $  (1.1)

NOTE 20 -- RELATED PARTIES

         The Company has a note receivable from a certain shareholder in the amount of $175,000. The note bears interest at 6.66% per annum. Principal and accrued interest are due on December 20, 1999.

NOTE 21 -- QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                                                                                THREE MONTHS ENDED
                                                          ------------------------------------------------------------
                                                          MARCH 31, (1)     JUNE 30, (1)    SEPT. 30, (1)     DEC. 31,
                                                          -------------     ------------    -------------     --------
                                                                        (In Thousands, except per share data)
    1998

       Interest income.................................      $4,481            $5,222          $7,001         $5,245
       Interest expense................................       2,821             3,617           4,214          3,985
       Net interest income.............................       1,660             1,605           2,787          1,260
       Provision for credit losses.....................         307               325             598            350
       Income before income taxes......................       1,269             1,872           2,996          4,249
       Income taxes....................................         527               777           1,243          1,763
       Net income......................................         742             1,095           1,753          2,486
       Net income per common share (Basic).............       $0.12             $0.18           $0.28          $0.40
       Net income per common share (Diluted)...........       $0.12             $0.17           $0.27          $0.39

    1997 (1)

       Interest income.................................      $1,882            $3,266          $3,660         $3,491
       Interest expense................................       1,055             1,830           2,096          2,280
       Net interest income.............................         827             1,435           1,564          1,211
       Provision for credit losses.....................         293               211             100            181
       Income (Loss) before income taxes...............         348             1,510             899           (470)
       Income taxes....................................         150               650             387           (202)
       Net income (Loss)...............................         198               860             512           (268)
       Net income (Loss) per common share (Basic)......       $0.03             $0.14           $0.09         $(0.04)
       Net income (Loss) per common share (Diluted)....       $0.03             $0.13           $0.08         $(0.04)

--------------------
(1) As discussed in Note 2, all quarters in 1997 and the first three quarters in 1998 have been restated to reflect the change in method of measuring in accounting for credit enhancement assets. The amounts of net income and diluted net income per common share previously reported are discussed within the Company's Form 10-Q/As for the three months ending March 31, 1998, June 30, 1998 and September 30, 1998.

NOTE 22 -- SUBSEQUENT EVENTS (UNAUDITED)

         In the first quarter of 1999, the Company securitized contracts totaling $310.0 million.

[MAP OF THE UNITED STATES SHOWING THE LOCATION OF ONYX'S AUTO FINANCE CENTERS.]

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH ADDITIONAL OR DIFFERENT INFORMATION FROM THAT CONTAINED IN THIS PROSPECTUS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR THE SALE OF NOTES MEANS THAT INFORMATION CONTAINED IN THIS PROSPECTUS IS CORRECT AFTER THE DATE OF THIS PROSPECTUS. THIS PROSPECTUS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THESE NOTES IN ANY CIRCUMSTANCES UNDER WHICH THE OFFER OR SOLICITATION IS UNLAWFUL.

                           -------------------------

                                  $20,000,000

                                  [ONYX LOGO]

                          ONYX ACCEPTANCE CORPORATION

                 % SUBORDINATED NOTES DUE                      , 2006

                      ------------------------------------

                              P R O S P E C T U S
                      ------------------------------------

                   [MILLER & SCHROEDER FINANCIAL, INC. LOGO]

                                           , 2000

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Set forth below are expenses (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby. With the exception of the Securities and Exchange Commission registration fee and the NASD filing fee, the amounts set forth below are estimates:

     Securities and Exchange Commission registration fee........ $   6,072

     NASD filing fee ...........................................     2,800

     Accounting fees and expenses...............................    55,000

     Blue Sky fees and expenses.................................     1,000

     Legal fees and expenses....................................   125,000

     Printing expenses..........................................    25,000

     Trustee's fees and expenses................................    15,000

     Underwriter's counsel fees and expenses....................    81,000

     Miscellaneous..............................................    89,128
                                                                  --------
     TOTAL......................................................  $400,000
                                                                  ========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Subsection (a) of section 145 of the General Corporation Law of the State of Delaware empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

     Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been made to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145 in the defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person=s heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under Section 145.

     Section 102(b)(7) of the General Corporation Law of the State of Delaware provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     Our Articles limit the liability of our directors to the fullest extent permitted by law. Specifically, our directors will not be personally liable to the corporation or its stockholders for monetary damages for breach of their fiduciary duty as directors, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporations Law, or (iv) for any transaction from which the director derived any improper personal benefit.

     Article 8 of our Bylaws provides that we shall indemnify, to the fullest extent permitted by law, any director, officer, employee or agent of the corporation against expenses (including attorneys' fees), judgements, fines, amounts paid in settlement and/or other matters referred to in or covered by
Section 145 of the Delaware General Corporation Law, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

     Under Section 6 of the Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement, the Underwriters have agreed to indemnify, under certain conditions, Onyx, its officers and directors, and persons who control Onyx within the meaning of the Securities Act of 1933, as amended, against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     On February 24, 1998, we entered into a Term Loan Agreement with BayView Capital Corporation in which we borrowed $10 million at a fixed rate of 9-1/2%. In connection with this Term Loan Agreement, we issued a warrant to purchase 180,529 shares of our common stock to BayView. We believe that this transaction is exempt from registration pursuant to Section 4(2) under the Securities Act of 1933, as amended.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

    (a)        Exhibits


 EXHIBIT
 NUMBER                           DESCRIPTION
 --------                         -----------

   1.1      Form of Underwriting Agreement*

   3.1      Certificate of Incorporation of the Company (1)

   3.2      Bylaws of the Company (1)

   4.1 Rights Agreement dated as of July 8, 1997, between the Company and American Stock Transfer and Trust Company, as Rights Agent (which includes the form of Certificate of Designation for the Series A Participating Preferred Stock and the form of Rights Certificate of the Company (3)

   4.2 Form of Indenture between Onyx Acceptance Corporation and Bankers Trust Company.*

   4.3 Form of Notes (included in Article Two of the Form of Indenture attached as Exhibit 4.2).

   5.1      Opinion of Andrews & Kurth L.L.P.*

  10.1      Form of Indemnification Agreement of the Company. (1)

  10.2      Second Amended and Restated 1994 Stock Option Plan. (1)

 EXHIBIT
 NUMBER                             DESCRIPTION
 -------                            -----------

  10.3 Form of Notice of Grant of Stock Option under Second Amended and Restated 1994 Stock Option Plan. (1)

  10.4 Form of Stock Option Agreement under Second Amended and Restated 1994 Option Plan. (1)

  10.5 Form of Stock Purchase Agreement under Second Amended and Restated 1994 Stock Option Plan. (1)

  10.6      1994 Special Performance Option Grant Plan. (1)

  10.7 Form of Notice of Grant of Stock Option under 1994 Special Performance Option Grant Plan. (1)

  10.8 Form of Stock Option Agreement under 1994 Special Performance Option Grant Plan. (1)

  10.9 Form of Stock Purchase Agreement under 1994 Special Performance Option Grant Plan. (1)

  10.10 Third Amendment to Amended and Restated Investors' Rights Agreement between and among Onyx Acceptance Corporation and the Investors identified therein dated as of November 27, 1995. (1)

  10.11 Senior Subordinated Note and Warrant Purchase Agreement between and among Onyx Acceptance Corporation, Capital Resource Lenders II, L.P. and Dominion Fund III, L.P., dated as of November 17, 1994. (1)

  10.12 Warrant to purchase Common Stock in favor of Capital Resource Lenders II, L.P. from Onyx Acceptance Corporation dated as of November 17, 1994. (1)

  10.13 Warrant to purchase Common Stock in favor of Dominion Fund III, L.P. from Onyx Acceptance Corporation dated as of November 17, 1994. (1)

  10.14 Amended and Restated Co-Sale and First Refusal Agreement between and among Onyx Acceptance Corporation and the Shareholders identified therein dated as of November 17, 1994. (1)

  10.15 Amended and Restated Investors' Rights Agreement between and among Onyx Acceptance Corporation, the Investors and the Management Holders identified therein dated as of November 17, 1994. (1)

  10.16 Amended and Restated Voting Agreement between and among Onyx Acceptance Corporation and the Shareholders identified therein dated as of November 17, 1994. (1)

  10.17 Triple-A One Funding Corporation Note in favor of Onyx Acceptance Financial Corporation from Triple-A One Funding Corporation dated as of September 12, 1994. (1)

  10.18 Seller Note in favor of Onyx Acceptance Corporation from Onyx Acceptance Financial Corporation dated September 12, 1994. (1)

  10.19 Subordinated Note in favor of Onyx Acceptance Corporation from Onyx Acceptance Financial Corporation dated September 12, 1994. (1)

  10.20 Sublease and Administrative Services Agreement between Onyx Acceptance Corporation and Onyx Acceptance Financial Corporation dated as of September 8, 1994. (1)

  10.21 Tax Allocation Agreement between Onyx Acceptance Corporation and Onyx Acceptance Financial Corporation dated as of September 1, 1994.
            (1)

  10.22 Corporate Separateness Agreement between Onyx Acceptance Corporation and Onyx Acceptance Financial Corporation dated September 8, 1994.
            (1)

  10.23 Amendment Number One to Security Agreement, Subordinated Security Agreement, Sale and Servicing Agreement and Definitions List between and among Onyx Acceptance Financial Corporation, Onyx Acceptance Corporation, Triple-A One Funding Corporation and Capital Markets Assurance Corporation dated March 1, 1995. (1)

 EXHIBIT
 NUMBER                             DESCRIPTION
 -------                            -----------

  10.24 First Amendment to Amended and Restated Investors' Rights Agreement between and among Onyx Acceptance Corporation and certain Investors identified therein dated as of December 15, 1994.(1)

  10.25 Master Lease Agreement between Onyx Acceptance Corporation and Comdisco, Inc. dated January 7, 1994. (1)

  10.26 Warrant to purchase Series A Preferred Stock in favor of Comdisco, Inc. from Onyx Acceptance Corporation dated as of January 7, 1994.
            (1)

  10.27 Warrant to purchase Common Stock in favor of Lighthouse Capital Partners from Onyx Acceptance Corporation dated November 3, 1995.
            (1)

  10.28 Master Lease Agreement between Lighthouse Capital Partners and Onyx Acceptance Corporation dated November 3, 1995. (1)

  10.29 Second Amendment to Amended and Restated Investors' Rights Agreement between and among Onyx Acceptance Corporation and the Investors identified therein dated as of November 3, 1995. (1)

  10.30 Agreement for On-Line Services between On-Line Computer Systems, Inc. and Onyx Acceptance Corporation dated as of November 19, 1993.
            (1)

  10.31 Agreement for On-Line Service between On-Line Computer Systems, Inc. and Onyx Acceptance Financial Corporation dated as of September 7, 1994. (1)

  10.32 Option Agreement between Onyx Acceptance Corporation and John W. Hall dated as of December 20, 1994. (1)

  10.33 Promissory Note in favor of Onyx Acceptance Corporation from John Hall dated as of December 20, 1994. (1)

  10.34 Option Agreement between Onyx Acceptance Corporation and Brian MacInnis dated as of December 20, 1994. (1)

  10.35 Promissory Note in favor of Onyx Acceptance Corporation from Brian MacInnis dated as of December 20, 1994. (1)

  10.36 Stock Purchase Agreement between and among Brian MacInnis and certain Investors identified therein dated as of June 7, 1995. (1)

  10.37 Stock Purchase Agreement between and among John W. Hall and certain Investors identified therein dated as of June 7, 1995. (1)

  10.38 Sublease Agreement between Onyx Acceptance Corporation and AT&T Resource Management Corporation dated as of August 31, 1993. (1)

  10.39 Office Space Lease (Master Lease) between and among The Irvine Company and American Telephone and Telegraph Company dated as of April 29, 1987. (1)

  10.40 First Amendment to Sublease between and among AT&T Resource Management Corporation and Onyx Acceptance Corporation dated as of September 1, 1993. (1)

  10.41     Onyx Acceptance Corporation 401(k) Plan dated January 1, 1994. (1)

  10.42 Pooling and Servicing Agreement between Onyx Acceptance Financial Corporation, Onyx Acceptance Corporation and Bankers Trust Company dated as of January 1, 1996. (1)

  10.43 Underwriting Agreement between Onyx Acceptance Financial Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated dated January 31, 1996. (1)

 EXHIBIT
 NUMBER                             DESCRIPTION
 -------                            -----------

  10.44 Indemnification Agreement by and among Capital Markets Assurance Corporation, Onyx Acceptance Corporation, Onyx Acceptance Financial Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated dated January 31, 1996. (1)

  10.45 Indemnification Agreement by and between Onyx Acceptance Corporation and Merrill Lynch, Pierce, Fenner

  10.46 Subordination and Intercreditor Agreement by and among State Street Bank and Trust Company, The First National Bank of Boston, Capital Resource Lenders II, L.P., Dominion Fund III and Onyx Acceptance Corporation dated as of January 31, 1996. (1)

  10.47 1996-1 Spread Account Trust Agreement between Onyx Acceptance Financial Corporation and Bankers Trust (Delaware) dated as of February 6, 1996. (1)

  10.48 Form of Dealer Agreement Non-Recourse (U) between Dealership and Onyx Acceptance Corporation. (1)

  10.49 Form of Dealer Agreement Non-Recourse (N) between Dealership and Onyx Acceptance Corporation. (1)

  10.50     1996 Stock Option/Stock Issuance Plan. (1)

  10.51 1996-2 Pooling and Servicing Agreement between Onyx Acceptance Financial Corporation, Onyx Acceptance Corporation and Bankers Trust Company of New York dated May 17, 1996. (1)

  10.52 1996-2 Spread Account Trust Agreement between Onyx Acceptance Financial Corporation and Bankers Trust (Delaware) dated as of May 17, 1996. (1)

  10.53 Underwriting Agreement between Onyx Acceptance Financial Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated May 10, 1996. (1)

  10.54 1996-3 Pooling and Servicing Agreement between Onyx Acceptance Financial Corporation, Onyx Acceptance Corporation and Bankers Trust Company of New York dated September 17, 1996. (1)

  10.55 1996-3 Spread Account Trust Agreement between Onyx Acceptance Financial Corporation and Bankers Trust (Delaware) dated as of September 17, 1996. (1)

  10.56 Underwriting Agreement between Onyx Acceptance Financial Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated September 13, 1996. (1)

  10.57 Form of Pooling and Servicing Agreement between Onyx Acceptance Financial Corporation, Onyx Acceptance Corporation and Bankers Trust Company in connection with 1997-1 Grantor Trust. (2)

  10.58 Form of Underwriting Agreement between Onyx Acceptance Financial Corporation and Merrill Lynch, Pierce, Fenner and Smith Incorporated in connection with 1997-1 Grantor Trust. (2)

  10.59 Form of Pooling and Servicing Agreement between Onyx Acceptance Financial Corporation, Onyx Acceptance Corporation, and Bankers Trust Company in connection with 1997-2 Grantor Trust. (4)

  10.60 Form of Underwriting Agreement between Onyx Acceptance Financial Corporation, Merrill Lynch, Pierce, Fenner and Smith Incorporated in connection with 1997-2 Grantor Trust. (4)

  10.61 Form of Pooling and Servicing Agreement between Onyx Acceptance Financial Corporation, Onyx Acceptance Corporation and Bankers Trust Company in connection with 1997-3 Grantor Trust. (5)

  10.62 Form of Underwriting Agreement between Onyx Acceptance Financial Corporation and Merrill Lynch, Pierce, Fenner and Smith Incorporated in connection with 1997-3 Grantor Trust. (5)

  10.63 1997-4 Spread Account Trust Agreement between Onyx Acceptance Financial Corporation and Bankers Trust (Delaware) dated as of December 12, 1997. (6)

 EXHIBIT
 NUMBER                             DESCRIPTION
 -------                            -----------

  10.64 Form of Pooling and Servicing Agreement between Onyx Acceptance Financial Corporation, Onyx Acceptance Corporation and Bankers Trust Company in connection with 1997-4 Onyx Acceptance Grantor Trust. (6)

  10.65 Form of Underwriting Agreement between Onyx Acceptance Financial Corporation, Onyx Acceptance Corporation and Merrill Lynch & Co. in connection with 1997-4 Onyx Acceptance Grantor Trust. (6)

  10.66 Term Loan Agreement by and between Bay View Capital Corporation and Onyx Acceptance Corporation dated 6 February 24, 1998. (7)

  10.67 Master Repurchase Agreement Annex by and between Merrill Lynch Mortgage Capital Inc. and Onyx Acceptance Financial Corporation dated February 4, 1998. (7)

  10.68 Master Assignment Agreement by and between Merrill Lynch Mortgage Capital Inc. and Onyx Acceptance Financial Corporation dated February 4, 1998. (7)

  10.69 Second Amendment to Master Assignment Agreement between Onyx Acceptance funding Corporation and Merrill Lynch Mortgage Capital Inc. dated July 7, 1999. (15)

  10.70 Amended and Restated Residual Interest in Securitized Assets Revolving Credit Agreement dated June 12, 1998 by and among Onyx Acceptance Corporation, State Street Bank and Trust Company, BankBoston and The Travelers Insurance Company. (8)

  10.71 Second Amendment to Loan Agreement and Pledge and Security Agreement by and among Onyx Acceptance Corporation, State Street Bank and Trust Company, BankBoston and The Travelers Insurance Company dated August 9, 1999. (15)

  10.72 Amended and Restated Pledge and Security Agreement dated June 12, 1998 by and among Onyx Acceptance Corporation, State Street Bank and Trust Company, Bank Boston and The Travelers Insurance Company. (8)

  10.73 First Amendment to Loan Agreement and Confirmation of Pledge and Security Agreement dated June 29, 1999. (14)

  10.74 Amended and Restated Sale and Servicing Agreement between Onyx Acceptance Corporation and Onyx Acceptance Financial Corporation dated as of September 4, 1998. (9)

  10.75 Amended and Restated Triple-A One Funding Corporation Credit Agreement between and among Onyx Acceptance Financial Corporation, Triple-A One Funding Corporation, CapMAC Financial Services, Inc. and Capital Markets Assurance Corporation dates as of September 4, 1998. (9)

  10.76 Amended and Restated Triple-A One Funding Corporation Security Agreement between and among Onyx Acceptance Financial Corporation, Triple-A One Funding Corporation and Capital Markets Assurance Corporation dates as of September 4, 1998. (9)

  10.77 Amended and Restated Subordinated Security Agreement between Onyx Acceptance Corporation and Onyx Acceptance Financial Corporation dated as of September 4, 1998. (9)

  10.78 Amended and Restated Insurance and Indemnity Agreement between and among Onyx Acceptance Corporation, Capital Markets Assurance Corporation, Onyx Acceptance Financial Corporation and Triple-A One Funding Corporation dated as of September 4, 1998. (9)

  10.79 Master Loan Agreement between Onyx Acceptance Financial Corporation and Salomon Brothers Realty Corp. dated September 3, 1998. (9)

  10.80 Form of Pooling and Servicing Agreement between Onyx Acceptance Corporation, Onyx Acceptance Financial Corporation, and Bankers Trust Company in connection with the 1998-1 Onyx Acceptance Grantor Trust. (10)

 EXHIBIT
 NUMBER                             DESCRIPTION
 -------                            -----------

  10.81 Form of Underwriting Agreement between Onyx Acceptance Financial Corporation, Onyx Acceptance Corporation and Merrill Lynch & Co. in connection with the 1998-1 Onyx Acceptance Grantor Trust. (10)

  10.82 Form of Sale and Servicing Agreement between Onyx Acceptance Corporation, Onyx Acceptance Financial Corporation, and Chase Manhattan Bank in connection with the Onyx Acceptance Owners Trust 1998-A. (11)

  10.83 Form of Sale and Servicing Agreement between Onyx Acceptance Corporation, Onyx Acceptance Financial Corporation, and Chase Manhattan Bank in connection with the Onyx Acceptance Owners Trust 1998-B. (11)

  10.84 Form of Sale and Servicing Agreement between Onyx Acceptance Corporation, Onyx Acceptance Financial Corporation and Chase Manhattan Bank in connection with the Onyx Acceptance Owners Trust 1998-C. (11)

  10.85 Amendment Number One dated December 22, 1998 to Amended and Restated Onyx Warehouse Facility and Assignment and Assumption Agreement.
            (12)

  10.86 Amendment No. 2 to the Amended and Restated Onyx Warehouse Facility effective as of March 30, 1999 by and among Onyx Acceptance Corporation, Onyx Acceptance Financial Corporation, Triple-A One Funding Corporation, Capital Markets Assurance Corporation, CapMAC Financial Services, Inc. and MBIA Insurance Corporation. (13)

  10.87 Sale and Servicing Agreement between Onyx Acceptance Corporation as Seller and Servicer and Onyx Acceptance Receivables Corporation, as Purchaser, dated August 9, 1999. (15)

  10.88 Security Agreement between Onyx Acceptance Receivables Corporation and The Chase Manhattan Bank as Funding Agent, dated August 9, 1999.
            (15)

  10.89 Subordinated Security Agreement between Onyx Acceptance Receivables Corporation, and Onyx Acceptance Corporation, dated August 9, 1999.
            (15)

  10.90 Asset Purchase Agreement between Park Avenue Receivables Corporation and The Chase Manhattan Bank and Onyx Acceptance Receivables Corporation, dated August 9, 1999. (15)

  10.91 Funding Agreement between Onyx Acceptance Receivables Corporation and Park Avenue Receivables Corporation and The Chase Manhattan Bank, dated August 9, 1999. (15)

  10.92 Form of Sale and Servicing Agreement between Onyx Acceptance Corporation, Onyx Acceptance Financial Corporation and Chase Manhattan Bank in connection with the Onyx Acceptance Owners Trust 1999-A. (16)

  10.93 Form of Sale and Servicing Agreement between Onyx Acceptance Corporation, Onyx Acceptance Financial Corporation and Chase Manhattan Bank in connection with the Onyx Acceptance Owners Trust 1999-B. (17)

  10.94 Form of Sale and Servicing Agreement between Onyx Acceptance Corporation, Onyx Acceptance Financial Corporation and Chase Manhattan Bank in connection with the Onyx Acceptance Owners Trust 1999-C. (18)

  10.95 Form of Sale and Servicing Agreement between Onyx Acceptance Corporation, Onyx Acceptance Financial Corporation and Chase Manhattan Bank in connection with the Onyx Acceptance Owners Trust 1999-D. (19)

  10.96 Consent and Amendment Agreement between and among Onyx Acceptance Corporation and State Street Bank and Trust Company, BankBoston and the Travelers Insurance Company. #

 EXHIBIT
 NUMBER                             DESCRIPTION
 -------                            -----------

  12.1      Computation of ratio of earnings to fixed charges.*

  12.2      Computation of ratio of EBITDA to cash interest expenses.*

  21.1      Subsidiaries of the Registrant (15)

  23.1      Consent of Independent Accountants*

  24.1      Power of Attorney (Included on Page II-12)

  25.1      Statement of eligibility of Trustee*

  27.1      Financial Data Schedule*

 ---------------
 *   Filed herewith

 #   To be filed by amendment.

(1) Incorporated by reference from the Company's Registration Statement on Form S-1 (Registration No. 333-00680).

(2) Incorporated by reference from Onyx Acceptance Financial Corporation's Registration Statement on Form S-1 (Registration No. 333-22301).

(3) Incorporated by reference from the Company's Current Report on Form 8-K dated July 8, 1997. (File No. 000-28050)

(4) Incorporated by reference from Onyx Acceptance Financial Corporation's registration Statement on Form S-1 (Registration No. 333-28893).

(5) Incorporated by reference from Onyx Acceptance Financial Corporation's Registration Statement on Form S-1 (Registration No. 333-33471).

(6) Incorporated by reference from Onyx Acceptance Financial Corporation's Registration Statement on Form S-1 (Registration No. 333-40089 ).

(7) Incorporated by reference from the Company's Form 10-Q for quarterly period ended March 31, 1998. (File No. 000-28050).

(8) Incorporated by reference from the Company's Form 10-Q for quarterly period ended June 30, 1998. (File No. 000-28050).

(9) Incorporated by reference from the Company's Form 10-Q for quarterly period ended September 30, 1998. (File No. 000-28050).

(10) Incorporated by reference from Onyx Acceptance Financial Corporation's Registration Statement on Form S-3 (Registration No. 333-46359).

(11) Incorporated by reference from Onyx Acceptance Financial Corporation's Registration Statement on Form S-3 (Registration No. 333-51239).

(12) Incorporated by reference from the Company's Form 10-K for the year ended December 31, 1998. (File No. 000-28050).

(13) Incorporated by reference from the Company's Form 10-Q for quarterly period ended March 31, 1999. (File No. 000-28050).

(14) Incorporated by reference from the Company's Form 10-Q quarterly period ended June 30, 1999. (File No. 000-28050).

(15) Incorporated by reference from the Company's Form 10-Q quarterly period ended September 30, 1999. (File No. 000-28050).

(16) Incorporated by reference from Onyx Acceptance Financial Corporation's Current Report on Form 8-K dated March 11, 1999. (File No. 333-28893).

(17) Incorporated by reference from Onyx Acceptance Financial Corporation's Current Report on Form 8-K dated May 28, 1999. (File No. 333-28893).

(18) Incorporated by reference from Onyx Acceptance Financial Corporation's Current Report on Form 8-K dated September 14, 1999. (File No. 333-28893).

(19) Incorporated by reference from Onyx Acceptance Financial Corporation's Current Report on Form 8-K dated November 12, 1999. (File No. 333-28893).

ITEM 17. UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Securities Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Foothill Ranch, State of California, on December 10, 1999.

                                          ONYX ACCEPTANCE CORPORATION


                                          By: /s/ John W. Hall
                                              ------------------------------
                                              John W. Hall
                                              Director, President and
                                              Chief Executive Officer


                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints John W. Hall and Don P. Duffy, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statements filed by the Registrant pursuant to Rule 462(b) of the Securities Act of 1933, which relates to this Registration Statement, and to file same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or their substitutes, may lawfully do or cause to be done by virtue hereof.

     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED BELOW.


     SIGNATURE                                  TITLE                             DATE
     ---------                                  -----                             ----

/s/ John W. Hall                  President, Chief Executive Officer and      December 10, 1999
----------------------            Director (Principal Executive Officer)
John W. Hall


/s/ Don P. Duffy                  Executive Vice President, Chief Financial   December 10, 1999
----------------------            Officer and Director (Principal Financial
Don P. Duffy                      and Accounting Officer)


/s/ Thomas C. Stickel             Chairman of the Board                       December 10, 1999
----------------------
Thomas C. Stickel


/s/ Bruce R. Hallett              Director                                    December 10, 1999
----------------------
Bruce R. Hallett


/s/ G. Bradford Jones             Director                                    December 10, 1999
-----------------------
G. Bradford Jones


/s/ C. Thomas Meyers              Director                                    December 10, 1999
-----------------------
C. Thomas Meyers

                                INDEX TO EXHIBITS

 EXHIBIT
 NUMBER                           DESCRIPTION
 -------                          -----------

   1.1      Form of Underwriting Agreement*

   3.1      Certificate of Incorporation of the Company (1)

   3.2      Bylaws of the Company (1)

   4.1 Rights Agreement dated as of July 8, 1997, between the Company and American Stock Transfer and Trust Company, as Rights Agent (which includes the form of Certificate of Designation for the Series A Participating Preferred Stock and the form of Rights Certificate of the Company (3)

   4.2 Form of Indenture between Onyx Acceptance Corporation and Bankers Trust Company.*

   4.3 Form of Notes (included in Article Two of the Form of Indenture attached as Exhibit 4.2).

   5.1      Opinion of Andrews & Kurth L.L.P.*

  10.1      Form of Indemnification Agreement of the Company. (1)

  10.2      Second Amended and Restated 1994 Stock Option Plan. (1)

  10.3 Form of Notice of Grant of Stock Option under Second Amended and Restated 1994 Stock Option Plan. (1)

  10.4 Form of Stock Option Agreement under Second Amended and Restated 1994 Option Plan. (1)

  10.5 Form of Stock Purchase Agreement under Second Amended and Restated 1994 Stock Option Plan. (1)

  10.6      1994 Special Performance Option Grant Plan. (1)

  10.7 Form of Notice of Grant of Stock Option under 1994 Special Performance Option Grant Plan. (1)

  10.8 Form of Stock Option Agreement under 1994 Special Performance Option Grant Plan. (1)

  10.9 Form of Stock Purchase Agreement under 1994 Special Performance Option Grant Plan. (1)

  10.10 Third Amendment to Amended and Restated Investors' Rights Agreement between and among Onyx Acceptance Corporation and the Investors identified therein dated as of November 27, 1995. (1)

  10.11 Senior Subordinated Note and Warrant Purchase Agreement between and among Onyx Acceptance Corporation, Capital Resource Lenders II, L.P. and Dominion Fund III, L.P., dated as of November 17, 1994. (1)

  10.12 Warrant to purchase Common Stock in favor of Capital Resource Lenders II, L.P. from Onyx Acceptance Corporation dated as of November 17, 1994. (1)

  10.13 Warrant to purchase Common Stock in favor of Dominion Fund III, L.P. from Onyx Acceptance Corporation dated as of November 17, 1994. (1)

  10.14 Amended and Restated Co-Sale and First Refusal Agreement between and among Onyx Acceptance Corporation and the Shareholders identified therein dated as of November 17, 1994. (1)

  10.15 Amended and Restated Investors' Rights Agreement between and among Onyx Acceptance Corporation, the Investors and the Management Holders identified therein dated as of November 17, 1994. (1)

  10.16 Amended and Restated Voting Agreement between and among Onyx Acceptance Corporation and the Shareholders identified therein dated as of November 17, 1994. (1)

 EXHIBIT
 NUMBER                           DESCRIPTION
 --------                         -----------

  10.17 Triple-A One Funding Corporation Note in favor of Onyx Acceptance Financial Corporation from Triple-A One Funding Corporation dated as of September 12, 1994. (1)

  10.18 Seller Note in favor of Onyx Acceptance Corporation from Onyx Acceptance Financial Corporation dated September 12, 1994. (1)

  10.19 Subordinated Note in favor of Onyx Acceptance Corporation from Onyx Acceptance Financial Corporation dated September 12, 1994. (1)

  10.20 Sublease and Administrative Services Agreement between Onyx Acceptance Corporation and Onyx Acceptance Financial Corporation dated as of September 8, 1994. (1)

  10.21 Tax Allocation Agreement between Onyx Acceptance Corporation and Onyx Acceptance Financial Corporation dated as of September 1, 1994.
            (1)

  10.22 Corporate Separateness Agreement between Onyx Acceptance Corporation and Onyx Acceptance Financial Corporation dated September 8, 1994.
            (1)

  10.23 Amendment Number One to Security Agreement, Subordinated Security Agreement, Sale and Servicing Agreement and Definitions List between and among Onyx Acceptance Financial Corporation, Onyx Acceptance Corporation, Triple-A One Funding Corporation and Capital Markets Assurance Corporation dated March 1, 1995. (1)

  10.24 First Amendment to Amended and Restated Investors' Rights Agreement between and among Onyx Acceptance Corporation and certain Investors identified therein dated as of December 15, 1994.(1)

  10.25 Master Lease Agreement between Onyx Acceptance Corporation and Comdisco, Inc. dated January 7, 1994. (1)

  10.26 Warrant to purchase Series A Preferred Stock in favor of Comdisco, Inc. from Onyx Acceptance Corporation dated as of January 7, 1994.
            (1)

  10.27 Warrant to purchase Common Stock in favor of Lighthouse Capital Partners from Onyx Acceptance Corporation dated November 3, 1995.
            (1)

  10.28 Master Lease Agreement between Lighthouse Capital Partners and Onyx Acceptance Corporation dated November 3, 1995. (1)

  10.29 Second Amendment to Amended and Restated Investors' Rights Agreement between and among Onyx Acceptance Corporation and the Investors identified therein dated as of November 3, 1995. (1)

  10.30 Agreement for On-Line Services between On-Line Computer Systems, Inc. and Onyx Acceptance Corporation dated as of November 19, 1993.
            (1)

  10.31 Agreement for On-Line Service between On-Line Computer Systems, Inc. and Onyx Acceptance Financial Corporation dated as of September 7, 1994. (1)

  10.32 Option Agreement between Onyx Acceptance Corporation and John W. Hall dated as of December 20, 1994. (1)

  10.33 Promissory Note in favor of Onyx Acceptance Corporation from John Hall dated as of December 20, 1994. (1)

  10.34 Option Agreement between Onyx Acceptance Corporation and Brian MacInnis dated as of December 20, 1994. (1)

  10.35 Promissory Note in favor of Onyx Acceptance Corporation from Brian MacInnis dated as of December 20, 1994. (1)

 EXHIBIT
 NUMBER                           DESCRIPTION
 --------                         -----------

  10.36 Stock Purchase Agreement between and among Brian MacInnis and certain Investors identified therein dated as of June 7, 1995. (1)

  10.37 Stock Purchase Agreement between and among John W. Hall and certain Investors identified therein dated as of June 7, 1995. (1)

  10.38 Sublease Agreement between Onyx Acceptance Corporation and AT&T Resource Management Corporation dated as of August 31, 1993. (1)

  10.39 Office Space Lease (Master Lease) between and among The Irvine Company and American Telephone and Telegraph Company dated as of April 29, 1987. (1)

  10.40 First Amendment to Sublease between and among AT&T Resource Management Corporation and Onyx Acceptance Corporation dated as of September 1, 1993. (1)

  10.41     Onyx Acceptance Corporation 401(k) Plan dated January 1, 1994. (1)

  10.42 Pooling and Servicing Agreement between Onyx Acceptance Financial Corporation, Onyx Acceptance Corporation and Bankers Trust Company dated as of January 1, 1996. (1)

  10.43 Underwriting Agreement between Onyx Acceptance Financial Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated dated January 31, 1996. (1)

  10.44 Indemnification Agreement by and among Capital Markets Assurance Corporation, Onyx Acceptance Corporation, Onyx Acceptance Financial Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated dated January 31, 1996. (1)

  10.45 Indemnification Agreement by and between Onyx Acceptance Corporation and Merrill Lynch, Pierce, Fenner

  10.46 Subordination and Intercreditor Agreement by and among State Street Bank and Trust Company, The First National Bank of Boston, Capital Resource Lenders II, L.P., Dominion Fund III and Onyx Acceptance Corporation dated as of January 31, 1996. (1)

  10.47 1996-1 Spread Account Trust Agreement between Onyx Acceptance Financial Corporation and Bankers Trust (Delaware) dated as of February 6, 1996. (1)

  10.48 Form of Dealer Agreement Non-Recourse (U) between Dealership and Onyx Acceptance Corporation. (1)

  10.49 Form of Dealer Agreement Non-Recourse (N) between Dealership and Onyx Acceptance Corporation. (1)

  10.50     1996 Stock Option/Stock Issuance Plan. (1)

  10.51 1996-2 Pooling and Servicing Agreement between Onyx Acceptance Financial Corporation, Onyx Acceptance Corporation and Bankers Trust Company of New York dated May 17, 1996. (1)

  10.52 1996-2 Spread Account Trust Agreement between Onyx Acceptance Financial Corporation and Bankers Trust (Delaware) dated as of May 17, 1996. (1)

  10.53 Underwriting Agreement between Onyx Acceptance Financial Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated May 10, 1996. (1)

  10.54 1996-3 Pooling and Servicing Agreement between Onyx Acceptance Financial Corporation, Onyx Acceptance Corporation and Bankers Trust Company of New York dated September 17, 1996. (1)

  10.55 1996-3 Spread Account Trust Agreement between Onyx Acceptance Financial Corporation and Bankers Trust (Delaware) dated as of September 17, 1996. (1)

 EXHIBIT
 NUMBER                           DESCRIPTION
 -------                          -----------

  10.56 Underwriting Agreement between Onyx Acceptance Financial Corporation and Merrill Lynch, Pierce, Fenner & Smith Incorporated, dated September 13, 1996. (1)

  10.57 Form of Pooling and Servicing Agreement between Onyx Acceptance Financial Corporation, Onyx Acceptance Corporation and Bankers Trust Company in connection with 1997-1 Grantor Trust. (2)

  10.58 Form of Underwriting Agreement between Onyx Acceptance Financial Corporation and Merrill Lynch, Pierce, Fenner and Smith Incorporated in connection with 1997-1 Grantor Trust. (2)

  10.59 Form of Pooling and Servicing Agreement between Onyx Acceptance Financial Corporation, Onyx Acceptance Corporation, and Bankers Trust Company in connection with 1997-2 Grantor Trust. (4)

  10.60 Form of Underwriting Agreement between Onyx Acceptance Financial Corporation, Merrill Lynch, Pierce, Fenner and Smith Incorporated in connection with 1997-2 Grantor Trust. (4)

  10.61 Form of Pooling and Servicing Agreement between Onyx Acceptance Financial Corporation, Onyx Acceptance Corporation and Bankers Trust Company in connection with 1997-3 Grantor Trust. (5)

  10.62 Form of Underwriting Agreement between Onyx Acceptance Financial Corporation and Merrill Lynch, Pierce, Fenner and Smith Incorporated in connection with 1997-3 Grantor Trust. (5)

  10.63 1997-4 Spread Account Trust Agreement between Onyx Acceptance Financial Corporation and Bankers Trust (Delaware) dated as of December 12, 1997. (6)

  10.64 Form of Pooling and Servicing Agreement between Onyx Acceptance Financial Corporation, Onyx Acceptance Corporation and Bankers Trust Company in connection with 1997-4 Onyx Acceptance Grantor Trust. (6)

  10.65 Form of Underwriting Agreement between Onyx Acceptance Financial Corporation, Onyx Acceptance Corporation and Merrill Lynch & Co. in connection with 1997-4 Onyx Acceptance Grantor Trust. (6)

  10.66 Term Loan Agreement by and between Bay View Capital Corporation and Onyx Acceptance Corporation dated 6 February 24, 1998. (7)

  10.67 Master Repurchase Agreement Annex by and between Merrill Lynch Mortgage Capital Inc. and Onyx Acceptance Financial Corporation dated February 4, 1998. (7)

  10.68 Master Assignment Agreement by and between Merrill Lynch Mortgage Capital Inc. and Onyx Acceptance Financial Corporation dated February 4, 1998. (7)

  10.69 Second Amendment to Master Assignment Agreement between Onyx Acceptance funding Corporation and Merrill Lynch Mortgage Capital Inc. dated July 7, 1999. (15)

  10.70 Amended and Restated Residual Interest in Securitized Assets Revolving Credit Agreement dated June 12, 1998 by and among Onyx Acceptance Corporation, State Street Bank and Trust Company, BankBoston and The Travelers Insurance Company. (8)

  10.71 Second Amendment to Loan Agreement and Pledge and Security Agreement by and among Onyx Acceptance Corporation, State Street Bank and Trust Company, BankBoston and The Travelers Insurance Company dated August 9, 1999. (15)

  10.72 Amended and Restated Pledge and Security Agreement dated June 12, 1998 by and among Onyx Acceptance Corporation, State Street Bank and Trust Company, Bank Boston and The Travelers Insurance Company. (8)

  10.73 First Amendment to Loan Agreement and Confirmation of Pledge and Security Agreement dated June 29, 1999. (14)

 EXHIBIT
 NUMBER                           DESCRIPTION
 -------                          -----------

  10.74 Amended and Restated Sale and Servicing Agreement between Onyx Acceptance Corporation and Onyx Acceptance Financial Corporation dated as of September 4, 1998. (9)

  10.75 Amended and Restated Triple-A One Funding Corporation Credit Agreement between and among Onyx Acceptance Financial Corporation, Triple-A One Funding Corporation, CapMAC Financial Services, Inc. and Capital Markets Assurance Corporation dates as of September 4, 1998. (9)

  10.76 Amended and Restated Triple-A One Funding Corporation Security Agreement between and among Onyx Acceptance Financial Corporation, Triple-A One Funding Corporation and Capital Markets Assurance Corporation dates as of September 4, 1998. (9)

  10.77 Amended and Restated Subordinated Security Agreement between Onyx Acceptance Corporation and Onyx Acceptance Financial Corporation dated as of September 4, 1998. (9)

  10.78 Amended and Restated Insurance and Indemnity Agreement between and among Onyx Acceptance Corporation, Capital Markets Assurance Corporation, Onyx Acceptance Financial Corporation and Triple-A One Funding Corporation dated as of September 4, 1998. (9)

  10.79 Master Loan Agreement between Onyx Acceptance Financial Corporation and Salomon Brothers Realty Corp. dated September 3, 1998. (9)

  10.80 Form of Pooling and Servicing Agreement between Onyx Acceptance Corporation, Onyx Acceptance Financial Corporation, and Bankers Trust Company in connection with the 1998-1 Onyx Acceptance Grantor Trust. (10)

  10.81 Form of Underwriting Agreement between Onyx Acceptance Financial Corporation, Onyx Acceptance Corporation and Merrill Lynch & Co. in connection with the 1998-1 Onyx Acceptance Grantor Trust. (10)

  10.82 Form of Sale and Servicing Agreement between Onyx Acceptance Corporation, Onyx Acceptance Financial Corporation, and Chase Manhattan Bank in connection with the Onyx Acceptance Owners Trust 1998-A. (11)

  10.83 Form of Sale and Servicing Agreement between Onyx Acceptance Corporation, Onyx Acceptance Financial Corporation, and Chase Manhattan Bank in connection with the Onyx Acceptance Owners Trust 1998-B. (11)

  10.84 Form of Sale and Servicing Agreement between Onyx Acceptance Corporation, Onyx Acceptance Financial Corporation and Chase Manhattan Bank in connection with the Onyx Acceptance Owners Trust 1998-C. (11)

  10.85 Amendment Number One dated December 22, 1998 to Amended and Restated Onyx Warehouse Facility and Assignment and Assumption Agreement.
            (12)

  10.86 Amendment No. 2 to the Amended and Restated Onyx Warehouse Facility effective as of March 30, 1999 by and among Onyx Acceptance Corporation, Onyx Acceptance Financial Corporation, Triple-A One Funding Corporation, Capital Markets Assurance Corporation, CapMAC Financial Services, Inc. and MBIA Insurance Corporation. (13)

  10.87 Sale and Servicing Agreement between Onyx Acceptance Corporation as Seller and Servicer and Onyx Acceptance Receivables Corporation, as Purchaser, dated August 9, 1999. (15)

  10.88 Security Agreement between Onyx Acceptance Receivables Corporation and The Chase Manhattan Bank as Funding Agent, dated August 9, 1999.
            (15)

  10.89 Subordinated Security Agreement between Onyx Acceptance Receivables Corporation, and Onyx Acceptance Corporation, dated August 9, 1999.
            (15)

 EXHIBIT
 NUMBER                           DESCRIPTION
 -------                          -----------

  10.90 Asset Purchase Agreement between Park Avenue Receivables Corporation and The Chase Manhattan Bank and Onyx Acceptance Receivables Corporation, dated August 9, 1999. (15)

  10.91 Funding Agreement between Onyx Acceptance Receivables Corporation and Park Avenue Receivables Corporation and The Chase Manhattan Bank, dated August 9, 1999. (15)

  10.92 Form of Sale and Servicing Agreement between Onyx Acceptance Corporation, Onyx Acceptance Financial Corporation and Chase Manhattan Bank in connection with the Onyx Acceptance Owners Trust 1999-A. (16)

  10.93 Form of Sale and Servicing Agreement between Onyx Acceptance Corporation, Onyx Acceptance Financial Corporation and Chase Manhattan Bank in connection with the Onyx Acceptance Owners Trust 1999-B. (17)

  10.94 Form of Sale and Servicing Agreement between Onyx Acceptance Corporation, Onyx Acceptance Financial Corporation and Chase Manhattan Bank in connection with the Onyx Acceptance Owners Trust 1999-C. (18)

  10.95 Form of Sale and Servicing Agreement between Onyx Acceptance Corporation, Onyx Acceptance Financial Corporation and Chase Manhattan Bank in connection with the Onyx Acceptance Owners Trust 1999-D. (19)

  10.96 Consent and Amendment Agreement between and among Onyx Acceptance Corporation and State Street Bank and Trust Company, BankBoston and the Travelers Insurance Company. #

  12.1      Computation of ratio of earnings to fixed charges.*

  12.2      Computation of ratio of EBITDA to cash interest expenses.*

  21.1      Subsidiaries of the Registrant (15)

  23.1      Consent of Independent Accountants*

  24.1      Power of Attorney (Included on Page II-12)

  25.1      Statement of eligibility of Trustee*

  27.1      Financial Data Schedule*

 ---------------
 *   Filed herewith
 #   To be filed by amendment.

(1) Incorporated by reference from the Company's Registration Statement on Form S-1 (Registration No. 333-00680).

(2) Incorporated by reference from Onyx Acceptance Financial Corporation's Registration Statement on Form S-1 (Registration No. 333-22301).

(3) Incorporated by reference from the Company's Current Report on Form 8-K dated July 8, 1997. (File No. 000-28050)

(4) Incorporated by reference from Onyx Acceptance Financial Corporation's registration Statement on Form S-1 (Registration No. 333-28893).

(5) Incorporated by reference from Onyx Acceptance Financial Corporation's Registration Statement on Form S-1 (Registration No. 333-33471).

(6) Incorporated by reference from Onyx Acceptance Financial Corporation's Registration Statement on Form S-1 (Registration No. 333-40089 ).

(7) Incorporated by reference from the Company's Form 10-Q for quarterly period ended March 31, 1998. (File No. 000-28050).

(8) Incorporated by reference from the Company's Form 10-Q for quarterly period ended June 30, 1998. (File No. 000-28050).

(9) Incorporated by reference from the Company's Form 10-Q for quarterly period ended September 30, 1998. (File No. 000-28050).

(10) Incorporated by reference from Onyx Acceptance Financial Corporation's Registration Statement on Form S-3 (Registration No. 333-46359).

(11) Incorporated by reference from Onyx Acceptance Financial Corporation's Registration Statement on Form S-3 (Registration No. 333-51239).

(12) Incorporated by reference from the Company's Form 10-K for the year ended December 31, 1998. (File No. 000-28050).

(13) Incorporated by reference from the Company's Form 10-Q for quarterly period ended March 31, 1999. (File No. 000-28050).

(14) Incorporated by reference from the Company's Form 10-Q quarterly period ended June 30, 1999. (File No. 000-28050).

(15) Incorporated by reference from the Company's Form 10-Q quarterly period ended September 30, 1999. (File No. 000-28050).

(16) Incorporated by reference from Onyx Acceptance Financial Corporation's Current Report on Form 8-K dated March 11, 1999. (File No. 333-28893).

(17) Incorporated by reference from Onyx Acceptance Financial Corporation's Current Report on Form 8-K dated May 28, 1999. (File No. 333-28893).

(18) Incorporated by reference from Onyx Acceptance Financial Corporation's Current Report on Form 8-K dated September 14, 1999. (File No. 333-28893).

(19) Incorporated by reference from Onyx Acceptance Financial Corporation's Current Report on Form 8-K dated November 12, 1999. (File No. 333-28893).